As filed with the Securities and Exchange Commission on January 13, 2015

Registration No. 333-194687

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENSPERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-0438951
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2511 N Loop 1604 W, Suite 204

San Antonio, TX 78258

(210) 479-8112

FAX (210) 479-8113

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Agent for Service:

National Corporate Research

800 Brazos St., Suite 400

Austin, TX 78701

800-345-4647

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Raul Silvestre, Esq.

Silvestre Law Group, P.C.

31200 Via Colinas Suite 200

Westlake Village, CA 91362

Telephone: (818) 597-7552

Facsimile: (805) 553-9783

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.        ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.         ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.         ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the registration statement on Form S-1 (File No. 333-194687) which was declared effective by the SEC on May 23, 2014 (the “Registration Statement”), is being filed to update and supplement the information contained in the Registration Statement, to include the information contained in the Company’s: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2013 which was filed with the SEC on March 3, 2014, and (ii) Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2014 which was filed with the SEC on November 7, 2014.

Additionally, we are supplementing and updating the information with regard to: (a) the termination dates of our Series B and C Warrants (as defined in the prospectus), and (b) the “Plan of Distribution.” The expiration date of the Series B and C Warrants has been extended until December 31, 2015. Moreover, we are also updating the “Plan of Distribution” section.

The information included in this filing updates and supplements the Registration Statement and the prospectus contained therein.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 13, 2015

PRELIMINARY PROSPECTUS

Up to 10,409,905 shares of Common Stock

issuable upon the exercise of

2,081,983 Series A Common Stock Purchase Warrants,

4,163,961 Series B Common Stock Purchase Warrants, and

4,163,961 Series C Common Stock Purchase Warrants

This prospectus covers the sale and issuance of up to 10,409,905 shares of our common stock (“Shares”) to holder of our outstanding warrants, upon the exercise of such warrants. The warrants were issued on June 3, 2014 in a registered offering of our securities (“Original Offering”). The warrants consist of: (i) 2,081,983 Series A common stock purchase warrant, (ii) 4,163,961 Series B common stock purchase warrant and (ii) 4,163,961 Series C common stock purchase warrant. Each Series A warrant has an exercise price of $1.15 per share and will expire on June 3, 2019. Each Series B and Series C warrant has an exercise price of $0.85 per share and will expire on December 31, 2015 (collectively, the Series A, B and C warrants are referred to as a “Warrant” or the “Warrants”). To the extent the Warrants are exercised for cash, we will receive cash proceeds of up to approximately $9,473,014.

Our common stock is listed on The OTCQB Tier of the Over-The-Counter Markets Group under the symbol “GNSZ.” On January 9, 2015, the last reported sale price of our common stock OTCQB was $0.70 per share. There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any securities exchange.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 4 of this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [*],

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not, and the placement agents have not, authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

For investors outside the United States: Neither we nor any of the placement agents have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the placement agents have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety by reference to the more detailed information and financial statements in this prospectus and related notes included elsewhere herein. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the section entitled “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. Since this is only a summary, it does not contain all of the information that may be important in making your investment decision. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 4 of this prospectus.

As used in this prospectus, unless context otherwise requires, the words “we,” “us,” “our,” the “Company” and “GenSpera” refer to GenSpera, Inc.  Also, any reference to “common stock” or “common shares” refers to our common stock, $0.0001 par value per share.

Our Company

We are an early-stage, pre-revenue, pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including liver, brain, prostate, renal and other cancers. A prodrug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor. Our technology platform combines a powerful, plant-derived cytotoxin with a patented prodrug delivery system that targets the release of the drug within the tumor. We believe that if successfully developed, our cancer prodrug therapies have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those associated with current chemotherapy treatments. Our lead drug candidate, mipsagargin, is currently in Phase II clinical trials.

Clinical Trial Programs

We intend to conduct several Phase II clinical trials to determine the therapeutic efficacy of mipsagargin in cancer patients. We anticipate that mipsagargin will be therapeutically effective in a wide range of solid tumor types and have chosen to first evaluate the drug in liver cancer, glioblastoma, prostate cancer and renal cell carcinoma. We believe this strategy will validate mipsagargin as a platform technology over multiple indications while at the same time diversifying the risk associated with any individual indication.

Development Plan

Our current product development plan for mipsagargin contemplates the following major initiatives:

•	Evaluate the data from our Phase II clinical trials in patients with liver cancer.

•	Preparation for our next clinical study in patients with liver cancer.

•	Continue enrollment in our Phase II clinical trial in patients with glioblastoma (a form of brain cancer), conducted at the University of California San Diego Moores Cancer Center, and expected to enroll up to 34 patients. To date, we have enrolled nine patients.

•	Initiation of a Phase II clinical study in patients with prostate cancer via a collaborative agreement with a single site in the U.S.

•	Initiation of a Phase II clinical study in patients with renal cell carcinoma via a collaborative agreement with a single site in the U.S.

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MIPSAGARGIN

CLINICAL DEVELOPMENT PROGRAM

Indication	Status

Solid Tumors	Completed Phase Ia/b safety, tolerability and dosing refinement study. Closed to further enrollment.

Hepatocellular Carcinoma (liver cancer)	Closed enrollment of Phase II clinical trial in patients with liver cancer. We anticipate releasing the result of the trial during January of 2015. This trial was conducted at multiple sites in the United States.

Glioblastoma (brain cancer)	The Phase II trial is ongoing with nine patients treated to date. This trial is being conducted at the University of California San Diego Moores Cancer Center.

Prostate Cancer	Anticipate enrolling the first patient in a Phase II trial in the first quarter of 2015. This trial will be conducted via a collaborative agreement at the University of Texas Health Science Center in Houston.

Renal Cell Carcinoma	Anticipate commencing a Phase II trial in the third quarter of 2015. This trial will be conducted via a collaborative agreement at the University of Texas Health Science Center in Houston.

Corporate Information

We were incorporated in the state of Delaware in 2003. Our principal executive offices are located at  2511 N Loop 1604 W, Suite 204, San Antonio, Texas, 78258, telephone number 210-479-8112.  We maintain a website at www.genspera.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site into this prospectus.

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The Offering

Securities offered	Up to 10,409,905 shares of common stock issuable upon exercise of the Warrants.

Use of proceeds	We intend to use the net proceeds for the clinical development of mipsagargin and general corporate purposes. See the “Use of Proceeds” section of this prospectus on page 15.

Common stock outstanding before this offering(1)	33,181,197 shares.

Common stock to be outstanding after this offering(1)	43,591,102 shares assuming the exercise of all the Warrants.

Description of the warrants

The Series A warrants will be exercisable at any time until June 3, 2019 at an exercise price of $1.15 per share.

The Series B warrants will be exercisable at any time until December 31, 2015 at an exercise price of $0.85 per share.

The Series C warrants will be exercisable at any time until December 31, 2015 at an exercise price of $0.85 per share.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 4 for a discussion of factors you should consider carefully before deciding whether to purchase our securities.

OTCQB Trading Symbol	GNSZ

(1)	The number of shares of our common stock outstanding immediately before and after this offering is based on 33,181,197 shares outstanding as of December 31, 2014, plus the following:

•	10,409,905 shares of common stock issuable upon the exercise of the Series A, B and C warrants.

and excludes the following:

•	28,853,362 shares of common stock issuable upon the exercise, or conversion as applicable, of outstanding options (including those issued under our equity compensation plans), warrants and convertible securities having exercise or conversion prices, as applicable, ranging from $0.50 to $3.50 per share and a weighted average exercise or conversion price of $1.61 per share; and

•	31,998,267 shares reserved for future issuances and grants pursuant to our equity incentive plans as of December 31, 2014.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, including our financial statements and related notes, before purchasing our common stock. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all such factors.

If any of the following events were to occur, our business, financial condition and results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose your entire investment.

Risks Related to our Financial Position and Need to Raise Additional Capital

We may not be able to continue as a going concern if we do not obtain additional financing by June 2015.

Our cash and cash equivalents balance at September 30, 2014 was $3.6 million. Based on our current expected level of operating expenditures, we expect to be able to fund our operations for the next nine to twelve months from that date. Our ability to continue as a going concern is wholly dependent upon obtaining sufficient financing to fund our operations. We have no committed sources of additional capital and our access to capital funding is always uncertain. Accordingly, despite our ability to secure capital in the past, there is no assurance that additional equity or debt financing will be available to us when needed. In the event that we are not able to secure financing, we may be forced to curtail operations, delay or stop ongoing clinical trials, cease operations altogether or file for bankruptcy.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditors’ report on our December 31, 2013 financial statements expressed an opinion that our capital resources as of the date of their Audit Report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Although in June 2014 we were able to raise approximately $4.1 million through the sale of our securities, our current cash level still raises substantial doubt about our ability to continue as a going concern past June 2015. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

Risks Relating to Our Stage of Development and Business

We are an early-stage company, have no product revenues, are not profitable and may never be profitable.

From inception through September 30, 2014, we have raised approximately $29.2 million through the sale of our securities. During this same period, we have recorded an accumulated deficit of approximately $37.7 million. Our net losses for the two most recent fiscal years ended December 31, 2013 and 2012 and for the nine months ended September 30, 2014, were $5.3 million, $6.9 million and $5.3 million, respectively. None of our products in development have received approval from the United States Food and Drug Administration or FDA, or other regulatory authorities; we have no sales and have never generated product revenues nor do we expect to for the foreseeable future. Currently, our only product candidate in development is mipsagargin, which is being tested in Phase II clinical trials. We expect to incur significant operating losses for the foreseeable future as we continue the research and clinical development of our product candidates. Accordingly, we will need additional capital to fund our continuing operations. Since we do not generate any revenue, the most likely sources of such additional capital includes the sale of our securities, a strategic licensing or collaboration transaction involving the rights to one or more of our product candidates, or from grants. To the extent that we raise additional capital by issuing equity securities, our stockholders are likely to experience dilution with regard to their percentage ownership of the company, which may be significant. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some or all the rights to our technologies, product candidates, or grant licenses on terms that are not favorable to us. If we raise additional capital by incurring debt, we could incur significant interest expense and become subject to covenants that could affect the manner in which we conduct our business, including securing such debt obligations with our assets.

All of our product candidates are at an early stage of development and we may never succeed in developing and/or commercializing them. If we are unable to commercialize mipsagargin or any of our other current or future product candidates, or if we experience significant delays in doing so, our business may fail.

Our product candidates are at various stages of early development and significant financial resources are required to develop commercially viable products and obtain regulatory approval to market and sell such products. To date, we have dedicated substantially all of our efforts and financial resources to the development of mipsagargin and depend heavily on its success. We will need to devote significantly more research and development efforts, financial resources and personnel to develop commercially viable products and obtain regulatory approvals. We may encounter hurdles and unexpected issues as we proceed in the development of mipsagargin and our other product candidates. Although initial data from our clinical trials appear promising, the outcome of the trials is uncertain and these trials or future trials may ultimately be unsuccessful. If we fail to develop and successfully commercialize our product candidates, our business may be materially harmed and could fail.

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We have only two full-time employees, a limited operating history, and may not be able to effectively operate our business.

Our limited staff and operating history means that there is a high degree of uncertainty regarding our ability to:

•	develop and commercialize our technologies and proposed products;

•	obtain regulatory approval to commence the marketing of our products;

•	identify, hire and retain any needed additional personnel in order to implement our business plan, including pre-clinical and clinical testing;

•	manage growth;

•	achieve market acceptance or insurance reimbursement for any of our proposed products, if successfully developed; or

•	respond to competition.

No assurances can be given as to exactly when, if at all, we will be able to fully develop, and take the necessary steps to derive any revenues from our proposed products candidates.

Raising capital may be difficult as a result of our history of losses and limited operating history in our current stage of development.

When making investment decisions, investors typically look at a company’s earnings and historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our history of losses and relatively limited operating history in our current stage of development makes such evaluation, as well as any estimation of our future performance, substantially more difficult. As a result, investors may be unwilling to invest in us or on terms or conditions which are acceptable. If we are unable to secure additional financing, we may need to materially scale back our business plan and/or operations or cease operations altogether.

Risks Related to Commercialization

The market for our proposed products is rapidly changing and competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change and innovation. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

As a pre-revenue company, our resources are limited and we may experience challenges inherent in the early development of novel therapeutics. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic efforts compared to our proposed products. Our competitors may develop drugs that are safer, more effective and less costly than our proposed products and, therefore, present a serious competitive threat to us.

The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medications and treatments. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of other competing drugs may limit the potential for our proposed products, even if commercialized.

Our proposed products may not be accepted by the healthcare community.

Our proposed products, if approved for marketing, may not achieve market acceptance by the healthcare community since hospitals, physicians, patients or the medical community in general may decide not to utilize them. We are attempting to develop products that are likely to be first approved for marketing as a treatment for late stage cancer where there is no truly effective standard of care. If approved for use in late stage cancer, our proposed products might then be evaluated in earlier stages where they could represent a substantial departure from established treatment methods and would most likely compete with a number of more conventional drugs and therapies which are manufactured and marketed by major pharmaceutical companies. It is too early in the development cycle of our proposed products for us to accurately predict our major competitors. The degree of market acceptance of our products, if developed, will depend on a number of factors, including but not limited to:

•	our ability to demonstrate the clinical efficacy and safety of our proposed products to the medical community;

•	our ability to create products that are superior to alternative products;

•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

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•	the reimbursement policies of government and third-party payors.

If the healthcare community does not accept our products, our business could be materially harmed.

Our potential competitors in the biotechnology and pharmaceutical industries have significantly greater resources than we have.

We compete against numerous companies, many of which have substantially greater resources than we have. Several such competitors have research programs and/or efforts to treat the same diseases we target. Companies such as Merck & Co., Inc., Ipsen, Johnson & Johnson, and Sanofi S.A., as well as others, have substantially greater financial, research, manufacturing and marketing resources than we do. As a result, such competitors may find it easier to compete in our industry and bring competing products to market.

Risks Related to the Development and Manufacturing Our Product Candidates

We intend to rely exclusively upon third-party FDA-regulated manufacturers and suppliers for our proposed products.

We currently have no internal manufacturing capability, and intend to rely exclusively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers for the foreseeable future. Because manufacturing facilities are subject to regulatory oversight and inspection, the failure of any of our third-party FDA regulated manufactures or suppliers to comply with regulatory requirements could result in material manufacturing delays and product shortages, which could delay or otherwise negatively impact our clinical trials and product development plans. Should we be forced to manufacture our proposed products, we cannot give any assurance that we would be able to develop internal manufacturing capabilities or secure third party suppliers for raw materials. In the event we seek third party suppliers or alternative manufacturers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event would materially impact our business prospects and could delay the development of our proposed products. Moreover, we cannot give any assurance that the contract manufacturers or suppliers that we select will be able to supply our products in a timely or cost effective manner or in accordance with applicable regulatory requirements or our own specifications.

We may not be able to establish or maintain the third-party relationships that are necessary to develop or potentially commercialize our product candidates.

Our business plan relies heavily on third party collaborators, partners, licensees, clinical research organizations, clinical investigators, vendors or other third parties to support our research and development efforts and to conduct clinical trials for our product candidates. We cannot guarantee that we will be able to successfully negotiate agreements for, or maintain relationships with, these third parties on commercially reasonable basis, if at all. Additionally, to commercialize our proposed products, we intend to rely on third party licensees or the outright sale of our proposed products to a major pharmaceutical partner. If we fail to establish or maintain such third-party relationships as anticipated, we could experience delays in the development or commercialization of our proposed products.

We are dependent upon third parties to develop our product candidates, and such parties are, to some extent, outside of our control.

We depend upon independent contract research organizations, investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials. These individuals and/or entities are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These third parties may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If these third parties fail to devote sufficient time and resources to our programs, or if their performance is substandard, the development of our drug candidates and corresponding FDA approval could be delayed or fail entirely.

Our business is dependent upon securing and importing sufficient quantities of seeds from the plant, Thapsia garganica, which grows in very specific locations outside of the United States.

The therapeutic component of our proposed products, including mipsagargin, is referred to as 12ADT. 12ADT is derived from the seeds of a plant referred to as Thapsia garganica, which grows along the coastal regions of the Mediterranean Sea. We currently secure the seeds from Thapsibiza, SL, a third-party supplier. There can be no assurances that Thapsia garganica will continue to grow in sufficient quantities to produce a commercial supply or that the countries from which we can secure Thapsia garganica will continue to allow the collect and/or export of such seeds. The process of importing Thapsia garganica seeds is subject to U.S. import and export laws and controls. Our supply agreement with Thapsibiza, SL (our sole supplier) expires on April 6, 2017 or April 6, 2022 if extended. In the event we are no longer able to obtain these seeds in the future, we may not be able to produce our proposed drug and our business will be adversely affected.

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We may be required to expend significant capital to locate, secure and finance land for cultivation and harvesting of Thapsia garganica.

We believe that we can satisfy our needs for the clinical development of mipsagargin, through completion of Phase III clinical studies and early commercialization, from Thapsia garganica that grows naturally in the wild. In the event mipsagargin is approved for commercial marketing and is widely adopted by the medical community, our current supply of Thapsia garganica may not be sufficient. In order to secure sufficient quantities of Thapsia garganica, we would need to secure adequate acreage of land to cultivate and grow Thapsia garganica. We have not yet fully assessed the amount of land or other costs that would be associated with a full-scale farming operation. There can be no assurances that we will be able to secure sufficient acres of land, or the capital to purchase or lease such land, to grow sufficient quantities of Thapsia garganica to manufacture mipsagargin on a commercial scale. Our inability to secure adequate seeds could adversely impact our business.

The synthesis of 12ADT must be conducted in special facilities, which limits the locations where it may be manufacture.

We are required to manufacture the 12ADT that is to be used in our clinical trials in FDA approved facilities. There are a limited number of manufacturing facilities qualified to handle and manufacture toxic therapeutic agents and compounds. This limits the potential number of manufacturing sites for our therapeutic compounds derived from Thapsia garganica. No assurances can be provided that these facilities will be available for the manufacture of our therapeutic compounds under our time schedules or within the parameters of our manufacturing budget. In the event facilities are not available for the manufacturing of our therapeutic compounds, we may not be able to complete our clinical trials and our business and future prospects would be adversely affected.

Our therapeutic compounds may not be able to be manufactured profitably on a large enough scale to support late stage clinical trials or commercialization.

To date, our therapeutics compounds have only been manufactured at a scale which is adequate to supply our research activities and early-stage clinical trials. There can be no assurance that the procedures currently used to manufacture our therapeutic compounds will work at a scale which is adequate for commercial needs. In the event our therapeutic compounds cannot be manufactured in sufficient quantities for late stage clinical trials or commercialization, our future prospects could be significantly impacted and our financial prospects would be materially harmed.

Risks Relating to our Intellectual Property

We are the subject of litigation related to our intellectual property for which the outcome is uncertain.

We instituted a declaratory judgment action in the United States District Court of Maryland on March 12, 2012. We, as the licensee, were seeking a declaratory judgment that the current named inventors on U.S. Patent Nos. 7,468,354 and 7,767,648 are the only inventors of the underlying inventions. On November 1, 2012, the defendant in the case filed a complaint in the State Circuit Court for Baltimore County, Maryland, naming GenSpera as a defendant along with Dr. Samuel Denmeade and Dr. John Isaacs (the named inventors on the ‘354 patent and the ‘648 patent). The complaint alleges certain common-law torts. On September 12, 2014, the Court granted GenSpera’s motion for summary judgment as well as the motion for summary judgment filed by Drs. Denmeade and Isaacs. Judgment in favor of GenSpera, Dr. Isaacs, and Dr. Denmeade was entered concurrently. On October 11, 2014, Mhaka filed notices of appeal with the United States Courts of Appeal for the Fourth Circuit and Federal Circuit. Although summary judgment has already been granted, Mhaka’s appeal makes the ultimate outcome of the above mentioned litigation uncertain. As a result of such uncertainty, we are unable to reasonably estimate the impact of such litigation at this time. See the section of this prospectus entitled “Legal Proceedings”.

Our competitive position is dependent on our intellectual property and we may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for U.S. and foreign patents as well as our licenses, as the foundation of our business. If our intellectual property rights are challenged, no assurances can be given that our patents or licenses would survive claims alleging invalidity or infringement on other patents and/or licenses. In addition, disputes may arise regarding inventorship of our intellectual property. It is possible that our intellectual property may be infringing upon existing patents that we are not currently unaware of. As the number of participants in the market place grows, the possibility of patent infringement claims against us increases. It is difficult, if not impossible, to determine how such disputes would be resolved. Furthermore, because of the substantial amount of discovery required in connection with patent litigation, there is a risk that some of our confidential information could be required to be publicly disclosed. Any litigation claims against us may cause us to incur substantial costs and could place a significant strain upon our financial resources, divert the attention of management or restrict our core business or result in the public disclosure of confidential information.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights. If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court might decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court could refuse to stop the other party on the ground that such other party’s activities do not infringe on our rights contained in these patents.

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Furthermore, a third party may claim that we are using inventions covered by their patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could materially increase our operating expenses and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court would order us to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies.

If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the U.S. Patent and Trademark Office, or the PTO, or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the capital necessary to continue our operations.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

We may not be able to adequately protect our intellectual property.

We rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others do not develop the same or similar technologies on their own. Additionally research with regard to our technologies has been performed in countries outside of the United States and we also anticipate conducting future clinical trials outside the US. The laws in some of these countries may not provide protection for our trade secrets and intellectual property. We have taken steps, including entering into confidentiality agreements with our employees, consultants, service providers, and potential strategic partners to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us are our property. However, these agreements may not be honored, including in foreign countries in which we conduct research, and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees or consultants have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ and hire individuals and/or entities who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these individuals, entities or us have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

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Risks Relating to Marketing Approval and Government Regulations

Thapsia garganica is highly toxic and we may be liable for any contamination or injury we may cause or any environmental and safety law we may violate.

The therapeutic component of our proposed products, including our lead product mipsagargin, is highly toxic. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures and the handling of toxic materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations. Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or assist in the clean-up of toxic substances could subject us to significant liabilities, including joint and several liabilities under certain statutes. Although we feel this risk may be minimized through our use of third parties, it is possible that the employees of such contractors could suffer medical issues related to the handling of these toxic agents and subsequently seek compensation from us via, for example, litigation. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. No assurances can be given, despite our contractual relationship with the third-party contractor, that we would not be the subject of litigation. Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations, which would adversely affect our business.

Data obtained from clinical trials are susceptible to varying interpretations and may not be sufficient to support approval of our proposed products by the FDA.

The design of our clinical trials is based on many assumptions about the expected effect of our product candidate and if those assumptions are incorrect, our clinical trials may not produce statistically significant results. Preliminary results may not be confirmed on full analysis of the detailed results of early clinical trials. Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that may be obtained from later trials. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug. Our products may not prove to be safe and effective in clinical trials and may not meet all regulatory requirements needed to receive regulatory approval. Although initial data from our trials appear promising, the outcome of the trials is uncertain and these trials or future trials may ultimately be unsuccessful. Our clinical trials may among other things, not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing.

Our proposed products may not receive FDA or other regulatory approvals.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through expensive, lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. Our proposed products are subject to extensive regulation and/or acceptance by numerous governmental authorities in the United States, including the FDA, and authorities in other countries. Most of our proposed products will require governmental approval before they can be commercialized. Our failure to receive the regulatory approvals in the United States or foreign countries would likely cause us to cease operations and go out of business.

Our proposed products may not have favorable results in clinical trials or receive regulatory approval.

Positive results from pre-clinical studies and our clinical trials of mipsagargin should not be relied upon as evidence that our clinical trials will ultimately be successful or our product approved for marketing. Even if our proposed product achieves positive results in our ongoing Phase II studies, we will be required to demonstrate through further clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates as they proceed through clinical trials. If any product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial, then we could experience potentially significant delays in, or be required to abandon, development of that product candidate. Although initial data from our trials appear promising, the outcome of the trials is uncertain and these trials or future trials may ultimately be unsuccessful.

We may be unable to complete our Phase II clinical trials of mipsagargin if we do not have adequate enrollment or capital to finance the studies.

We are conducting separate Phase II clinical trials in patients with liver cancer, glioblastoma and prostate cancer and we anticipate commencing a clinical trial in renal cancer. The initiation, continuation and/or completion of these trials are dependent on a number of factors, including adequate capital to fund the clinical trials and patient enrollment at the trial sites. At present, we have limited capital resources and require significant additional capital to complete any ongoing or future clinical trials that we may initiate. Our failure to enroll sufficient patients or to finance our clinical trials could materially harm our business.

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If users of our proposed products are unable to obtain adequate reimbursement from third-party payors, market acceptance of our proposed products may be limited and we may not achieve revenues or profits.

The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability as well as the future revenues and profitability of our potential customers, suppliers and collaborative partners in addition to the availability of capital. In other words, our ability to commercialize our proposed products depends in large part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations, products and related treatments are obtained by the health care providers of these products and treatments. At this time we cannot predict the precise impact of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Act of 2010, the comprehensive health care reform legislation passed by Congress in March 2010.

We may be unable to comply with our reporting and other requirements under federal securities laws.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the United States Securities and Exchange Commission, or SEC, and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, would be expected to materially increase the Company’s legal and financial compliance costs and make some activities more time-consuming and more burdensome. Presently we qualify as a non-accelerated filer. Accordingly, we are exempt from the requirements of Section 404(b) and our independent registered public accounting firm is not required to audit the design and operating effectiveness of our internal controls and management’s assessment of the design and the operating effectiveness of such internal controls. In the event we become an accelerated filer, we will be required to expend substantial capital in connection with compliance.

We do not have effective internal controls over our financial reporting.

Because of our limited resources, management has concluded that our internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot provide reliable financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer materially and we may become subject to litigation.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team invests significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from developing our business to compliance activities which could have an adverse effect on our business.

Risks Relating to our Securities

Our common stock price may be particularly volatile because of our stage of development and business.

The market prices for the securities of biotechnology and pharmaceutical companies in general, and early-stage drug development companies in particular, such as ours, have been highly volatile and may continue to be highly volatile in the future. The following may have a significant impact on the market price of our common stock:

•	the development status of our drug candidates, particularly the results of our clinical trials;

•	market conditions or trends related to the biotechnology and pharmaceutical industries, or the market in general;

•	announcements of technological innovations, new commercial products, or other material events by our competitors or us;

•	disputes or other developments concerning our proprietary rights;

•	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial and developmental performance;

•	additions or departures of key personnel;

•	loss of any strategic relationship;

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•	discussions of our business, products, financial performance, prospects, or stock price by the financial and scientific press and online investor communities such as chat rooms;

•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;

•	public concern as to, and legislative action with respect to, testing or other research areas of biopharmaceutical and pharmaceutical companies, the pricing and availability of prescription drugs, or the safety of drugs;

•	regulatory developments in the United States or foreign countries; and

•	economic, political and other external factors.

Broad market fluctuations may cause the market price of our common stock to decline substantially. Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

Our board of directors has broad discretion to issue additional securities.

We are authorized under our certificate of incorporation to issue up to 150,000,000 shares of common stock and 30,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the board of directors’ with broad authority to determine voting, dividend, conversion, and other rights. As of December 31, 2014 we have issued and outstanding 33,181,197 shares of common stock and we have 31,998,267 shares of common stock reserved for future grants under our equity compensation plans and for issuances upon the exercise or conversion of currently outstanding options, warrants and convertible securities. As of December 31, 2014, we had no shares of preferred stock issued and outstanding. Accordingly, we are entitled to issue up to 84,820,536 additional shares of common stock and 30,000,000 additional shares of “blank check” preferred stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any preferred shares we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

It is likely that we will issue a large amount of additional securities to raise capital in order to further our business plans. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. Any issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. These issuances would dilute the percentage ownership interest of our current shareholders, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock.

Future sales of our common stock could cause our stock price to fall.

Transactions that result in a large amount of newly issued shares become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our common stock. In addition, the lack of a robust trading market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock. If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

As of December 31, 2014, we had 33,181,197 shares of common stock issued and outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. As of December 31, 2014, we had reserved for issuance (i) 270,339 shares of our common stock issuable upon the conversion of outstanding convertible notes; (ii) 19,897,928 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.61 per share; and (iii) 8,685,095 shares of our common stock issuable upon exercise of outstanding stock options under our equity compensation plans at a weighted average exercise price of $1.65 per share. Subject to applicable vesting requirements, upon conversion or exercise of the outstanding convertible notes, warrants and options, the underlying shares may be resold into the public market. We cannot predict if future issuances or sales of our common stock, or the availability of our common stock for sale, would harm the market price of our common stock or our ability to raise capital.

The market for our common stock has been illiquid and our investors may be unable to sell their shares as a result.

Our common stock trades with limited volume on the OTCQB tier of the OTC Markets Group Inc. Accordingly, although a limited public market for our common stock exists, it is still relatively illiquid compared to that of a seasoned issuer. Any prospective investor in our securities should consider the limited market of our common stock when making an investment decision. No assurances can be given that the trading volume of our common stock will increase or that a liquid public market for our securities will ever materialize.

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We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the market price of our common stock appreciates.

Our officers and scientific advisors, by virtue of their ownership of our securities, may be able to control the Company.

As of December 31, 2014, our officers and scientific advisors owned approximately 19% of our issued and outstanding common stock. As a consequence of their level of stock ownership, the group retains substantial ability to influence the election or removal of members of our board of directors, and thereby control our management. This group of shareholders has the ability to significantly control the outcome of corporate actions requiring shareholder approval, including amending our certificate of incorporation and bylaws, approving mergers or other changes of corporate control, and approving going private transactions and other extraordinary transactions, any of which may be in opposition to the best interest of the other shareholders and may negatively impact the value of your investment.

Provisions of Delaware law and executive employment agreements may prevent or delay a change of control, which could depress the trading price of our common stock.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless.

•	the Board of Directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;

•	after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or after this date, the merger or sale is approved by the Board of Directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provides. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control transactions and may discourage attempts by other companies to acquire us.

In addition, employment agreements with certain executive officers provide for the payment of severance and accelerated vesting of options and restricted stock in the event of termination following a change of control. These provisions could have the effect of discouraging potential takeover attempts even if it would be beneficial to shareholders.

Our certificate of incorporation and bylaws contain provisions that could discourage a third-party from acquiring us.

Our certificate of incorporation and bylaws, as applicable, among other things (i) provide our board with the ability to alter the bylaws without stockholder approval and (ii) provide that vacancies on our board of directors may be filled by a majority of directors in office. These provisions, while designed to reduce vulnerability to an unsolicited acquisition proposal, and to discourage certain tactics used in proxy fights, may negatively impact a third-party’s decision to acquire us even if it would be beneficial to shareholders.

If securities or industry analysts do not publish research or reports or if they publish unfavorable research or reports, an active market for our common stock may not develop and the price of our common stock could decline.

We are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if we come to the attention of such persons, they may be reluctant to follow or recommend an unproven company such as ours until such time as we became more seasoned and viable. Generally, the trading market for a company’s securities depends in part on the research and reports that securities or industry analysts publish. We currently have limited research coverage by securities and industry analysts who are not very well known. As a consequence, there may be periods of time when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer with significant research coverage. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or if developed, will be sustained, or that current trading levels could be sustained or not diminish. In addition, in the event any analysts downgrades our securities, the price of our shares would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and its trading volume, if any, to decline.

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Our common stock may be considered a “penny stock,” and may be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered a “penny stock.” The principal result or effect of being designated a penny stock is that securities broker-dealers participating in sales of our common stock may be subject to the penny stock regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Other Risks

We depend on Craig A. Dionne, PhD, our Chief Executive Officer, to manage and drive the execution of our business plans, develop our products and core technologies and pursue collaborative relationships; the loss of Dr. Dionne would materially and adversely affect our business.

Although we have entered into an employment agreement with Dr. Dionne, there can be no assurance that he will continue to provide services to us. A voluntary or involuntary termination of employment by Dr. Dionne could have a materially adverse effect on our business.

We may be required to make significant payments to members of our management in the event their employment with us is terminated or if we experience a change of control.

We are a party to employment agreements with members of management. In the event we terminate the employment of any of these executives, we experience a change in control or, in certain cases, if such executive terminates their employment with us, such executive will be entitled to receive certain severance and related payments. Additionally, in such instance, certain securities held by members of management shall become immediately vested and exercisable. Upon the occurrence of any such event, our obligation to make such payments could significantly impact our working capital and, accordingly, our ability to execute our business plan which could have a materially adverse effect to our business. Also, these provisions may discourage potential takeover attempts that could be beneficial to our stockholders.

If our management team is not effective or if we fail to attract, hire or retain qualified personnel, we may not be able to design, develop or commercialize our products successfully or manage our business.

Our anticipated growth and expansion may require the addition of new personnel and the development of additional expertise by existing management. There is intense competition for qualified personnel in such areas. Accordingly, there can be no assurances that we would be able to attract and retain the qualified personnel necessary for the successful development of our business.

Risks Relating to this Offering

We will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use some of the net proceeds for corporate purposes that may not increase our market value or profitability. Please see the section of this prospectus entitled “Use of Proceeds.”

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale of 10,409,905 Shares in this offering at a weighted exercise price of $0.91 per common share, you will suffer immediate and substantial dilution of approximately $0.68 per share in the net tangible book value of the common stock you acquire. Please see the section of this prospectus entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

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Our common stock is not listed on a national securities exchange, and U.S. holders of Warrants may not be able to exercise their warrants without compliance with applicable state securities laws and the value of your warrants may be significantly reduced.

Our common stock is not listed on a national securities exchange, and the exercise of the Warrants by U.S. holders may not be exempt from state securities laws. As a result, depending on the state of residence of a holder of the Warrants, a U.S. holder may not be able to exercise its Warrants unless we comply with any state securities law requirements necessary to permit such exercise or an exemption applies. Although we plan to use our reasonable efforts to assure that U.S. holders will be able to exercise their Warrants under applicable state securities laws if no exemption exists, there is no assurance that we will be able to do so. As a result, since our common stock is not listed on a national securities exchange, your ability to exercise your Warrants may be limited. The value of the Warrants may be significantly reduced if U.S. holders are not able to exercise their Warrants under applicable state securities laws.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expense levels, business prospects and positioning with respect to the market for our proposed products, business outlook, technology spending, intellectual property and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Our future operating results are dependent upon many factors, and our further development is highly dependent on market acceptance, which is outside of our control. You should not place undue reliance on forward-looking statements. Forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	our ability to manage the business despite continuing operating losses and negative cash outflows;

•	our ability to obtain sufficient capital or a strategic business arrangement to fund our operations and expansion plans;

•	our ability to build the management, human resources and infrastructure necessary to support the growth of our business;

•	competitive factors and developments beyond our control;

•	scientific and medical developments beyond our control;

•	government regulation of our business;

•	our ability to protect and maintain our intellectual property;

•	whether any of our current or future patent applications will result in issued patents;

•	our ability to obtain and maintain other rights to technology required or desirable for the conduct of our business;

•	whether any potential strategic benefits of licensing transactions, acquisitions, or licensing of new technologies, if any, will be realized; and

•	other factors discussed in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws. The risks discussed in this report should be considered in evaluating our business and future prospects.

USE OF PROCEEDS

If warrant holders elect to exercise their Warrants, we may also receive proceeds of up to $9,473,014, assuming the exercise of all of the Warrants. We cannot predict when or if the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised. The Warrants contain a net exercise provision, therefore the warrant holder may elect to utilize this feature, if available, and in this case we would not receive any proceeds from such exercise. In the event the Warrant holders elect to exercise the Warrants, we will use the proceeds received from the exercise of Warrants, if any, to fund our clinical trials and for working capital.

Our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

DETERMINATION OF OFFERING PRICE

The purchase price of the Shares offered hereby is determined by reference to the exercise price of the Warrants. The price per Warrant was determined based upon arm’s-length negotiations between the purchasers of units in the Original Offering and us.

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PRICE RANGE OF COMMON STOCK

Our common shares are quoted on the OTCQB under the symbol GNSZ. Although a market for our common stock exists, it is relatively illiquid.  The prices reflect high and low inter-dealer bid prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Quarter Ended	High	Low
2014:
Fourth Quarter	$0.75	0.525
Third Quarter	$0.91	0.66
Second Quarter	$1.33	$0.20
First Quarter	$1.44	$1.20
2013:
Fourth Quarter	$1.58	$1.15
Third Quarter	$1.80	$1.53
Second Quarter	$2.15	$1.52
First Quarter	$2.31	$1.75
2012:
Fourth Quarter	$2.93	$2.15
Third Quarter	$2.95	$2.25
Second Quarter	$3.15	$2.47
First Quarter	$3.28	$1.95

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants, applicable law and other factors that our board of directors may deem relevant. If we do not pay dividends, a return on your investment will occur only if the market price of our common stock appreciates.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014 on:

•	an actual basis, and

•	an as adjusted basis to reflect (i) our receipt of estimated net proceeds of approximately $8.7 million from the exercise of the Warrants and (ii) the anticipated use of such net proceeds, as described under “Use of Proceeds.”

You should read this capitalization table together with the financial statements and related notes included in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information contained in our Quarterly Report on Form 10-Q for the nine month period ended September 30, 2014.

	As of September 30, 2014
	Actual	As Adjusted
	(amounts in thousands except per share data)
Cash and cash equivalents	$3,559	$12,228
Debt:
Convertible notes payable - stockholder	$105	$105
Stockholders’ equity:
Preferred stock, par value $0.0001 per share; 30,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.0001 per share; 150,000,000 shares authorized, 32,736,675 shares issued and outstanding, actual, and 43,146,600 shares issued and outstanding, as adjusted	3	4
Additional paid-in capital	39,038	47,706
Accumulated deficit	(37,723)	(37,723)
Total stockholders’ equity	1,318	9,987
Total capitalization	$1,423	$10,092

In the discussion and table above, we assume no exercise of outstanding options or warrants (except for the Shares being registered which are issuable upon the exercise of the Warrants). The discussion above is based on shares of common stock outstanding as of September 30, 2014. This number excludes:

•	28,591,140 shares of common stock issuable upon the exercise, or conversion as applicable, of outstanding options (including those issued under our equity compensation plans), warrants (except for the Shares being registered which are issuable upon the exercise of the Warrants) and convertible securities having exercise or conversion prices, as applicable, ranging from $0.50 to $3.50 per share and a weighted average exercise or conversion price of $1.62 per share; and

•	31,996,045 shares reserved for future issuances and grants pursuant to our equity incentive plans as of September 30, 2014.

DILUTION

Our net tangible book value as of September 30, 2014, was approximately $1.3 million, or approximately $0.04 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding as of September 30, 2014. Dilution in net tangible book value per share represents the difference between the weighted average exercise price of the Warrants, per share paid by the warrant holder upon the exercise of the Warrants and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of 10,409,905 shares of common stock in this offering at a weighted average exercise price of $0.91 per share, our as adjusted net tangible book value as of September 30, 2014 would have been approximately $10.0 million, or approximately $0.23 per share. This represents an immediate dilution of $0.68 per share to new investors purchasing the Shares upon the exercise of the Warrants. The following table illustrates this dilution:

Weighted average exercise price per share		$0.91
Net tangible book value per share as of September 30, 2014	$0.04
Increase in net tangible book value per share attributable to investors in this offering	$0.19
As adjusted net tangible book value per share after giving effect to this offering		$0.23
Dilution per share to investors in this offering		$0.68

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To the extent that outstanding convertible securities are exercised or converted, you will experience further dilution.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of these securities could result in further dilution to our stockholders.

The discussion above is based on shares of common stock outstanding as of September 30, 2014. This number excludes:

•	28,591,140 shares of common stock issuable upon the exercise, or conversion as applicable, of outstanding options (including those issued under our equity compensation plans), warrants (except for the Shares being registered which are issuable upon the exercise of the Warrants) and convertible securities having exercise or conversion prices, as applicable, ranging from $0.50 to $3.50 per share and a weighted average exercise or conversion price of $1.62 per share; and

•	31,996,045 shares reserved for future issuances and grants pursuant to our equity incentive plans as of September 30, 2014;

PLAN OF DISTRIBUTION

Pursuant to the terms of the Warrants, the Shares will be distributed to those holders who properly exercise and remit the payment of the exercise price.

The Shares being offered consist solely of 10,409,905 common shares that may be issued upon exercise of the Warrants. The Warrants were sold in our Original Offering.

We will sell and issue the Shares directly to the applicable Warrant holder upon proper exercise in accordance with the terms of the Warrants, following delivery to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise.

We previously engaged H.C. Wainwright & Co., LLC, as lead placement agent, pursuant to an engagement letter dated March 25, 2014, and amended on May 28, 2014, to solicit offers to purchase the units in connection with our Original Offering. The Original Offering was conducted pursuant to the terms of a securities purchase agreement with the purchasers. The placement agent did not purchase or sell any securities in the registered offering.

We paid the placement agents a cash fee equal to $278,000 with regard to the Original Offering. Our expenses in the Original Offering, in addition to the placement agent fees, were approximately $64,000, which included legal, accounting and various other fees associated with registering the securities. After deducting the fee due to the placement agents and our offering expenses, the net proceeds from the registered direct offering were approximately $3 million (not including any proceeds we might receive upon exercise of the Warrants).

The placement agents also received common stock purchase warrants to purchase 326,817 placement agent warrants with substantially the same terms as the Series A warrants.

We are not obligated to pay the placement agents any additional fees or compensation resulting from any exercise of the Warrants.

We agreed to indemnify the lead placement agent against liabilities under the Securities Act. We have also agreed to contribute to payments the lead placement agent may be required to make in respect of such liabilities.

The placement agents may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agents would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of units by the placement agent acting as a principal. Under these rules and regulations, the placement agents:

•	must not engage in any stabilization activity in connection with our securities; and

•	must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

DESCRIPTION OF SECURITIES

General

As of December 31, 2014, our authorized capital stock consisted of:

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•	150,000,000 shares of common stock, par value $0.0001; and

•	30,000,000 shares of “blank check” preferred stock, par value $0.0001.

As of December 31, 2014, 33,181,197 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the DGCL.

Set forth below is a summary description of all of the material terms of our capital stock and convertible securities. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of convertible securities, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Preferred Stock

We may issue our preferred shares from time to time in one or more series as determined by our board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations and restrictions thereof may be established by our board of directors without any further vote or action by our shareholders.

Shares to be Sold in this Offering

We are registering 10,409,905 common shares to be sold upon the exercise of the Warrants. The Warrants were originally issued in our Original Offering. We issued the Warrants in the following series:

Series A Warrants:	Each Series A warrant entitles the holder to purchase at any time prior to June 3, 2019, one share of common stock at an exercise price of $1.15 per share. We issued an aggregate of 2,081,983 Series A warrants in our Original Offering.

Series B Warrants:	Each Series B warrant entitles the holder to purchase at any time prior to December 31, 2015, one share of common stock at an exercise price of $0.85 per share. We issued an aggregate of 4,163,961 Series A warrants in our Original Offering.

Series C Warrants:	Each Series C warrant entitles the holder to purchase at any time prior to December 31, 2015, one share of common stock at an exercise price of $0.85 per share. We issued an aggregate of 4,163,961 Series A warrants in our Original Offering.

The Warrants are not listed or quoted on any securities exchange or quotation system. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their unit warrants and receive shares of common stock.

If the registration statement covering the shares issuable upon exercise of the Warrants is not effective at the time of exercise of the Warrants, the Warrants may only be exercised on a “cashless” basis and will be issued with appropriate restrictive legends unless such shares are eligible for resale without restriction under the Securities Act.

We are not required to issue fractional shares upon the exercise of the Warrants. Instead, we may choose to purchase the fraction for an amount in cash equal to the current value of the fraction computed on the basis of the closing market price of a share of our common stock on the trading day immediately preceding the exercise date of the Warrant.

We will attempt to maintain the effectiveness of a current prospectus covering the common stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so. If the prospectus relating to the common stock issuable upon the exercise of the Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, the Warrants may have no value.

The exercise price and the number of shares of common stock issuable upon the exercise of the Warrants are subject to adjustment upon the happening of certain events, such as recapitalizations, reorganizations, mergers or consolidations.

The Warrants provide that no exercise will be effected, and the holder of a Warrant will not have the right to exercise the Warrant, if after giving effect to the exercise the holder, together with any affiliates, would beneficially own in excess of, solely at the option of the holder, either 4.99% or 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares upon exercise of such Warrant.

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Warrants

As of December 17, 2014, we had an aggregate of 19,897,928 common stock purchase warrants issued and outstanding with a range of exercise prices from $0.50 to $3.50 per share and an average weighted exercise price of $1.61 per share, consisting of:

Description of Securities	Exercise Price	Expiration Date	Price Adjustment	Callable
Consultant Warrants
60,000 Warrants	$0.50	1/31/2018	Stock Dividends and Splits	No
156,667 Warrants	$1.65	5/14/2015	Stock Dividends and Splits, and Fundamental Transactions	No
25,000 Warrants	$1.94	8/16/2016	Stock Dividends and Splits	No
40,000 Warrants	$2.00	12/22/2015	Stock Dividends and Splits	No
190,000 Warrants	$2.03	12/28/2016	Stock Dividends and Splits	No
5,800 Warrants	$2.40	5/20/2015	Stock Dividends and Splits and Fundamental Transactions	No
18,000 Warrants	$2.55	6/1/2017	Stock splits, Dividends and Fundamental Transactions	No
96,000 Warrants	$3.00	2/01/2019	Stock Splits and Dividends	No
91,000 Warrants	$3.15	5/23/2016	Stock Splits and Dividends	Yes
160,667 Warrants	$3.30	3/14/2016	Stock Splits and Dividends	Yes
50,625 Warrants	$3.50	6/24/2015	Stock Splits and Dividends	Yes
12,500 Warrants	$1.15	8/05/2019	Stock Splits and Dividends and Fundamental Transactions	No
139,500 Warrants	$1.15	8/05/2019	Stock Splits and Dividends	No
Offering Warrants
483,125 – June 2014 Private Offering	$1.15	6/24/2019	Stock Splits and Dividends and Fundamental Transactions	No
2,408,800 – June 2014 Public Offering (1)	$1.15	6/3/2019	Stock Splits and Dividends and Fundamental Transactions	No
4,163,961 – June 2014 Public Offering	$0.85	12/31/2015	Stock Splits and Dividends and Fundamental Transactions	No
4,163,961 June 2014 Public Offering	$0.85	12/31/2015	Stock Splits and Dividends and Fundamental Transactions	No
3,600,024 – Aug 2013 Offering (2)	$1.75	8/20/2018	Stock Splits, Dividends and Fundamental Transactions	No
1,072,570 – Jan/Mar 2013 Offering (3)	$3.00	Dec 2017 / Mar 2018	Stock Splits and Dividends	No
309,377 — Jan/Mar 2010 Offering (4)	$3.10	Jan/Mar 2015	Stock Splits, Dividends, and Fundamental Transactions	Yes
718,175 — April 2011 Offering (5)	$3.15	4/29/2016	Stock Splits and Dividends	Yes
1,218,610 — Jan/Feb 2011 Offering (6)	$3.30	Jan/Feb 2016	Stock Splits and Dividends	Yes
713,566 — May 2010 Offering (7)	$3.50	5/18/2015	Stock Splits, Dividends and Fundamental Transactions	Yes

(1)	Includes 326,817 warrants issued to our placement agents with an average exercise price of $1.15 per share.
(2)	Includes 266,668 warrants issued to our placement agents with an average exercise price of $1.75 per share.
(3)	Includes 18,410 warrants issued to our placement agent and finder with an average exercise price of $3.00 per share.
(4)	Includes 42,673 warrants issued to our placement agent and finder with an average exercise price of $2.73 per share.
(5)	Includes 36,364 warrants issued to our placement agent and finder with an average exercise price of $3.15 per share.
(6)	Includes 97,805 warrants issued to our placement agent and finder with an average exercise price of $3.24 per share.
(7)	Includes 39,816 warrants issued to our placement agent and finder with an average exercise price of $3.50 per share.

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Options

As of December 31, 2014, we had an aggregate of 8,685,095 common stock purchase options issued and outstanding with an average exercise price of $1.65 per share. The options were issued pursuant to our 2007 Equity Compensation Plan, as amended, and our 2009 Executive Compensation Plan.

Convertible Notes

As of December 31, 2014, we have three convertible promissory notes outstanding that are payable to Dr. Dionne, our Chief Executive Officer, Chief Financial Officer, President and Chairman. The notes have an annual interest rate of 4.2%. The aggregate balance of the notes is $105,000 in principal and approximately $30,000 in accrued interest. The notes and accrued interest are convertible into 270,339 shares of common stock at a price per share of $0.50.

Delaware Anti-Takeover Law and Charter and Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status, and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

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•	provides our board of directors with the ability to alter its bylaws without stockholder approval; and

•	provides that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Holders

As of December 31, 2014, the approximate number of record holders of our common stock was 147.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 6201 15 th Avenue, Brooklyn, NY 11219 and the phone number is (718) 921-8200.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, projected profits, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions.  These forward-looking statements are based on a number of assumptions and currently available information and are subject to a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided in addition to the accompanying financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

•	Company Overview - Discussion of our business plan and strategy in order to provide context for the remainder of MD&A.

•	Critical Accounting Policies and Use of Estimates - Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•	Results of Operations - Analysis of our financial results comparing the: (i) three and nine months ended September 30, 2014 to the comparable period in 2013, and (ii) the year ended December 31, 2013 to the year ended December 31, 2012.

•	Liquidity and Capital Resources - Analysis of changes in our cash flows, and discussion of our financial condition and potential sources of liquidity.

The various sections of this MD&A contain a number of forward-looking statements. Such statements are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this filing and particularly in the Risk Factors section of this Prospectus. Our actual results may differ materially.

Company Overview

Business

We are an early-stage, pre-revenue, pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including liver, brain, prostate, renal and other cancers. A prodrug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor. Our technology platform combines a powerful, plant-derived cytotoxin with a patented prodrug delivery system that targets the release of the drug within the tumor. We believe that if successfully developed, our cancer prodrug therapies have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those associated with current chemotherapy treatments.

Recent Developments

•	We have treated twenty-five patients in our Phase II liver cancer trial and enrollment is now closed. We anticipate presenting results in a poster session at the American Society for Clinical Oncology 2015 Gastrointestinal Cancers Symposium on January 16, 2015 in San Francisco, CA.

•	We have treated nine patients in our Phase II glioblastoma trial.

•	In August 2014, we were notified that the World Health Organization’s or the WTO’s International Nonproprietary Name group or the INN recommended the generic name “mipsagargin” for our lead compound G-202. Mipsagargin was also recommended by the United States Adopted Names Council of the American Medical Association.

•	In July 2014, we presented interim results from our Phase Ib and our ongoing Phase II study in liver cancer patients, indicating that 80% of patients treated with mipsagargin had stable disease (no tumor growth) at two months, and 50% of patients exhibited stable disease at 4 months on study.

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Financial

To date, we have devoted a substantial portion of our efforts and financial resources to the development of our proposed drug candidates. Mipsagargin is the only product candidate for which we have conducted clinical trials, and we have not marketed, distributed or sold any products. As a result, since our inception in 2003, we have generated no revenue from product sales and have funded our operations principally through private sales of our equity securities. We have never been profitable and, as of September 30, 2014, we had an accumulated deficit of approximately $37.7 million. We expect to continue to incur significant operating losses for the foreseeable future as we continue the development of our product candidates and advance them through clinical trials.

In June 2014, we completed a registered offering of our securities in which we sold 4.2 million units, which resulted in net proceeds of approximately $3.0 million. During June 2014, we also initiated and completed a private placement of our securities to certain of our accredited prior shareholders and investors in which we sold 966,250 units resulting in approximately $0.8 million in net proceeds. Our cash and cash equivalents balance at September 30, 2014 was approximately $3.6 million, representing 92% of total assets. Based on our current expected level of operating expenditures, we expect to be able to fund our operation until June of 2015. This period could be shortened if there are any significant increases in spending that were not anticipated or other unforeseen events.

We anticipate raising additional cash needed through the private or public sales of equity or debt securities, collaborative arrangements, or a combination thereof, to continue to fund our operations and the development of our product candidates. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available to us when needed in order to allow us to continue our operations, or if available, on terms acceptable to us. If we do not raise sufficient funds in a timely manner, we may be forced to curtail operations, delay or stop our ongoing clinical trials, cease operations altogether, or file for bankruptcy. We currently do not have commitments for future funding from any source.

Product Development of Mipsagargin

Our ability to execute our product development plan is dependent on the amount and timing of cash, if any, that we are able to raise. Should we not raise sufficient funds to execute our product development plan, our priority is the continuation and completion of our ongoing and planned Phase II clinical studies in glioblastoma, prostate and renal cancers which are primarily funded by the collaborating institutions. If we are able to access sufficient capital, our highest priority will be the design, preparation and execution of a randomized Phase III study in liver cancer.

Our current product development plan of mipsagargin contemplates the following major initiatives:

•	Preparation for our next clinical study in patients with liver cancer.

•	Evaluate the data from our Phase II clinical trials in patients with liver cancer.

•	In the first quarter of 2014, we entered into a collaborative arrangement and initiated our Phase II clinical trial in patients with glioblastoma (a form of brain cancer). This trial is being conducted at the University of California San Diego Moores Cancer Center, and is expected to enroll up to 34 patients. To date, we have enrolled nine patients.

•	Initiation of a Phase II clinical study in patients with prostate cancer via a collaborative agreement with a single site in the U.S.

•	Initiation of enrollment in a Phase II clinical study in patients with renal cell carcinoma via a collaborative agreement with a single site in the U.S.

If we are able to access sufficient capital, our highest priority will be the design, preparation and execution of a randomized Phase III study of mipsagargin in liver cancer with a goal of seeking FDA approval for marketing. Notwithstanding that initial and interim data from our trials appear promising, the outcome of our trials is uncertain and our current or future trials may ultimately be unsuccessful.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases these significant judgments and estimates on historical experience and other assumptions it believes to be reasonable based upon information presently available. Actual results could differ from those estimates under different assumptions, judgments or conditions. We adopted the provisions of ASU 2014-10 Development Stage Entities (Topic 915) in the current reporting period as discussed in Note 3 of the financial statements. There were no material changes to our critical accounting policies and use of estimates previously disclosed in our 2013 Annual Report on Form 10-K.

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Result of Operations

Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the three months ended September 30, 2014 and 2013. We do not anticipate generating any revenues during 2014. Net loss for the three months ending September 30, 2014 and 2013 were approximately $1.8 million and $1.0 million, respectively, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled approximately $1.8 million and $1.3 million during the three months ended September 30, 2014 and 2013, respectively. The increase in operating expenses is the result of the following factors.

	Three months ended September 30,		Change in 2014 versus 2013
	2014	2013	$	%
	(amount in thousands)
Operating Expenses
General and administrative	$1,035	$649	$386	59%
Research and development	760	686	74	11%
Total operating expenses	$1,795	$1,335	$460	34%

General and Administrative

General and administrative expenses totaled approximately $1.0 million and $0.6 million for the three months ended September 30, 2014 and 2013, respectively. The increase of approximately $0.4 million, or 59%, for the three months ended September 30, 2014, compared to the same period in 2013 is primarily the result of an increase in professional fees and consulting expenses, as well as an increase in conference fees and related costs.

The increase in professional and consulting expenses is the result of issuing common stock and warrants to consultants for support with business and advisory services. Additionally, conference fees and related costs increased due to convening an expert medical advisory panel to obtain advice and guidance as we finalize our clinical development strategy given the positive interim results from our Phase II study in liver cancer patients.

Our general and administrative expenses consist primarily of expenditures related to employee compensation, legal, accounting and tax, other professional services, and general operating expenses.

Research and Development Expenses

Research and development expenses totaled approximately $0.8 million and $0.7 million for the three months ended September 30, 2014 and 2013, respectively. The increase of approximately $0.1 million, or 11%, for the three months ended September 30, 2014, compared to the same period in 2013 was primarily attributable to increases related to manufacturing and clinical development costs of approximately $130,000, which were partially offset by a decrease in legal and patent costs.

Manufacturing costs increased over the prior year as we further develop our manufacturing process in anticipation of providing clinical trial material to support our ongoing clinical studies, as well as engaging a third party to evaluate the manufacturing of our therapeutic compound. Clinical trial costs increased as a result of an increased number of patients enrolled in our Phase II study in liver cancer. Legal and patent costs declined as we substantially completed the legal process in our outstanding legal matter, for which we were granted a summary judgment in September 2014. Such summary judgment is now under appeal. Because of the uncertain nature of litigation, the ultimate outcome of the appeal and the litigation cannot be predicted and we may incur additional legal expenses related to this matter in the future.

Our research and development expenses consist primarily of expenditures related to manufacturing, clinical trials, employee compensation and consulting costs, and patent related costs.

Gain (loss) on change in fair value of warrant derivative liability

There was no gain (loss) on change in fair value of warrant derivative liability during the three months ended September 30, 2014 compared to an approximately $0.3 million gain during the three months ended September 30, 2013. The change in the fair value of warrant derivative liability in the prior year resulted primarily from the reduction in the expected term and from changes in our stock price during the reported periods. Refer to our Notes to Unaudited Condensed Financial Statements for further discussion on our warrant liability.

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Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

We did not have revenue during the nine months ended September 30, 2014 and 2013. Net loss for the nine months ending September 30, 2014 and 2013 were approximately $5.3 million and $3.2 million, respectively, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled approximately $5.3 million and $4.3 million during the nine months ended September 30, 2014 and 2013, respectively. The increase in operating expenses is the result of the following factors.

	Nine months ended September 30,		Change in 2014 versus 2013
	2014	2013	$	%
	(amount in thousands)
Operating Expenses
General and administrative	$2,553	$2,072	$481	23%
Research and development	2,788	2,268	520	23%
Total operating expenses	$5,341	$4,340	$1,001	23%

General and Administrative

General and administrative expenses totaled approximately $2.6 million and $2.1 million for the nine months ended September 30, 2014 and 2013, respectively. The increase of approximately $0.5 million, or 23%, for the nine months ended September 30, 2014, compared to the same period in 2013, was primarily attributable to an increase in stock-based compensation, conference fees, professional fees and consulting expenses, partially offset by a decrease in legal fees.

The increase in professional and consulting expenses is the result of issuing common stock and warrants to consultants for support with business and advisory services. Additionally, conference fees and related costs increased due to convening an expert medical advisory panel to obtain advice and guidance as we finalize our clinical development strategy given the positive interim results from our Phase II study in liver cancer patients.

Our general and administrative expenses consist primarily of expenditures related to employee compensation, legal, accounting and tax, other professional services, and general operating expenses.

Research and Development Expenses

Research and development expenses totaled approximately $2.8 million and $2.3 million for the nine months ended September 30, 2014 and 2013, respectively. The increase of approximately $0.5 million, or 23%, for the nine months ended September 30, 2014, compared to the same period in 2013, was primarily attributable to increases related to manufacturing of approximately $525,000, as well as an increase in legal and patent costs of $80,000, which were partially offset by a decrease in personnel-related costs.

Manufacturing costs increased over the prior year as we further develop our manufacturing process in anticipation of providing clinical trial material to support our ongoing clinical studies, as well as engaging a third party to evaluate the manufacturing of our therapeutic compound. Legal and patent costs increased as we finalized our outstanding legal matter, for which we were granted a summary judgment in September 2014. Such summary judgment is now under appeal. Because of the uncertain nature of litigation, the ultimate outcome of the appeal and the litigation cannot be predicted and we may incur additional legal expenses related to this matter in the future.

Our research and development expenses consist primarily of expenditures related to manufacturing, clinical trials, employee compensation and consulting costs, and patent related costs.

Gain (loss) on change in fair value of warrant derivative liability

There was no gain (loss) on change in fair value of warrant derivative liability during the nine months ended September 30, 2014 compared to an approximately $1.1 million gain during the nine months ended September 30, 2013. The change in the fair value of warrant derivative liability in the prior year resulted primarily from the reduction in the expected term and from changes in our stock price during the reported periods. Refer to our Notes to Unaudited Condensed Financial Statements for further discussion on our warrant liability.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the years ending December 31, 2013 and 2012. We do not anticipate generating any revenues during 2014. Net loss for 2013 and 2012 were $5.3 million and $6.9 million, respectively, resulting from the operational activities described below.

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Operating Expenses

Operating expense totaled $6.4 million and $6.9 million during 2013 and 2012, respectively.  The increase in operating expenses is the result of the following factors.

	Year Ended		Change in 2013
	December 31,		Versus 2012
	2013	2012	$	%
	(amount in thousands)
Operating Expenses
General and administrative	$3,662	$3,953	$(291)	(7)%
Research and development	2,733	2,922	(189)	(6)%
Total operating expense	$6,395	$6,875	$(480)	(7)%

General and Administrative

General and administrative expenses totaled $3.7 million and $4.0 million during 2013 and 2012, respectively. The decrease of $291,000 or 7% for 2013 compared to 2012 was primarily attributable to decreases in stock-based compensation expense and professional expenses related to patents, patent litigation and financing of approximately $518,000, that was partially offset by increases of approximately $226,000 due primarily to personnel-related costs and consulting costs.

Our general and administrative expenses consist primarily of expenditures related to compensation, legal, accounting and tax and other professional, and general operating.

Research and Development

Research and development expenses totaled $2.7 million and $2.9 million during 2013 and 2012, respectively. The decrease of $189,000 or 6% for 2013 compared to 2012 was attributable to decreases related to stock compensation expense, toxicology and manufacturing of approximately $616,000, which were partially offset by an increase of $427,000 in personnel-related costs, as well as increases in clinical trial expense due to our Phase II clinical trial in liver cancer.

Our research and development expenses consist primarily of expenditures related to toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

Other Income (Expense)

Other income (expense) totaled approximately $1.1 million and ($45,000) for 2013 and 2012, respectively.

	Year Ended		Change in 2013
	December 31,		Versus 2012
	2013	2012	$	%
	(amount in thousands)
(Loss) gain on change in fair value of warrant derivative liability	$1,096	$(50)	$1,146	2,292%
Interest income	(3)	5	(8)	(160)%
Total other income (expense)	$1,093	$(45)	$(1,138)	2,529%

(Loss) gain on change in fair value of warrant derivative liability

The (loss) gain on change in fair value of the warrant derivative liability totaled approximately $1.1 million gain during 2013 compared to a $50,000 loss during 2012, respectively. The change in the fair value of the warrant derivative liability resulted primarily from the expiration of the related warrants and the changes in our stock price and volatility of our common stock during the reported periods. Refer to Note 11 of our Notes to Financial Statements for further discussion on our warrant liability.

Interest income (expense)

We had net interest expense of approximately $3,000 and net interest income of approximately $5,000 for the year ended December 31, 2013 and 2012, respectively. The decrease of $8,000 was attributable to a decrease in interest earned on average outstanding cash balances.

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Liquidity and Capital Resources

We have incurred losses since our inception in 2003 as a result of significant expenditures for operations and research and development and the lack of any approved products to generate revenue. We have an accumulated deficit of approximately $37.7 and $32.4 million as of September 30, 2014 and December 31, 2013, respectively. We anticipate that we will continue to incur additional losses for the foreseeable future. To date, we have funded our operations primarily through the sale of our equity securities and the exercise of warrants, resulting in gross proceeds of approximately $29.2 million, and net proceeds of approximately $28.1 million. Cash and cash equivalents were approximately $3.6 million as of September 30, 2014 and December 31, 2013.

Based on our current level of expected operating expenditures, we expect to be able to fund our operations until June of 2015. This assumes that we spend minimally on general operations and only continue conducting our ongoing Phase II clinical trials, and that we do not encounter any unexpected events or other circumstances that could shorten this time period.

We are actively seeking sources of financing to fund our continued operations and research and development programs. To raise additional capital, we may sell equity or debt securities, or enter into collaborative, strategic and/or licensing transactions. There can be no assurance that we will be able to complete any financing transaction in a timely manner or on acceptable terms or otherwise or enter into a collaborative or strategic transaction. If we are not able to raise additional cash, we may be forced to delay, curtail, or cease development of our product candidates, or cease operations altogether.

	Nine months ended		Year Ended
	September 30,		December 31,
	2014	2013	2013	2012
	(amounts in thousands)		(amounts in thousands)
Cash at beginning of period	$3,587	$2,345	$2,345	$5,530
Net cash used in operating activities	(3,801)	(3,429)	(4,707)	(4,521)
Net cash used in investing activities	(4)	(8)	(8)	(7)
Net cash provided by financing activities	3,777	5,957	5,957	1,343
Cash at end of period	$3,559	$4,865	$3,587	$2,345

Net Cash Used in Operating Activities

Net cash used in operating activities was approximately $3.8 million and $3.4 million for the nine months ended September 30, 2014 and 2013, respectively. The increase in cash used for operations during the nine months ended September 30, 2014, compared to the same period in 2013, was primarily attributable to an increase of $2.1 million in our net loss as compared to prior year, partially offset by the change of $1.1 million in the fair value of our derivative liability in prior year. The increase in our net loss for the nine months ended September 30, 2013 was primarily a result of increases in both general and administrative costs, as well as research and development related costs, related to manufacturing, professional fees and consulting expenses, legal and patent costs.

Net cash used in operating activities was $4.7 million and $4.5 million during the years ended 2013 and 2012, respectively. The increase of $0.2 million in cash used during 2013 compared to 2012 was primarily attributable to a decrease in net loss of approximately $1.6 million, offset by a decrease of $2.5 million in our derivative liability and accounts payable and accrued expenses, partially offset by an increase of $0.7 million in stock-based compensation.

Net Cash Provided by Financing Activities

Cash provided by financing activities was approximately $3.8 million and $6.0 million for the nine months ended September 30, 2014, and 2013, respectively. The decrease in cash provided by financing activities for the nine months ended September 30, 2014, compared to 2013, is attributable to the sale of $4.1 million of our securities in June 2014, compared to $6.6 million for the prior year from the sale of our securities and the exercise of outstanding warrants.

During 2013, we received net proceeds of $6.0 million from the sales of our securities in private placements and the exercise of warrants compared to $0.7 million during 2012. We are actively seeking sources of financing to fund our continued operations and research and development programs.

OUR BUSINESS

Overview

We are an early-stage, pre-revenue, pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including liver, brain, prostate, renal and other cancers. A prodrug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor. Our technology platform combines a powerful, plant-derived cytotoxin with a patented prodrug delivery system that targets the release of the drug within the tumor. We believe our cancer prodrugs have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those related to current chemotherapy treatments.

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Our major focus for the next twelve to eighteen months is the completion and review of data associated of our Phase II clinical trial of mipsagargin in patients with liver cancer, the ongoing Phase II clinical trial in patients with glioblastoma, initiating enrollment in Phase II clinical studies in patients with prostate cancer and renal cell carcinoma and preparation for our next clinical trial in liver cancer.

In July 2014, we presented interim results from our Phase Ib and our ongoing Phase II study in liver cancer patients, indicating that 80% of patients treated with mipsagargin had stable disease (no tumor growth) at two months, and 50% of patients exhibited stable disease at 4 months on study. These results support our plans to continue the development of mipsagargin for patients with liver cancer, as well as proceed with our clinical development strategy in other indications. We plan to develop subsequent randomized studies to further develop mipsagargin with a goal of seeking FDA approval for marketing. Although initial and interim data from our trials appear promising, the outcome of our trials remains uncertain and our current or future trials may ultimately be unsuccessful.

Strategy

Our Business Strategy

Our ability to execute our product development plan is dependent on the amount and timing of cash, if any, that we are able to raise. Should we not raise sufficient funds to execute our product development plan, our priority is the continuation and completion of our ongoing and planned Phase II clinical studies in glioblastoma, prostate and renal cancers which are primarily funded by the collaborating institutions. If we are able to access sufficient capital, our highest priority will be the design, preparation and execution of a randomized Phase III study in liver cancer.

Our current product development plan of mipsagargin contemplates the following major initiatives:

•	Preparation for our next clinical study in patients with liver cancer.

•	Evaluate the data from our Phase II clinical trials in patients with liver cancer.

•	In the first quarter of 2014, we entered into a collaborative arrangement and initiated our Phase II clinical trial in patients with glioblastoma (a form of brain cancer). This trial is being conducted at the University of California San Diego Moores Cancer Center, and is expected to enroll up to 34 patients. To date, we have enrolled nine patients.

•	Initiation of a Phase II clinical study in patients with prostate cancer via a collaborative agreement with a single site in the U.S.

•	Initiation of enrollment in a Phase II clinical study in patients with renal cell carcinoma via a collaborative agreement with a single site in the U.S.

If we are able to access sufficient capital, our highest priority will be the design, preparation and execution of a randomized Phase III study of mipsagargin in liver cancer with a goal of seeking FDA approval for marketing. Notwithstanding that initial and interim data from our trials appear promising, the outcome of our trials is uncertain and our current or future trials may ultimately be unsuccessful.

Clinical Trial Programs

We intend to conduct several Phase II clinical trials to determine the therapeutic efficacy of mipsagargin in cancer patients. We anticipate that mipsagargin will be therapeutically effective in a wide range of solid tumor types and have chosen to first evaluate the drug in liver cancer, glioblastoma, prostate cancer and renal cell carcinoma. We believe this strategy will validate mipsagargin as a platform technology over multiple indications while at the same time diversifying the risk associated with any individual indication.

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MIPSAGARGIN

CLINICAL DEVELOPMENT PROGRAM

Indication	Status

Solid Tumors	Completed Phase Ia/b safety, tolerability and dosing refinement study. Closed to further enrollment.

Hepatocellular Carcinoma (liver cancer)	In 2012, we obtained clearance from the FDA to initiate our Phase II clinical trial entitled, “A Phase II, Multicenter, Single-Arm Study of G-202 as Second-Line Therapy Following Sorafenib for Adult Patients with Progressive Advanced Hepatocellular Carcinoma.” In October of 2014 we closed patient enrollment in the trial. In total, we treated 25 patients. We anticipate presenting trial data at a poster session at the American Society for clinical Oncology 2015 Gastrointestinal Cancers Symposium on January 16, 2015 in San Francisco, CA.

Glioblastoma (brain cancer)	During the first quarter of 2014, we entered into a collaborative arrangement and commenced our Phase II clinical trial in patients with glioblastoma, entitled, “An Open-Label, Single-Arm, Phase II Study to Evaluate the Efficacy, Safety and CNS Exposure of G-202 in Patients with Recurrent or Progressive Glioblastoma.” The trial is ongoing with nine patients treated to date. This trial is being conducted at the University of California San Diego Moores Cancer Center.

Prostate Cancer	Anticipate enrolling the first patient in a Phase II trial in the first quarter of 2015. This trial will be conducted via a collaborative agreement at the University of Texas Health Science Center in Houston.

Renal Cell Carcinoma	Anticipate commencing a Phase II trial in the third quarter of 2015. This trial will be conducted via a collaborative agreement at the University of Texas Health Science Center in Houston.

Hepatocellular Carcinoma (Liver Cancer)

Primary hepatocellular carcinoma is cancer that forms in the tissues of the liver. Estimates for liver cancer in the U.S. for 2014 are approximately 33,000 new cases and 23,000 deaths. Incidence of hepatocellular carcinoma in the U.S. is rising, principally in relation to the spread of hepatitis C infection. Hepatocellular carcinoma is potentially curable by surgical resection, but surgery is the treatment of choice for only the small fraction of patients with localized disease. Prognosis depends on the degree of local tumor replacement and the extent of liver function impairment. Treatment options for people with liver cancer are surgery (including liver transplant), ablation, embolization, targeted therapy, radiation therapy, and chemotherapy, for which there is only one approved drug (sorafenib), or a combination of these options. There is no standard therapy for patients with advanced metastatic liver cancer after treatment with sorafenib.

Glioblastoma multiforme (Brain Cancer)

Glioblastoma is the most common and most aggressive malignant primary brain tumor in humans. There are approximately 10,000 new cases of malignant glioblastoma diagnosed each year in the United States and despite optimal treatment, the median survival for these patients is only 12 - 15 months. Treatment commonly consists of surgery followed by radiation and the drug temozolomide. There are a few drugs that have been approved in patients that have recurrent tumors but none have been shown to promote long-term tumor stabilization or survival.

Prostate Cancer

Prostate cancer forms in tissues of the prostate (a gland in the male reproductive system found below the bladder and in front of the rectum).  Other than skin cancer, prostate cancer is the most common cancer in American men and is the second leading cause of cancer death in American men, behind only lung cancer. Estimates for prostate cancer in the U.S. for 2014 are about 233,000 new cases and approximately 29,480 deaths. Approximately 1 man in 7 will be diagnosed with prostate cancer during his lifetime and occurs mainly in men aged 65 or older. Depending on the situation, the treatment options for men with prostate cancer may include:  expectant management (watchful waiting) or active surveillance; surgery; radiation therapy; cryosurgery; hormone therapy; chemotherapy; and vaccine treatment.  These treatments are generally used one at a time, although in some cases they may be combined.

Renal Cell Carcinoma

Renal cell carcinoma is the most common type of kidney cancer accounting for 9 out of 10 of all kidney cancer diagnoses. Renal cell carcinoma is a cancer in which cancer cells are found in the lining of tubules (very small tubes) in the kidney. It occurs most often in men ages 50 to 70. Estimates for kidney cancer in the United States for 2014 are approximately 63,920 new cases of kidney cancer (39,140 in men and 24,780 in women) will be diagnosed and approximately 13,860 people (8,900 men and 4,960 women) will die from this disease. These numbers include all types of kidney and renal pelvis cancers. New cases of kidney cancer have been rising since the 1990s while the death rates for these cancers have gone down slightly since the middle of the 1990s. Depending on the situation, the treatment options may include: surgery, ablation and other local therapies, active surveillance, radiation therapy, targeted therapy, immunotherapy (biologic therapy) and chemotherapy.

Interim Trial Results

In July 2014, we presented interim results from our Phase Ib and our ongoing Phase II study in liver cancer patients, indicating that 80% of patients treated with mipsagargin had stable disease (no tumor growth) at two months, and 50% of patients exhibited stable disease at 4 months on study. Notwithstanding that the initial and interim data from our trials appear promising, the outcome of our trials is uncertain and our current or future trials may ultimately be unsuccessful.

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Generic Name Designation

In August of 2014, we were notified that the World Health Organization’s or the WHO’s International Nonproprietary Name group or the INN recommended the generic name “mipsagargin” for our lead compound G-202. Mipsagargin was also recommended by the United States Adopted Names Council of the American Medical Association. Our generic name includes a new or novel pre-stem that we believe was proposed based on our compound possessing a unique mechanism of action or structure.

Development Strategy

Under the planning and direction of key personnel, we expect to continue to outsource all of our preclinical development (e.g., toxicology), manufacturing, and clinical development activities to contract research organizations (CROs) and contract manufacturing organizations (CMOs). Our contract CROs and CMOs are required to comply with federal, state and FDA regulations including Good Manufacturing Practices (cGMP), Good Clinical Practices (GCP), and Good Lab Practices (GLP).

The current form of mipsagargin is delivered to patients by intravenous infusion, a typical form of delivery for most chemotherapeutic treatments. We have completed preliminary development on an injectable form of mipsagargin that we believe could add significant value and benefits for patients (shorter time for drug administration) and for oncologists (ease of delivery to patient). In addition the injectable form of mipsagargin strengthens our patent portfolio and enhances market competitiveness and is a key component of long-term life-cycle management for the product if the drug candidate is eventually approved.

Our Technology

Our approach is to identify specific enzymes that are found at high levels in tumors relative to other tissues in the body. Upon identifying these enzymes, we attempt to create a peptide that is recognized predominantly by those enzymes in the tumor and not by enzymes in normal tissues. We then use the peptide as the masking/targeting agent and attach it to our “cytotoxin” to create a prodrug. We believe that this double layer of recognition adds to the tumor-targeting found in our prodrugs.

Cytotoxin-Thapsigargin

Thapsigargin is a cytotoxin found within the plant Thapsia garganica that grows wild in the Mediterranean region. Thapsigargin is a potent inhibitor of the intracellular sarcoplasmic/endoplasmic reticulum calcium adenosine triphosphastase (SERCA) pump protein, consequently causing calcium levels to rise significantly and trigger apoptosis (cell death). We chemically modify thapsigargin to create the molecule 12ADT that retains all the potent cell-killing attributes of thapsigargin, but contains a new structure that can be coupled to a masking/targeting agent. Our prodrugs are manufactured by attaching a specific peptide to 12ADT.

Masking/Targeting Agent

We use peptides to mask the cytotoxin and target the tumor (masking/targeting agents). Peptides are short strings of amino-acids, the building blocks of many components found in cells. When attached to 12ADT, they have the potential to make the cytotoxin inactive and once the peptide is removed from 12ADT, the cytotoxin is active again. Our technology attempts to take advantage of the fact that the masking peptides can be removed by chemical reactors in the body called enzymes, and that the recognition of particular peptides by particular enzymes can be very specific. The peptides also make 12ADT soluble in blood. When the masking peptide is removed, 12ADT returns to its natural insoluble state and precipitates directly into nearby tumor cells.

Our Prodrug Therapies

Cancer chemotherapy involves treating patients with cytotoxic drugs (compounds or agents that are toxic to cells). Chemotherapy is often combined with surgery or radiation in the treatment of early-stage disease and it is the preferred, or only, treatment option for many forms of cancer in later stages of the disease. However, major drawbacks of chemotherapy include, but are not limited to:

•	Side effects - non-cancer cells in the body are also affected, often leading to serious side effects, which may include the destruction of bone marrow, damage to digestive tract cells, and hair loss.

•	Incomplete tumor kill - many of the leading chemotherapeutic agents act during the process of cell division and may be effective on tumors comprised of rapidly-dividing cells, but are much less effective on tumors that contain slowly dividing cells.

•	Resistance - tumors will often develop resistance to current drugs after repeated exposure, thereby limiting the effectiveness of such therapies over multiple dosing.

Prodrug chemotherapy is a relatively new approach to cancer treatment that is being explored as a means of delivering higher concentrations of cytotoxic agents at the tumor location while avoiding or decreasing toxicity in the rest of the body. An inactive form of a cytotoxin is administered to the patient. The prodrug is converted into the active cytotoxin preferentially at the tumor site. We believe that our lead compound, mipsagargin, may overcome a number of drawbacks associated with current cancer drugs, including:

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•	Reduced side effects - our lead compound, mipsagargin, appears to be well-tolerated in cancer patients with reduced side effects compared to traditional chemotherapeutic agents, particularly exhibiting significantly less or no effect on the patient’s bone marrow.

•	Cell-killing activity - our prodrugs have been shown in animal cancer models to kill slowly-dividing, non-dividing, as well as rapidly-dividing cancer cells.

•	Lack of acquired drug resistance - testing in animal models of cancer indicated no development of resistance to mipsagargin after multiple cycles of treatment.

Our Prodrug Development Candidates

We currently have identified four prodrug candidates based on our technology, as summarized in the table below. At this time we are focused exclusively on the clinical development of mipsagargin and have deferred further development of the other prodrug candidates.

Prodrug Candidate	Activating Enzyme	Target Location of Active Enzyme	Status/Developments
Mipsagargin	Prostate Specific Membrane Antigen (PSMA)	The blood vessels of most solid tumors

Ongoing Phase II clinical trials being in glioblastoma and so on to enroll a Phase II trial in prostate cancer patients.

Closed patient enrollment in Phase II clinical trial of patients with liver cancer.

Orphan Drug designation in liver cancer granted.

G-115	Prostate Specific Antigen (PSA)	Prostate cancers	Pilot toxicology completed.

Limited pre-clinical development.

G-114	Prostate Specific Antigen (PSA)	Prostate cancers	Validated efficacy in pre-clinical animal models (Johns Hopkins University).

G-301	Human glandular kallikrein 2 (hK2)	Prostate cancers	Validated efficacy in pre-clinical animal models (Johns Hopkins University).

The enzymes that we target with our prodrugs are found in very specific places within the body and within the tumors. Our lead drug candidate, mipsagargin, is activated by the enzyme Prostate Specific Membrane Antigen, or PSMA, which is found in prostate epithelial cells in the normal prostate, in prostate cancer cells, and in vascular endothelial cells (blood vessels) found in almost all solid tumors. Thus, we expect that mipsagargin may be used in the treatment of almost all solid tumors. Importantly, we believe that mipsagargin may work by destroying the tumor vasculature, thus starving the tumor to death.

G-115 is activated by the enzyme Prostate Specific Antigen, or PSA, which is secreted by prostate epithelial cells in the normal prostate and by prostate cancer cells. PSA is found in the bloodstream and is a known tumor marker for prostate cancer, but it is inactive in the bloodstream due to potent binding by a protein inhibitor. However, PSA is enzymatically active on the surface of prostate cancer cells as it is being secreted and this activity forms the basis for tumor targeting with G-115. G-301 is activated by the enzyme Human Glandular Kallikrein 2, or hK2, which is secreted by prostate epithelial cells in the normal prostate and by prostate cancer cells. The enzyme hK2 is found in the bloodstream and is known as a tumor marker for prostate cancer but it is inactive in the bloodstream due to potent binding by a protein inhibitor. However, hK2 is enzymatically active on the surface of prostate cancer cells as it is being secreted and this activity forms the basis for tumor targeting with G-301. Both G-115 and G-301 are believed to be useful in the treatment of prostate cancers only and not to be useful for the treatment of other cancers.

Market and Competitive Considerations

The table below summarizes estimates for a number of potential U.S. target markets for our proposed drug candidates:

	2014 Estimated Number of
Cancer Type	New Cases	Deaths
Prostate	233,000	29,000
Breast	235,000	40,000
Liver & intrahepatic bile duct	33,000	23,000
Brain & other nervous system	23,000	14,000

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Source: CA Cancer J. Clin 2014; 64: 9-29

The Therapeutic Opportunity for Our Drug Candidates

We believe that current anti-angiogenesis drugs (drugs that disrupt the blood supply to tumors) validate the clinical approach and market potential of our drug candidate. Angiogenesis is the physiological process involving the growth of new blood vessels from pre-existing vessels and is a normal process in growth and development, as well as in wound healing. Angiogenesis is also a fundamental step in the development of tumors from a clinically insignificant size to a malignant state because no tumor can grow beyond a few millimeters in size without the nutrition and oxygenation that comes from an associated blood supply. Interrupting this process has been targeted as a point of intervention for slowing or reversing tumor growth. An example of an anti-angiogenic approach is the FDA approved drug, Avastin, a monoclonal antibody that inhibits the activity of Vascular Endothelial Growth Factor, which is important for the growth and survival of endothelial cells.

Avastin and other anti-angiogenic drugs have only a limited therapeutic effect with increased median patient survival times of only a few months. Our approach is designed to destroy both the existing and newly growing tumor vasculature, rather than just block new blood vessel formation. We anticipate that this approach will lead to a more immediate collapse of the tumor’s nutrient supply and consequently an enhanced rate and degree of tumor destruction.

Competition

The pharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future. Although we are not aware of any competitor who is developing a drug that is designed to destroy both the existing and newly growing tumor vasculature in a manner similar to our drug candidates, there are several marketed drugs and drugs in development that attack tumor-associated blood vessels to some degree. For example, Avastin is a marketed product that acts predominantly as an anti-angiogenic agent. Zybrestat is another drug in development that is described as a vascular-disrupting agent that inhibits blood flow to tumors. Nexavar TM and Sutent TM are two other approved drugs that appear to work in part through anti-angiogenic mechanisms. It is impossible to accurately ascertain how well our drugs will compete against these or other products that may be in the marketplace until we have more complete human patient data for comparison.

Intellectual Property

We regard the protection of patents and other intellectual property rights that we own or license as critical to our business and competitive position. To protect our intellectual property, we rely on patent, trade secret and copyright law, as well as confidentiality, nondisclosure, assignment of invention and other contractual arrangements with our officers, directors, employees, consultants, investigators, clinical trial sites, contractors, collaborators and other third parties to whom we disclose confidential information. Our policy is to pursue patent applications on inventions and discoveries that we believe are commercially important to the development and growth of our business. We solely own or have exclusive licenses to all of our patents and patent applications.

Our pipeline currently includes four drug product candidates: mipsagargin (solid tumors), G-114 (prostate cancer), G-115 (prostate cancer) and G-301 (prostate cancer). Our patent portfolio is currently composed of: 13 issued U.S. patents; 1 pending U.S. non-provisional patent application; 1 pending U.S. provisional patent application; 3 pending Patent Cooperation Treaty, or PCT, applications; and 1 pending European patent application (also registered in Hong Kong), which relates to the PCT application.

When appropriate, we plan to continue to seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe would provide us with a competitive advantage. We expect to be able to accomplish this by filing and maintaining patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, we plan to file patent applications in the United States as well as foreign countries, where applicable. In addition, we may obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interest.

In addition to and separate from patent protection, mipsagargin for the treatment of hepatocellular carcinoma has been granted orphan drug designation under the Orphan Drug Act of 1983, as amended, which was enacted to provide incentives to pharmaceutical companies who create treatments for rare diseases. It does so by granting seven years of exclusivity after approval of a drug in the rare disease, or "orphan" indication. During the seven year period, the FDA may not grant marketing authorization (e.g. to a generic manufacturer) for the same drug for the orphan indication.

Outsource Manufacturing

We do not plan to develop company-owned or company-operated manufacturing facilities. We outsource all drug manufacturing to contract manufacturers that are required to operate in compliance with cGMP. We may also seek to refine the current manufacturing process in order to achieve improvements in efficiency, costs, purity and the like as well as address different drug formulations to achieve improvements in stability and/or drug delivery.

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Supply of Raw Materials - Thapsibiza SL

To our knowledge, there is only one commercial supplier of Thapsia garganica seeds. In April 2007, we obtained the proper permits from the U.S. Department of Agriculture (the USDA) for the importation of Thapsia garganica seeds. In April 2012, we entered into a five year sole source agreement with Thapsibiza, SL. Either party can extend the agreement for an additional five years by providing 30 days written notice prior to the expiration date. Pursuant to the terms of the agreement, Thapsibiza, SL has agreed to exclusively provide us Thapsia garganica seeds while we retain the right to seek additional suppliers. The agreement requires us to purchase minimum quantities of seeds per harvest period.

Long-term Supply of Raw Materials

We believe that we have sufficient supply of Thapsia garganica seeds in storage to complete our clinical trials as currently planned. However, in order to secure a long-term, stable supply of thapsigargin starting material, we are engaged in two ongoing research projects, including traditional cultivation and metabolic engineering of moss cells.

We are funding an ongoing Thapsia garganica cultivation project with Thapsibiza, SL. It is known that thapsigargin is produced in the various parts of the plant and we are evaluating the most cost-effective way to produce thapsigargin, whether it is extracted from seedlings, early roots, stems and/or shoots or from seeds of the mature plant. Reliable germination methods are established and transfer of plantings from greenhouse to fields appears straightforward. At the current time, we believe traditional cultivation, farming and harvesting of Thapsia garganica is the most reliable and straightforward source of thapsigargin starting material.

We also co-funded a moss project at the University of Copenhagen. A major goal of the project entitled SPOTLight (Sustainable Production of Thapsigargin using Light) is to produce thapsigargin in high yields in genetically modified moss cells thus enabling an inexpensive year-round supply of thapsigargin for drug manufacturing. The SPOTLight project was primarily funded by a DKK 18.3M (approximately $3.5M USD) grant from The Danish Council for Strategic Research and is directed by Dr. Søren Brøgger Christensen, Professor at the University of Copenhagen, member of our Scientific Advisory Board and the scientist responsible for the initial isolation and characterization of thapsigargin. As a result of our co-funding, under the terms of our agreement, we have obtained an exclusive, milestone- and royalty-free, fully paid license to the resulting moss cell lines necessary to generate thapsigargin or its chemical precursors. We recognize that this is an ambitious project and that the goal of having a thapsigargin-producing cell line may not be reached. However, even if the project can only generate cell lines that produce chemical precursors of thapsigargin, this might form the basis of a semi-synthetic route to thapsigargin on a commercially viable scale.

Government Regulation

FDA Approval Process

Prior to commencement of clinical studies involving humans, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and safety of the product candidate. The results of these studies are submitted to the FDA as part of an Investigational New Drug (IND) application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time-consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of people to assess safety, tolerability and to evaluate the pattern of drug distribution within the body. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. (In some cases, an initial trial is conducted in diseased patients to assess both preliminary efficacy and preliminary safety, in which case it is referred to as a Phase I/II trial.) In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. All adverse events must be reported to the FDA. Monitoring of all aspects of the study to minimize risks is a continuing process.

The results of the preclinical and clinical testing on non-biologic drugs and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application (NDA) for approval prior to commencement of commercial sales. In responding to an NDA submission, the FDA may grant marketing approval, may request additional information, may deny the application if it determines that the application does not provide an adequate basis for approval, and may also refuse to review an application that has been submitted if it determines that the application does not provide an adequate basis for filing and review. There can be no assurance that approvals would be granted on a timely basis, if at all, for any of our proposed products.

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Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally defined as a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same orphan indication, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

European and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries is necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union (EU), and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

Reimbursement and Health Care Cost Control

Reimbursement for the costs of treatments and products such as ours from government health administration authorities, private health insurers and others, both in the United States and abroad, is a key element in the success of new health care products. Significant uncertainty often exists as to the reimbursement status of newly approved health care products. The revenue and profitability of some health care-related companies have been affected by the continuing efforts of governmental and third party payors to contain or reduce the cost of health care through various means. Payors are increasingly attempting to limit both coverage and the levels of reimbursement for new therapeutic products approved for marketing by the FDA, and are refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement government control over health care costs. The U.S. Patient Protection and Affordance Care Act and the Health Care and Education Reconciliation Act were signed into law in March 2010. A number of provisions of those laws require further rulemaking action by governmental agencies to implement. The laws change access to health care products and services and create new fees for the pharmaceutical and medical device industries. Future rulemaking could increase rebates, reduce prices or the rate of price increases for health care products and services, or require additional reporting and disclosure. The laws also include new authorization to the FDA to approve companies to market biosimilar products within the United States, although to date FDA rulemaking under this legislation has been limited. We cannot predict the timing or impact of any such future rulemaking on our business.

Other Regulations

We are also subject to various U.S. federal, state, local and international laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our business. Additionally, we are subject to regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and Securities and Exchange Commission regulations. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.

Scientific Advisory Board

We have access to a number of academic and industry advisors with expertise in clinical and pharmaceutical development. Members of our Scientific Advisory Board, or SAB, meet with our management and key scientific employees on an ad hoc basis to provide advice in their respective areas of expertise and further assist us by periodically reviewing with management our preclinical and clinical activities. The members of our SAB are Søren Brøgger Christensen, PhD, Samuel R. Denmeade, MD, and John T. Isaacs, PhD. Our SAB members possess deep insight into our technologies and our drug candidate’s mechanism of action which is instrumental in advancing our clinical and development programs. In connection with a member’s retention on our SAB, we have entered into confidentiality agreements as well as assignment of invention agreements, subject to the member respective obligations and responsibilities to any institution or institutions at which they are employed.

Employees

As of December 31, 2014 we employed 2 full-time individuals who are also our executive officers, all of whom hold advanced degrees. In addition, we contract with approximately 12 to 15 consultants to assist in activities related to our operations and research and development plan.

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Corporate History

We were incorporated in the State of Delaware in November 2003 and our principal office is located in San Antonio, Texas. Since our inception, we have invested a substantial portion of our efforts and financial resources in the development of mipsagargin. Mipsagargin is the only product candidate for which we have conducted clinical trials, and to date we have not marketed, distributed or sold any products. We have generated no revenues from the sale of our product candidates and have experienced substantial net operating losses.

PROPERTIES

Our executive offices are located at 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258. We lease this facility, consisting of approximately 2,376 square feet, for $4,653 per month. Our lease expires on October 14, 2015. There is no affiliation between us or any of our principals or agents and our landlords or any of their principals or agents.

LEGAL PROCEEDINGS

Except as described below, as of the date of this Report, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and, to our knowledge, there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka (“Mhaka”) in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In that complaint, GenSpera, as the licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Mhaka (a former doctoral student at Johns Hopkins University) should not be added to either the ‘354 patent or the ‘648 patent as an inventor. On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent pursuant to 35 U.S.C. sec. 256.

On January 24, 2013, the District Court heard GenSpera’s motion for summary judgment in the original case and the defendants’ motion to dismiss in the second case. On May 1, 2013, the District Court granted GenSpera’s motion for summary judgment.  In its order, the Court stated that it would proceed to issue a declaratory judgment establishing that Mhaka should not be added to the two patents at issue as an additional inventor pursuant to 35 U.S.C. § 256. Reserving any ruling on the issue of whether Mhaka’s state law tort claims are preempted by federal patent law, the Court denied defendants’ motion to dismiss Mhaka’s complaint and directed Mhaka to re-file her claims as counterclaims in the original action. On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. On January 2, 2014, Drs. Isaacs and Denmeade moved for summary judgment on the grounds that Mhaka’s claims are barred by the applicable statute of limitations, and GenSpera joined in the motion. On May 6, 2014, GenSpera moved separately for summary judgment, a motion that Dr. Denmeade and Isaacs joined in part.  On August 15, 2014 the District Court conducted a hearing on the motions for summary judgment.  On September 12, 2014, the District Court granted GenSpera’s motion for summary judgment as well as the motion for summary judgment filed by Drs. Denmeade and Isaacs.  Judgment in favor of GenSpera, Dr. Isaacs, and Dr. Denmeade was entered concurrently.

On October 10, 2014, Mhaka filed notices of Appeal with the United States Courts of Appeals for the Fourth Circuit and Federal Circuit.   On December 11, 2014, GenSpera (along with Drs. Denmeade and Isaacs) filed a motion to dismiss the appeal before the United States Court of Appeals for the Fourth Circuit on the ground that the Court of Appeals for the Federal Circuit possesses exclusive jurisdiction over any appeal from the District Court.  On December 29, 2014, Mhaka filed an opposition to the motion to dismiss and moved the Court of Appeals for the Fourth Circuit to stay the appeal proceedings before it pending resolution of the appeal before the United States Court of Appeal for the Federal Circuit.  Any opposition to Mhaka’s motion to stay is due on or before January 12, 2015.   If no stay is granted, and if the appeal is not dismissed, Mhaka’s opening brief before the United States Court of Appeals for the Fourth Circuit would be due on or before January 28, 2015, and the appellees’ responsive brief would be due on or before February 4, 2015.  Mhaka’s reply brief in support of her Fourth Circuit appeal would be due on or before March 18, 2015.  Oral argument would be scheduled thereafter.  The opposition to Mhaka’s opening brief before the United States Court of Appeals for the Federal Circuit is due on or before January 26, 2015.   Any reply brief in support of Mhaka’s appeal would be due on or before February 9, 2014.  Oral argument will be scheduled soon thereafter.

OUR MANAGEMENT

Directors, Executive Officers and Significant Employees

Name	Position	Age	Director Since
Executive Officers
Craig A. Dionne, PhD	Chief Executive Officer, Chief Financial Officer, President and Chairman of the Board of Directors	57	11/2003
Russell Richerson, PhD	Chief Operating Officer and Secretary	62	-

Non-employee Directors
Peter E. Grebow, PhD	Director	68	05/2012
Bo Jesper Hansen, MD, PhD	Director	56	08/2010
Scott V. Ogilvie	Director	60	03/2008

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Craig A. Dionne, PhD serves as our Chief Executive Officer, Chief Financial Officer, President and Chairman of the Board of Directors. Dr. Dionne is one of our founders and has served on our board since November 2003. He has over 26 years of experience in the pharmaceutical industry, including direct experience identifying promising oncology treatments and bringing them through clinical trials. He served for five years as Vice President Discovery Research at Cephalon, Inc. where he was responsible for its oncology and neurobiology drug discovery and development programs. Dr. Dionne has also recently served as Executive Vice President at the Prostate Cancer Research Foundation. In addition to extensive executive experience, Dr. Dionne’s productive scientific career has led to 6 issued patents and co-authorship of many scientific papers. In evaluating Dr. Dionne’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his 26 year career in pharmaceutical drug discovery and development, prior work for our company in addition to being one of our founders, familiarity with our technologies, and academic background. Dr. Dionne earned his BS in biochemistry in 1979 from Louisiana State University, Baton Rouge, Louisiana and his PhD in biochemistry in 1984 from the University of Texas at Austin. Dr. Dionne received post-doctoral training at the Dana-Farber Cancer Institute with a joint appointment at Harvard Medical School.

Russell Richerson, PhD serves as our Chief Operations Officer and Secretary. Dr. Richerson has over 26 years of experience in the biotechnology/diagnostics industry, including 11 years at Abbott Laboratories in numerous management roles. Most recently, he has served as Vice President of Diagnostic Research and Development at Prometheus Laboratories (2001 - 2004) and then as Chief Operating Officer of the Molecular Profiling Institute (2005 - 2008). Dr. Richerson also served as Vice President of Operations of International Genomics Consortium (IGC) from 2005 to 2008. Commencing in August of 2011, Dr. Richerson joined the IGC board of directors. Dr. Richerson received his BS in 1974 from Louisiana State University, Baton Rouge, Louisiana and his PhD in 1983 from the University of Texas at Austin.

Peter E. Grebow, PhD joined our board in May of 2012. Dr. Grebow is President and founder of P.E. Grebow Consulting, Inc. which he formed in 2011. He also serves as Executive Vice President of Research and Development at Eagle Pharmaceuticals, Inc. since October, 2013. From 1991 to 2011, Dr. Grebow held several key positions with Cephalon, Inc. (now Teva Pharmaceuticals), a biopharmaceutical company, including Executive Vice President, Cephalon Ventures, Executive Vice President, Technical Operations, Senior Vice President, Worldwide Business Development and Senior Vice President, Drug Development. Prior to joining Cephalon, Dr. Grebow served as the Vice President, Drug Development for Rorer Central Research, a division of Rhone-Poulenc Rorer Pharmaceuticals Inc., a pharmaceutical company, from 1986 to 1990. Dr. Grebow served as a director of Optimer Pharmaceuticals from February 2009 until October, 2013. Dr. Grebow has also served as a director of Q Holdings, Inc. since December 2011 and Complexa, Inc. since 2011. Dr. Grebow is a member of the Investment Advisory Board of the Harrington Discovery Institute since April, 2014. Dr. Grebow received his undergraduate degree from Cornell University, an MS in chemistry from Rutgers University and a PhD in physical biochemistry from the University of California, Santa Barbara. Dr. Grebow's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contribute to our conclusion that he should serve as a director.

Bo Jesper Hansen, MD, PhD has served as a director on our board since August 2010. Dr. Hansen is currently the Executive Chairman of the Board of Swedish Orphan Biovitrum AB (NASDAQ OMX, STO: SOBI), an international growth company specializing in the development, registration, marketing and distribution of pharmaceutical drugs for rare and life-threatening diseases. Dr. Hansen has held the position since January 2010 as a result of the merger of Swedish Orphan International AB Group and Biovitrum. Prior to the merger, Dr. Hansen served in numerous positions with Swedish Orphan International AB Group, including, from 1998 to 2010, CEO, President and Director of the Board. Dr. Hansen’s responsibilities at the company include establishment, development and expansion of the company’s operations in Europe, Japan, the Americas and Australia. Dr. Hansen holds a Doctor of Medicine degree from the University of Copenhagen with a specialty in urology. Dr. Hansen is Chairman of Karolinska Development AB (NASDAQ OMX, STO: KDEV) and also serves on the boards of CMC AB, Orphazyme ApS, Newron (SIX; NWRN), Hyperion Therapeutics Inc. (NASDAQ: HPTX), and Ablynx NV (ABLX). Dr. Hansen previously served on the boards of Onxeo SA and TopTarget A/S (EURONEXT, PA: ONXEONASDAQ OMX:TOPO) until August of 2014. In evaluating Dr. Hansen’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work with both public and private organizations, including his experience in building biopharmaceutical organizations, his strong business development background and experience with mergers and acquisitions and his past experience and relationships in the biopharma and biotech fields.

Scott V. Ogilvie has served as a director on our board since February 2008. Mr. Ogilvie is currently the President of AFIN International, Inc., a private equity/business advisory firm, which he founded in 2006. Additionally, Mr. Ogilvie has served as a partner of Wirthlin Worldwide International, a private strategic advisory and M&A firm, since September 2011. Prior to December 31, 2009, he was CEO of Gulf Enterprises International, Ltd, a company that brings strategic partners, expertise and investment capital to the Middle East and North Africa. He held this position since August 2006. Mr. Ogilvie previously served as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he held from 2001 to 2007. He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate management and board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the board of directors of Neuralstem, Inc. (NYSE MKT: CUR) and Research Solutions, Inc. (OTCQB: RSSS). Mr. Ogilvie also served on the board of directors of Preferred Voice Inc. (OTCQB: PRFV), Innovative Card Technologies, Inc. (OTCBB: INVC) and National Healthcare Exchange, Inc. (OTCBB: NHXS). In evaluating Mr. Ogilvie’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work in both public and private organizations regarding corporate finance, securities and compliance and international business development.

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Code of Ethics

We have adopted a "Code of Ethics” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code can be viewed on our website at www.genspera.com. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a current report on Form 8-K.

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer.

CORPORATE GOVERNANCE

Independent Directors

For purposes of determining independence, the Company has adopted the definition of independence as contained in NASDAQ Market Place Rules 4200. Pursuant to the definition, the Company has determined that Messrs. Ogilvie, Grebow and Hansen qualify as independent.

Committees

The board of directors has established three standing committees: (1) an Audit Committee, (2) a Nominating and Corporate Governance Committee, and (3) a Leadership Development and Compensation Committee. Each of the committees operates under a written charter adopted by the board of directors. All of the committee charters are available on our web site at www.genspera.com . The committee membership and the function of each of the committees are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Leadership Development and Compensation Committee
Peter E. Grebow, PhD	Member	Chair	Member
Bo Jesper Hansen, MD, PhD	Member	Member	Chair
Scott V. Ogilvie	Chair	Member	Member

Executive compensation is determined by the Leadership Development and Compensation Committee.

Audit Committee

The main function of our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	Selecting and hiring our independent auditors.

•	Evaluating the qualifications, independence and performance of our independent auditors.

•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.

•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing with management any earnings announcements and other public announcements regarding our results of operations.

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•	Reviewing regulatory filings with management and our auditors.

•	Preparing any report the SEC requires for inclusion in our annual proxy statement.

Our Audit Committee is currently comprised of Scott V. Ogilvie, Peter Grebow, PhD and Bo Jesper Hansen, MD, PhD, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Audit Committee is independent within the meaning of the rules of the SEC and rule 5605(a)(2) of the Marketplace Rules of NASDAQ. Additionally, our board has determined that Scott V. Ogilvie and Bo Jesper Hansen, MD, PhD are each an audit committee financial expert as defined under the rules of the SEC. A copy of the charter is available on our website at www.genspera.com .

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s purpose is to assist our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria set by our board of directors and to develop our corporate governance principles. This committee’s responsibilities include:

•	Evaluating the composition, size, organization and governance of our board of directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees and selection of chairs of these committees.

•	Reviewing and recommending to our board of directors director independence determinations made with respect to continuing and prospective directors.

•	Establishing a policy for considering stockholder nominees for election to our board of directors.

•	Recommending ways to enhance communications and relations with our stockholders.

•	Evaluating and recommending candidates for election to our board of directors.

•	Overseeing our board of directors’ performance and self-evaluation process and developing continuing education programs for our directors.

•	Evaluating and recommending to the board of directors termination of service of individual members of the board of directors as appropriate, in accordance with governance principles, for cause or for other proper reasons.

•	Making regular written reports to the board of directors.

•	Reviewing and reexamining the committee’s charter and making recommendations to the board of directors regarding any proposed changes.

•	Reviewing annually the committee’s own performance against responsibilities outlined in its charter and as otherwise established by the board of directors.

Our Nominating and Corporate Governance Committee is currently comprised of Scott V. Ogilvie, Peter Grebow, PhD and Bo Jesper Hansen, MD, PhD, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ. The charter of the Nominating and Corporate Governance Committee is available on our website at www.genspera.com .

Leadership Development and Compensation Committee

The purpose of our Leadership Development and Compensation Committee is to oversee our compensation programs. The committee may form and delegate authority to subcommittees or, with respect to compensation for employees and consultants who are not executive officers for purposes of Section 16 of the Exchange Act, to our officers, in either instance as the committee determines appropriate. The committee’s responsibilities include:

•	Reviewing and approving our general compensation strategy.

•	Establishing annual and long-term performance goals for our CEO and other executive officers.

•	Conducting and reviewing with the board of directors an annual evaluation of the performance of the CEO and other executive officers.

•	Evaluating the competitiveness of the compensation of the CEO and the other executive officers.

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•	Reviewing and making recommendations to the board of directors regarding the salary, bonuses, equity awards, perquisites and other compensation and benefit plans for the CEO.

•	Reviewing and approving all salaries, bonuses, equity awards, perquisites and other compensation and benefit plans for our other executive officers.

•	Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, indemnification agreements and other material agreements between the company and our executive officers.

•	Acting as the administering committee for our stock and bonus plans and for any equity or cash compensation arrangements that we may adopt from time to time.

•	Providing oversight for our overall compensation plans and benefit programs, monitoring trends in executive and overall compensation and making recommendations to the board of directors with respect to improvements to such plans and programs or the adoption of new plans and programs.

•	Reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for non-employee members of the board of directors.

•	Reviewing plans for the development, retention and succession of our executive officers.

•	Reviewing executive education and development programs.

•	Monitoring total equity usage for compensation and establishing appropriate equity dilution levels.

•	Reporting regularly to the board of directors on the committee’s activities.

•	Reviewing and discussing with management the required annual compensation discussion and analysis disclosure, if any, regarding named executive officer compensation and, based on this review and discussions, making a recommendation to include in our annual public filings.

•	Preparing and approving any required committee report to be included in our annual public filings.

•	Performing a review, at least annually, of the performance of the committee and its members and reporting to the board of directors on the results of this review.

•	Investigating any matter brought to its attention, with full access to all our books, records, facilities and employees and obtaining advice, reports or opinions from internal or external counsel and expert advisors in order to help it perform its responsibilities.

Our Leadership Development and Compensation Committee is currently comprised of Scott V. Ogilvie, Peter Grebow, PhD and Bo Jesper Hansen, MD, PhD, each of whom is a non-employee member of our board of directors. Each member of our Leadership Development and Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our board of directors has determined that each of the directors serving on our Leadership Development and Compensation Committee is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation states that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit .

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

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Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices or positions with us. However, nothing in our certificate of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which that person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of that person’s office or position. To the extent that a director has been successful in defending any proceeding brought against him, the Delaware General Corporation Law provides that the director shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

Diversity of Board of Directors

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee our businesses.

EXECUTIVE COMPENSATION

Summary Compensation

The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal years ended December 31, 2014 and 2013 provided by (i) each person serving as our principal executive officer, or PEO, or acting in a similar capacity during our fiscal year ended December 31, 2014; (ii) our most highly compensated executive officers other than our PEO who were serving as executive officers on December 31, 2014 and whose total compensation exceeded $100,000 (collectively with the PEO referred to as the “named executive officers” in this Executive Compensation section); and (iii) our Principal Financial Officer.

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig Dionne, PhD	2014	381,150	-	(1)	-	-	(1)	-	-	44,763	425,913
Chief Executive Officer
And Chief Financial Officer	2013	363,000	181,500	(2)	-	363,000	(2)	-	-	45,848	953,348

Russell Richerson, PhD	2014	324,685	-	(1)	-	-	(1)	-	-	17,160	341,845
Chief Operating Officer	2013	309,230	108,231	(3)	-	309,230	(3)	-	-	17,262	743,953

(1) As of January 12, 2015, the executive’s bonus for 2014 has not yet been determined. We anticipate the bonus will be determined prior to filing of our annual report on form 10-K for the year ended December 31, 2014.

(2) In January 2014, Dr. Dionne was awarded a 2013 bonus award and long term incentive grant in the amount of $181,500 and $363,000, respectively. As payment of the bonus award and grant, options to purchase 1,136,943 common shares were issued on January 8, 2014. The number of shares to be issued pursuant to the bonus award and long term incentive grant was calculated based on the value determined using the Black Sholes option pricing model using the following assumptions: (i) exercise price of $1.42 per share; (ii) fair value of a share of common stock of $1.29; (iii) volatility of 55%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.483%; and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on January 8, 2021.

(3) In January 2014, Dr. Richerson was awarded a 2013 bonus award and long term incentive grant in the amount of $108,231 and $309,230, respectively. As payment of the bonus award and grant, options to purchase 811,959 shares of common stock were issued on January 7, 2014. The number of shares to be issued pursuant to the bonus award and long term incentive grant was calculated based on the value determined using the Black Sholes option pricing model using the following assumptions: (i) exercise price of $1.29 per share; (ii) fair value of a share of common stock of $1.29; (iii) volatility of 55%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.483%; and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on January 8, 2021.

Outstanding Executive Equity Awards at Fiscal Year-End 2013

The following table sets forth information concerning stock options held on December 31, 2014, for each named executive officer.

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	Number of Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise	Expiration
Name and Principal Position	Exercisable	Unexercisable	Price ($)	Date

Craig Dionne, PhD	1,000,000	-	1.65	9/2/2016
Chief Executive Officer and	302,580	-	2.01	7/1/2018
Chief Financial Officer	344,813	-	2.21	1/2/2019
	70,342	-	2.21	1/2/2019
	418,951	-	2.18	3/25/2020
	142,443	-	2.18	3/25/2020
	378,981	-	1.42	01/07/2021
	757,962	-	1.42	01/07/2021
Russell Richerson, PhD	775,000	-	1.50	9/2/2016
Chief Operating Officer	256,790	-	1.83	7/1/2018
	292,927	-	2.01	1/2/2019
	46,576	-	2.01	1/2/2019
	343,137	-	1.98	3/25/2020
	173,181	-	1.98	3/25/2020
	210,508	-	1.29	01/07/2021
	601,451	-	1.29	01/07/2021

Employment Agreements and Change in Control

Craig Dionne

In connection with Dr. Dionne’s employment, we have entered into: (i) an employment agreement; (ii) a severance agreement; (iii) a proprietary information, inventions and competition agreement; and (iv) an indemnification agreement.

Employment Agreement

We employ Craig Dionne as our Chief Executive Officer pursuant to a 5 year written contract which commenced on September 2, 2009. Pursuant to the terms of the agreement, Dr. Dionne’s employment contract automatically extended for an additional one year term on September 2, 2014. As compensation for his services during 2013, Dr. Dionne received a base salary of $363,000 per year. Such base salary is reviewed yearly with regard to possible increase. In June of 2014, as a result of such review, our board of directors and Leadership Development and Compensation Committee adjusted Dr. Dionne’s annual base salary to $381,150, effective as of January 1, 2014. In addition, Dr. Dionne is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2012, 2013, and 2014, Dr. Dionne’s target bonus levels for annual discretionary bonus and long term incentive bonuses are: (i) 50%, and (ii) 100%, of base salary, respectively. Notwithstanding, the Board has broad discretion to make awards in excess of executive’s established targets. Commencing in 2014, the annual discretionary bonus is payable in cash and the long term incentive bonus is payable in common stock purchase options. Dr. Dionne is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated. In the event that Dr. Dionne is terminated (not in connection with a change of control) without cause or if he resigns for good reason, he will be entitled to thirty-six (36) months of salary continuation (payable in monthly installments), thirty-six (36) months of continued medical insurance coverage for Dr. Dionne and his family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Dr. Dionne is terminated as a result of his disability, he will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Dr. Dionne are contingent upon his execution of a timely separation agreement in a form acceptable to us, which shall include a release of claims against us and his resignation from the board.

Severance Agreement

We have entered into a severance agreement with Dr. Dionne. The severance agreement provides for certain payments, as described below, in the event Dr. Dionne’s employment is terminated in connection with a change in control. In the event that Dr. Dionne is terminated without cause or resigns for good reason within a period of two (2) months before or two (2) years following the consummation of a change of control, the Company would be required to pay him (i) 100% of his then annual target bonus, pro-rated by the number of calendar days in which he was employed during that particular year, and (ii) a lump sum payment in an amount equal to three (3) times his then annual salary. These payments are subject to Dr. Dionne’s execution of a release of claims against us and shall be made on the tenth business day following the effective date of the release. If any payment under the severance agreement, when combined with any other payment, would constitute a “parachute payment” within the meaning of Code Section 280G then such payment shall be either the full amount or such lesser amount that would not result in an excise tax under Code Section 280G, based upon which interpretation yields the greater after-tax amount for Dr. Dionne.

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Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Dr. Dionne to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Dr. Dionne during his employment. The agreement also limits Dr. Dionne’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following the end of his employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Dr. Dionne, in the event of litigation, to the fullest extent permitted by law. The Company has also adopted the form of indemnification agreement for use with its other executive officers, employees and directors.

The foregoing summaries of Dr. Dionne’s: (i) employment agreement; (ii) severance agreement; (iii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to our public filings.

Russell Richerson

In connection with Dr. Richerson’s employment, we have entered into: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

Employment Agreement

We employ Russell Richerson as our Chief Operating Officer pursuant to a 3 year written contract, which commenced on September 2, 2009 and expired on September 2, 2012. On September 2, 2012, 2013 and 2014, the agreement was automatically extended for an additional year pursuant to its terms. As compensation for his services during 2012 and 2013, Dr. Richerson received a base salary of $289,000 and $309,000 per year, respectively. Such base salary is reviewed yearly with regard to possible increase. In June of 2014, as a result of such review, our board of directors and Leadership Development and Compensation Committee adjusted Dr. Richerson’s annual base salary to $324,685, effective as of January 1, 2014. In addition, Dr. Richerson is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2012 and 2013, Dr. Richerson’s target bonus levels for annual discretionary bonus and long term incentive bonuses are: (i) 35%, and (ii) 100%, of base salary, respectively. In connection with our board of directors and Leadership Development and Compensation Committee’s review of Dr. Richerson’s compensation in June of 2014, his target bonus levels for annual discretionary bonus and long term incentive bonuses were adjusted to: (i) 40% and (ii) 100%, of base salary, for 2014. Commencing in 2014, the annual discretionary bonus is payable in cash and the long term incentive bonus is payable in common stock purchase options. Dr. Richerson is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated. In the event that Dr. Richerson is terminated without cause or if he resigns for good reason, he will be entitled to eighteen (18) months of salary continuation (payable in monthly installments), eighteen (18) months of continued medical insurance coverage for Dr. Richerson and his family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Dr. Richerson is terminated as a result of his disability, he will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Dr. Richerson are contingent upon his execution of a timely separation agreement in a form acceptable to us, which shall include a release of claims against us and his resignation from the board, if applicable.

Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Dr. Richerson to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Dr. Richerson during his employment. The agreement also limits Dr. Richerson’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following end of his employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Dr. Richerson, in the event of litigation, to the fullest extent permitted by law.

The foregoing summaries of Mr. Richerson’s: (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to our public filings.

Potential Payments Upon Termination or Change- in-Control

The following table sets forth the payments that would be made to our named executive officers if his employment in accordance with his employment agreement had been terminated by us without cause, termination as a result of disability on December 31, 2014 or in the event a change in control of our Company occurred on December 31, 2014, as applicable.

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Name	Terminated without cause	Terminated, change of control	Termination as a result of Disability
Craig Dionne, PhD
Salary	$1,143,450	$1,143,450	$381,150
Bonus (1)	571,725	571,725	-
Health	73,500	73,500	-
Total:	$1,788,675	$1,788,675	$381,150

Russell Richerson, PhD
Salary	489,027	$-	$324,685
Bonus (1)	454,559	-	-
Health	27,900	-	-
Total:	$971,486	$-	$324,685

(1)	Assumes all annual bonus milestones have been attained prior to termination.

GenSpera 2007 Equity Compensation Plan

Our 2007 Equity Compensation Plan (“2007 Plan”) is administered by our board or any of its committees. The purposes of the 2007 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2007 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2007 Plan authorizes the issuance of up to 1,500,000 shares of common stock for the foregoing awards per fiscal year with an aggregate of 6,000,000 shares of common stock available for issuance under the 2007 Plan. As of December 31, 2014, we have granted awards under the 2007 Plan equal to 4,174,221 shares of our common stock, and 140,000 shares have been cancelled or forfeited. Accordingly, there are 1,965,779 shares of common stock available for future awards under the 2007 Plan. In the event of a change in control, awards under the 2007 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

GenSpera 2009 Executive Compensation Plan

Our 2009 Executive Compensation Plan, as amended (“2009 Plan”) is administered by our Board or any of its committees. The purpose of our 2009 Plan is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. The issuance of awards under our 2009 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of December 31, 2014, our 2009 Plan authorizes the issuance of up to 6,000,000 shares of our common stock for the foregoing awards, and we have granted awards under the plan equal to 4,945,874 common shares, and no shares have been cancelled or forfeited. Accordingly, there are 1,054,126 shares of common stock available for future awards under the 2009 Plan.

Deferred Compensation Plan

In July of 2011, we adopted the Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter E. Grebow, PhD	40,002	-	20,261	(1)	-	-	-	60,263

Bo Jesper Hansen	40,002	-	12,925	(2)	-	-	-	52,927

Scott Ogilvie	40,002	-	22,398	(3)	-	-	-	62,400

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(1)	Represents an option to purchase 38,000 common shares with a fair market value on May 23, 2014, the grant date, of $0.41 per share. The option vests quarterly over a one-year period. Represents an additional option to purchase 15,000 common shares with a fair market value on June 27, 2014, the grant date, of $0.32 per share. The option also vests quarterly over a one-year period.

(2)	Represents an option to purchase 53,000 common shares with a fair market value on August 13, 2014, the grant date, of $0.24 per share. The option vests quarterly over a one-year period.

(3)	Represents an option to purchase 38,000 common shares with a fair market value on March 3, 2014, the grant date, of $0.46 per share. The option vests quarterly over a one-year period. Represents an additional option to purchase 15,000 common shares with a fair market value on June 27, 2014, the grant date, of $0.32 per share. One-fourth of the shares vest immediately, with the remaining shares vesting quarterly over a one-year period.

Director Compensation Plan

Legacy Plan

Pursuant to the terms of our legacy non-executive director compensation policy, prior to January 1, 2014, non-employee directors were entitled to the following compensation for service on our Board:

Inducement/First Year Grant. Upon joining the Board, the board member receives options to purchase 50,000 shares of our common stock.  The options vest as follows:  (i) 25,000 immediately upon appointment to the Board; and (ii) 25,000 quarterly over the following 12 months.

Annual Grant. Subject to the shareholder’s rights to elect any individual director, starting on the first year anniversary of service, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 25,000 shares of common stock.  The annual grants vest quarterly during the grant year.

Committee and Committee Chairperson Grant. Each director will receive options to purchase an additional 4,000 shares of common stock for each committee on which he or she serves. Chairpersons of each committee will receive options to purchase an additional 1,000 share of common stock.  The committee grants vest quarterly during the grant year.

Special Committee Grants. From time to time, individual directors may be requested by the Board to provide extraordinary services.  These services may include such items as the negotiation of key contracts, assistance with scientific issues, or such other items as the Board deems necessary and in the best interest of the Company and our shareholders.  In such instances, the Board shall have the flexibility to issue special committee grants.   The amount of such grants and terms will vary commensurate with the function and tasks of the special committee.

Exercise Price and Term. All options issued pursuant to the non-executive board compensation policy will have an exercise price equal to the fair market value of the Company’s common stock at close of market on the grant date.  The term of the options shall be for a period of 5 years from the grant date.

Cash Compensation. Our eligible directors also receive cash compensation equal to: (i) an annual cash retainer of $25,000, and (ii) a per committee cash award of $3,334.

Amended Plan

In June of 2014, our Leadership Development and Compensation Committee recommended, and our board of directors approved, an amendment to non-executive director compensation policy. Effective January 1, 2014, non-employee directors are entitled to the following compensation for service on our Board:

Inducement/First Year Grant. Upon joining the board, board members receives options to purchase 50,000 shares of our common stock.  The options vest as follows:  (i) 25,000 immediately upon appointment to the board; and (ii) 25,000 quarterly over the following 12 months.

 Annual Grant. Subject to the shareholder’s rights to elect any individual director, starting on the first year anniversary of service, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 40,000 shares of common stock or restricted stock units of equivalent value. The annual grants vest quarterly during the grant year.

Committee and Committee Chairperson Grant. Each director will receive options to purchase an additional 4,000 shares of common stock, or restricted stock units of equivalent value, for each committee on which he or she serves. Chairpersons of each committee will receive options to purchase an additional 1,000 share of common stock, or restricted stock units of equivalent value.  The committee grants vest quarterly during the grant year.

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Special Committee Grants. From time to time, individual directors may be requested by the board of directors to provide extraordinary services.  These services may include such items as the negotiation of key contracts, assistance with scientific issues, or such other items as the board deems necessary and in the best interest of our company and our shareholders.  In such instances, the board shall have the flexibility to issue special committee grants.   The amount of such grants and terms will vary commensurate with the function and tasks of the special committee.

Exercise Price and Term. All options issued pursuant to the amended non-executive board compensation policy will have an exercise price equal to the fair market value of our common stock at close of market on the grant date.  The term of the options shall be for a period of 5 years from the grant date.

The determination with regard to whether awards will be made in options or restricted stock units will be at the sole discretion of the director.

Cash Compensation. Directors will also receive cash compensation equal to: (i) an annual cash retainer of $30,000, and (ii) a per committee cash award of $3,334.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is incorporated by reference from the section of this Prospectus entitled “Executive Compensation.”

Information regarding disclosure of compensation to a director is incorporated by reference from the section of this Prospectus entitled “Director Compensation.”

•	On March 1, 2012 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 39,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $2.95 per share. The options vest quarterly over the year and have a term of five years.

•	On May 24, 2012, upon joining the board, we granted Peter E. Grebow, PhD, options to purchase 63,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Peter E. Grebow, PhD’s service on our board and related committees. The options have an exercise price of $2.69 per share and a term of five years. Of the options granted, 25,000 vest immediately with the balance vest in equal installments quarterly over the year beginning on August 24, 2012. Additionally, we entered into our standard indemnification agreement, as well as an independent director agreement with Peter E. Grebow, PhD.

•	On August 13, 2012, we granted Bo Jesper Hansen, M.D., one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Dr. Hansen’s service on our board and related committees. The options have an exercise price of $2.85 per share. The options vest quarterly over the year and have a term of five years.

•	On August 16, 2012, we issued Nancy Jean Barnabei, our former Vice President Finance and Treasurer, options to purchase 200,000 common shares pursuant to the terms of her employment agreement. The options have a term of seven years, an exercise price of $2.80 and vest, provide she continues to provide us services, as follows: (i) 60,000 options vest upon grant, (ii) 60,000 options vest on August 16, 2013, and (iii) 80,000 options vest upon Ms. Barnabei becoming a full time employee provided such event occurs on or before August 16, 2014. The options were granted from our 2007 Equity Compensation Plan and subject to all terms and conditions thereunder. Upon Ms. Barnabei’s resignation in June of 2013, 140,000 of the options were forfeited.

•	During our December 2012 through March 2013 offering, Kihong Kwon, MD (including related and/or affiliated entities), purchased 70,914 units on the same terms and conditions as the other investors in the offering. The price per unit was $2.20. On March 22, 2013, we issued Dr. Kwon (or his related and affiliated entities) 17,076 additional units in connection with the adjustment to the per unit price. Each unit consists of: (i) one (1) share of the common stock, par value $0.0001, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice.

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In connection with the offering, we entered into a registration rights agreement with Kihong Kwon, MD (including related and/or affiliated entities) on the same terms as that of the other investors in the offering. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering all shares of the common stock and the shares underlying the warrants within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment is to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

•	On February 12, 2013, we granted each of Drs. Isaacs and Denmeade, in their respective capacities as our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $1.95 per share. The options vest quarterly over the year beginning on March 31, 2013 and lapse if unexercised on February 12, 2018.

•	On March 1, 2013 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $1.90 per share. The options vest quarterly over the year and have a term of five years.

•	On March 25, 2013, we issued Dr. Dionne, or CEO, options to purchase an aggregate of 561,394 in connection with his 2012 long term and annual bonus. The options have a term of seven years, an exercise price of $2.18 and are fully vested on the grant date.

•	On March 25, 2013, we issued Dr. Richerson, or COO, options to purchase an aggregate of 516,318 in connection with his 2012 long term and annual bonus. The options have a term of seven years, an exercise price of $1.98 and are fully vested on the grant date.

•	On May 24, 2013, we granted Peter E. Grebow, PhD, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Grebow’s service on our board and related committees. The options have an exercise price of $1.95 per share. The options vest quarterly over the year and have a term of five years.

•	During June of 2013, in connection with Ms. Barnabei’s resignation as Vice President and Treasurer, we entered into a release agreement with Ms. Barnabei which provides for an extended amount of time to exercise any stock options vested as of June 30, 2013 from three months from the date of her final day of employment to the expiration date of each respective award, in exchange for Ms. Barnabei’s general release of claims against the Company, if any.

•	On August 13, 2013, we granted Bo Jesper Hansen, M.D., one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Dr. Hansen’s service on our board and related committees. The options have an exercise price of $1.68 per share. The options vest quarterly over the year and have a term of five years.

•	On January 7, 2014, we granted each of Drs. Isaacs and Denmeade, in their respective capacities as our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $1.29 per share. The options vest quarterly over the year beginning on March 31, 2014 and lapse if unexercised on January 7, 2019.

•	On January 8, 2014, we issued Dr. Dionne, or CEO, options to purchase an aggregate of 1,136,943 in connection with his 2013 long term and annual bonus. The options have a term of seven years, an exercise price of $1.42 and are fully vested on the grant date.

•	On January 8, 2014, we issued Dr. Richerson, or COO, options to purchase an aggregate of 811,959 in connection with his 2013 long term and annual bonus. The options have a term of seven years, an exercise price of $1.29 and are fully vested on the grant date.

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•	On March 1, 2014 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $1.36 per share. The options vest quarterly over the year and have a term of five years.

•	On May 24, 2014, we granted Peter E. Grebow, PhD, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our legacy director compensation plan as compensation for Dr. Grebow’s service on our board and related committees. The options have an exercise price of $1.20 per share. The options vest quarterly over the year and have a term of five years.

•	In June of 2014, our Leadership Development and Compensation Committee recommended, and our board of directors approved, an amendment to non-executive director compensation policy. The amendment was made effective January 1, 2014. For a further discussion of the amended plan, see the section of this prospectus entitled “Director Compensation.”

•	On June 27, 2014 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 15,000 shares of common stock. The options were granted pursuant to our amended director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $0.94 per share. The options have a term of five years, and 3,750 shares are fully vested on the grant date, with the balance vesting quarterly over the year.

•	On June 27, 2014, we granted Peter E. Grebow, PhD, one of our outside directors, options to purchase 15,000 shares of common stock. The options were granted pursuant to our amended director compensation plan as compensation for Dr. Grebow’s service on our board and related committees. The options have an exercise price of $0.94 per share. The options vest quarterly over the year and have a term of five years.

•	On August 13, 2014, we granted Bo Jesper Hansen, M.D., one of our outside directors, options to purchase 53,000 shares of common stock. The options were granted pursuant to our amended director compensation plan as compensation for Dr. Hansen’s service on our board and related committees. The options have an exercise price of $0.70 per share. The options vest quarterly over the year and have a term of five years.

•	As of December 31, 2014, we have 3 promissory notes payable to Dr. Dionne. Each note accrues interest at 4.2% per annum. The loans were originally made in order to provide us with working capital. The aggregate balance of the notes is $105,000 in principal and approximately $30,000 in accrued interest. The notes and accrued interest are convertible into 270,339 shares of common stock at a price of $0.50 per share.

Related Party Transactions Policy and Procedure

We will only enter into or ratify a transaction with a related party when our board of directors, acting through the Audit Committee, determines that the transaction is in the best interests of GenSpera and its stockholders. We review all known relationships and transactions in which GenSpera and our directors, executive officers, and significant stockholders or their immediate family members are participants to determine whether such persons have a direct or indirect interest. Our outside legal counsel, in consultation with our management team, is primarily responsible for developing and implementing processes and controls to obtain information regarding our directors, executive officers, and significant stockholders with respect to related party transactions and then determining, based on the facts and circumstances, whether GenSpera or a related party has a direct or indirect interest in these transactions. On a periodic basis, our outside counsel and our management team review all transactions in which our executive officers, director or significant shareholders may have a material interest. In addition, our directors and executive officers are required to notify us of any potential related party transactions and provide us with the information regarding such transactions. If our outside legal counsel determines that a transaction is a related party transaction, the Audit Committee must review the transaction and either approve or disapprove it. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. In the event all members of the Audit Committee are a related party with respect to a transaction, the transaction is reviewed and approved by a majority of the disinterested directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2014, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

•	each of our current directors and nominees;

•	each of our current named executive officers; and

•	all current directors and named executive officers as a group.

48

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

			Common Stock
Name and Address of Beneficial Owner(1)	Shares		Shares Underlying Convertible Securities (2)	Total	Percent of Class (2)
Directors and named Executive Officers
Craig Dionne, PhD	2,464,749	(5)	3,686,411	6,151,160	16.7%
Russell B. Richerson, PhD	942,392		2,699,570	3,641,962	10.2%
Bo Jesper Hansen, MD, PhD	-		203,500	203,500	*
Scott Ogilvie	-		270,750	270,750	*
Peter E. Grebow, PhD	-		140,750	140,750	*

All directors and executive officers as a group (5 persons)	3,407,141		7,000,981	10,408,122	25.9%

Beneficial Owners of 5% or more
Kihong Kwon, MD(3)	2,456,567		-	2,456,567	7.4%
Alpha Capital Anstalt(4)	2,361,213		-	2,361,213	7.1%

*	Less than one percent.

(1)         Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is GenSpera, Inc., 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258.

(2)         Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There are 33,181,197 shares of common stock issued and outstanding as of December 31, 2014.

(3)         1015 E. Chapman, Suite 201, Fullerton, CA 92831. Does not include 1,211,617 warrants or convertible securities subject to exercise conditions based on percentage ownership.

(4)         The source of the information regarding reporting person’s holdings and address was the Form 13g filed by reporting person on December 19, 2014. Does not include 6,896,875 warrants or convertible securities subject to exercise conditions based on percentage ownership.

(5)         Includes 433,740 shares owned by Craig A. Dionne & Bonnie Camille Dionne TTEES The Dionne Annuity Trust of 2011.

EXPERTS

The financial statements included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the reports of Liggett, Vogt & Webb, P.A., our independent registered public accounting firm for the years ended December 31, 2013 and 2012, and RBSM LLP, our independent registered public accounting firm for the period November 21, 2003 (date of inception) through December 31, 2011, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firms as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of our securities offered and to be issued by this prospectus will be passed upon for us by Silvestre Law Group, P.C. of Westlake Village, CA. The Silvestre Law Group, P.C. or its various principals and/or affiliates, 287,500 shares of our common stock and options and/or warrants to purchase 371,250 shares.

49

WHERE YOU CAN FIND MORE INFORMATION

We will file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Exchange Act. You may read and copy any document we file at the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site, free of charge, at http://www.sec.gov and at our website at http://www.genspera.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site into this prospectus. We will furnish our stockholders with annual reports containing audited financial statements upon request.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule(s) that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms or the SEC’s website; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

You may request and obtain a copy of any of our filings, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or phone number:

GenSpera, Inc.

2511 N Loop 1604 W, Suite 204

San Antonio, TX 78258

Attn: Dr. Craig Dionne

(210) 479-8112

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F-1

PART I

FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

GENSPERA, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2014	2013
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$3,559	$3,587
Prepaid expenses	176	163
Total current assets	3,735	3,750
Office equipment, net of accumulated depreciation of $19 and $16	13	14
Intangible assets, net of accumulated amortization of $103 and $94	105	118
Other assets	3	3
Total assets	$3,856	$3,885

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,093	$1,270
Accrued expenses	1,340	1,250
Convertible notes – stockholder	105	105
Total current liabilities	2,538	2,625
Total liabilities	2,538	2,625

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.0001 per share; 30,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.0001 per share; 150,000,000 shares authorized, 32,736,675 and 27,252,966 shares issued and outstanding, respectively	3	3
Additional paid-in capital	39,038	33,642
Accumulated deficit	(37,723)	(32,385)

Total stockholders’ equity	1,318	1,260

Total liabilities and stockholders’ equity	$3,856	$3,885

The accompanying notes are an integral part of these condensed financial statements.

F-2

GENSPERA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
General and administrative	$1,035	$649	$2,553	$2,072
Research and development	760	686	2,788	2,268

Total operating expenses	1,795	1,335	5,341	4,340

Loss from operations	(1,795)	(1,335)	(5,341)	(4,340)

Gain on change in fair value of warrant derivative liability	–	330	–	1,096
Interest income (expense), net	2	–	3	(2)

Loss before provision for income taxes	(1,793)	(1,005)	(5,338)	(3,246)
Provision for income taxes	–	–	–	–

Net loss	$(1,793)	$(1,005)	$(5,338)	$(3,246)
Net loss per common share, basic and diluted	$(0.05)	$(0.04)	$(0.18)	$(0.14)

Weighted average shares outstanding	32,693,788	25,364,457	29,589,182	23,995,394

The accompanying notes are an integral part of these condensed unaudited financial statements.

F-3

GENSPERA, INC.

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(in thousands, except share and per share data)

			Additional
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2013	27,252,966	$3	$33,642	$(32,385)	$1,260
Stock-based compensation	–	–	1,196	–	1,196

Common stock and warrants issued as payment of services and consulting fees	353,498	–	423	–	423

Sale of common stock and warrants at $0.80 per share (Registered Offering)	4,163,961	–	3,331	–	3,331

Sale of common stock and warrants at $0.80 per share (Private Placement)	966,250	–	773	–	773

Issuance cost of sales of common stock and warrants	–	–	(327)	–	(327)

Net loss	–	–	–	(5,338)	(5,338)

Balance, September 30, 2014 (unaudited)	32,736,675	$3	$39,038	$(37,723)	$1,318

The accompanying notes are an integral part of these condensed unaudited financial statements.

F-4

GENSPERA, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(5,338)	$(3,246)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18	17
Stock-based compensation	1,619	1,194
Change in fair value of derivative liability	-	(1,096)
Increase in operating assets:
Prepaid expenses	(13)	(118)
Increase in operating liabilities:
Accounts payable and accrued expenses	(87)	(180)
Cash used in operating activities	(3,801)	(3,429)

Cash flows from investing activities:
Acquisition of office equipment	(4)	(8)
Cash used in investing activities	(4)	(8)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	4,104	6,217
Proceeds from exercise of warrants	-	405
Cost of common stock and warrants sold	(327)	(665)
Cash provided by financing activities	3,777	5,957

Net (decrease) increase in cash	(28)	2,520
Cash and cash equivalents, beginning of period	3,587	2,345
Cash and cash equivalents, end of period	$3,559	$4,865

The accompanying notes are an integral part of these condensed unaudited financial statements.

F-5

GENSPERA, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 – BACKGROUND

GenSpera, Inc. (“we”, “us”, “our company”, “our”, “GenSpera” or the “Company”) was formed under the laws of the State of Delaware in November 2003, and has its principal office in San Antonio, Texas. We are an early-stage, pre-revenue, pharmaceutical company focused on the discovery and development of prodrug cancer therapeutics for the treatment of solid tumors, including liver, brain, prostate and other cancers. We plan to develop a series of therapies based on our target-activated prodrug technology platform.

Our primary focus at the present time is the clinical development of our lead compound, mipsagargin (formerly referred to as G-202), a novel therapeutic agent with a unique mechanism of action. We have completed a Phase Ia/Ib dose escalation, safety, tolerability and dose refinement study of mipsagargin, in which we treated a total of 44 patients (includes Phase Ia and Ib), including two patients with hepatocellular carcinoma (HCC), or liver cancer, who experienced prolonged stabilization of disease up to eleven months after initiation of treatment. We are conducting a Phase II clinical trial of mipsagargin in patients with liver cancer, in which twenty-five patients have been treated as of October 24, 2014. Enrollment in our Phase II liver cancer trial is now closed.

In July 2014, we presented interim results from our Phase Ib and our ongoing Phase II study in liver cancer patients which indicated that 80% of patients treated with mipsagargin had stable disease (no tumor growth) at two months, and 50% of patients exhibited stable disease at 4 months on study. These results support our plans to continue the development of mipsagarin for patients with liver cancer, as well as proceed with our clinical development strategy in other indications including glioblastoma, prostate cancer and renal cell carcinoma trials. Notwithstanding that the initial and interim data from our trials appear promising, the outcome of our trials is uncertain and our current or future trials may ultimately be unsuccessful.

We are also currently conducting a Phase II clinical trial in glioblastoma (a type of brain cancer), in which six patients have been treated as of October 24, 2014.

NOTE 2 – MANAGEMENT’S PLANS TO CONTINUE AS A GOING CONCERN

Basis of Presentation

We have prepared our financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to make the information not misleading. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. We have incurred losses since inception and have a deficit accumulated of $37.7 million as of September 30, 2014. We anticipate incurring additional losses for the foreseeable future until such time, if ever, that we can generate significant sales from our therapeutic product candidates currently in development or we enter into cash flow positive business development transactions.

To date, we have generated no sales or revenues, have incurred significant losses and expect to incur significant additional losses as we advance mipsagargin through clinical studies. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in the research and development of pharmaceutical compounds.

Our cash and cash equivalents balance at September 30, 2014 was $3.6 million, representing 92% of our total assets. Based upon our current expected level of operating expenditures, we expect to be able to fund our operations for the next nine to twelve months. We will require additional cash to fund and continue our operations beyond that point. This period could be shortened if there are any unanticipated increases in planned spending on development programs or other unforeseen events. We anticipate raising additional funds through collaborative arrangements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available when needed in order to allow us to continue our operations, or if available, on terms acceptable to us.

In the event financing is not obtained, we may pursue cost cutting measures as well as explore the sale of selected assets to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate any of our development programs or clinical trials, these events could have a material adverse effect on: our business, results of operations, and financial condition. These factors raise significant doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

F-6

NOTE 3 – SUMMARY OF CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from those estimates.

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for manufacturing, clinical trials, employee compensation and consulting costs and expenses.

We incurred research and development expenses of approximately $0.8 million and $0.7 million for the three months ended September 30, 2014 and 2013, respectively. We incurred research and development expenses of approximately $2.8 million and $2.3 million for the nine months ended September 30, 2014 and 2013, respectively.

Loss per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. The following potentially dilutive securities have been excluded from the computations of weighted average shares outstanding as of September 30, 2014 and 2013, as they would be anti-dilutive:

	Nine months ended September 30,
	2014	2013
Shares underlying options outstanding	8,425,095	6,011,023
Shares underlying warrants outstanding	19,897,928	10,266,597
Shares underlying convertible notes outstanding	268,117	259,296
	28,591,140	16,536,916

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments with maturities of three months or less when acquired. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Warrant derivative liability consists of certain of our warrants with anti-dilution provisions. We use the Black-Scholes option-pricing model to value our warrant derivative liability which incorporates our stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Fair Value Measurements

Valuation Hierarchy - GAAP establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3: Unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. We previously recorded a warrant derivative liability for warrants with non-standard anti-dilution provisions. These warrants were either exercised or expired as of September 30, 2014.

F-7

Stock-Based Compensation

We measure the cost of employee services received in exchange for equity awards based on the grant-date fair value of the awards. All awards under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Compensation expense for options granted to non-employees is determined in accordance with the fair value of the consideration received or the fair value of the equity instruments issued, whichever is a more reliable measurement. Compensation expense for awards granted to non-employees is re-measured on each accounting period.

Determining the appropriate fair value of stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based compensation and the volatility of our stock price. We use the Black-Scholes option-pricing model to value our stock option awards which incorporates our stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update “ASU” 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. This Update provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. The amendments in this Update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. We are currently assessing the impact of the adoption of ASU 2014-15, and we have not yet determined the effect of the standard on our ongoing financial reporting.

In June 2014, the FASB issued ASU 2014-10 Development Stage Entities (Topic 915). ASU 2014-10 removes all incremental financial reporting requirements from U.S. GAAP for development stage entities. ASU 2014-10 should be applied retrospectively and is effective for fiscal years beginning after December 15, 2014. Early application is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued or made available for issuance. We have decided to adopt ASU 2014-10 early, accordingly all of the past disclosures and presentations for development stage accounting have been eliminated.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands):

	Nine months ended September 30,
	2014	2013
Non-cash financial activities:
Common stock options issued as payment of accrued compensation	$962	$999
Derivative liability reclassified to equity upon exercise of warrants	–	80

There was no cash paid for interest and income taxes for the three or nine months ended September 30, 2014 and 2013.

NOTE 5 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	September 30,	December 31,
	2014	2013
Accrued compensation and benefits	$851	$1,040
Accrued research and development	278	82
Accrued other	211	128
Total accrued expenses	$1,340	$1,250

F-8

NOTE 6 – CONVERTIBLE NOTES PAYABLE

We previously entered into convertible notes with our chief executive officer pursuant to which we borrowed an aggregate of $0.2 million, with $0.1 million principal balance outstanding at September 30, 2014. The notes, which bear interest at a rate of 4.2% per annum and matured at various dates through December 6, 2011, are now considered due on demand. As of September 30, 2014, our chief executive officer has not demanded the payment of the outstanding principal and accrued interest. Accrued interest at September 30, 2014 and December 31, 2013 was approximately $29,000 and $26,000, respectively. The notes and accrued interest are convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.50 per share.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka (“Mhaka”) in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In that complaint, GenSpera, as the licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Mhaka (a former doctoral student at Johns Hopkins University) should not be added to either the ‘354 patent or the ‘648 patent as an inventor. On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent pursuant to 35 U.S.C. sec. 256.

On January 24, 2013, the Court heard GenSpera’s motion for summary judgment in the original case and the defendants’ motion to dismiss in the second case. On May 1, 2013, the Court granted GenSpera’s motion for summary judgment in the original case. In its order, the Court stated that it would proceed to issue a declaratory judgment establishing that Mhaka should not be added to the two patents at issue as an additional inventor pursuant to 35 U.S.C. § 256. Reserving any ruling on the issue of whether Mhaka’s state law tort claims are preempted by federal patent law, the Court denied defendants’ motion to dismiss Mhaka’s complaint and directed Mhaka to re-file her claims as counterclaims in the original action. On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. On January 2, 2014, Drs. Isaacs and Denmeade moved for summary judgment on the grounds that Mhaka’s claims are barred by the applicable statute of limitations, and GenSpera joined in the motion. On May 6, 2014, GenSpera moved separately for summary judgment, a motion that Dr. Denmeade and Isaacs joined in part.  On August 15, 2014 the Court conducted a hearing on the motions for summary judgment.  On September 12, 2014, the Court granted GenSpera’s motion for summary judgment as well as the motion for summary judgment filed by Drs. Denmeade and Isaacs.  Judgment in favor of GenSpera, Dr. Isaacs, and Dr. Denmeade was entered concurrently. On October 11, 2014, Mhaka filed notices of appeal with the United States Courts of Appeal for the Fourth Circuit and Federal Circuit.  Schedules for briefing and oral argument have not been set.

Because of the uncertain nature of litigation, the ultimate outcome of the appeal and the litigation cannot be predicted and we may incur additional legal expenses related to this matter in the future.

NOTE 8 – CAPITAL STOCK AND STOCKHOLDER’S EQUITY

Common Stock

In August 2014, we issued an aggregate of 25,000 units to consultants as payment for business and advisory services valued at approximately $20,000 in total. Each unit consists of one share of our common stock, and one-half of one Series D common stock purchase warrant. The units are substantially similar to the units issued in our June 2014 private placement. Each warrant has an exercise price of $1.15 per share, is immediately exercisable and separately transferable from the common shares and expires on the five year anniversary of the date of issuance. In August 2014, we also issued a total of 189,364 common shares, valued at approximately $169,000, as partial payment for investor and media relations services.

In February 2014, we entered into an agreement with H.C. Wainwright to serve as our exclusive advisor for a proposed offering of our securities. Pursuant to the placement agent agreement, we agreed to a cash placement fee equal to 8% of the aggregate gross proceeds to us from the sale of our securities and to issue the placement agent warrants to purchase shares of common stock equal to 8% of the common stock sold in such offering (excluding shares of common stock issuable upon the exercise of any warrants issued in the offering), provided that, with respect to sales to certain prior investors, we agreed to pay a cash placement agent fee of 4% of the aggregate gross proceeds from such prior investors and issue the placement agent warrants to purchase shares of common stock equal to 4% of the common stock sold to such investors. In June 2014, we completed a registered offering of our securities, see Equity Financing section below for further information regarding this transaction.

F-9

In February 2014, we entered into an agreement for method development by a contract manufacturer and issued an aggregate of 91,334 shares of common stock, valued at approximately $127,000, as compensation. In February 2014, we also entered into an agreement to grant an aggregate of 47,800 shares of common stock, valued at approximately $67,000, to a consultant for business advisory services to be provided to the Company.

During the nine months ended September 30, 2014, no warrants were exercised into common shares. During the nine months ended September 30, 2013, 325,670 warrants were exercised into an equivalent number of common shares for which we received proceeds of approximately $404,000, and one million warrants were exercised on a cashless basis into 537,722 common shares.

Equity Financing

On May 23, 2014, our registration statement on Form S-1 (File No. 333-194687) was declared effective by the United States Securities and Exchange Commission. Pursuant to the registration statement, we offered and sold 4,163,961 units, each consisting of: (i) one share of our common stock, (ii) one-half of one Series A common stock purchase warrant, (iii) one Series B common stock purchase warrant and (iv) one Series C common stock purchase warrant. The units were sold at a public offering price of $0.80 per unit. The offering commenced on May 28, 2014 and did not terminate before all of the securities registered in the registration statement were sold. On June 3, 2014, we closed the sale of such securities, resulting in net proceeds to us of approximately $3.0 million after deducting placement agent fees and expenses of $278,000 and other offering expenses of approximately $64,000, including the reimbursement of placement agent’s counsel of $50,000. The placement agent also received common stock purchase warrants to purchase 326,817 shares on substantially the same terms as the Series A warrants.

Each Series A warrant has an exercise price of $1.15 per share, is immediately exercisable and separately transferable from the common shares and expires on the five year anniversary of the date of issuance. Each Series B warrant has an exercise price of $0.85 per share, is immediately exercisable and separately transferable from the common shares and expires on the nine month anniversary of the date of issuance. Each Series C warrant has an exercise price of $0.85 per share, is immediately exercisable and separately transferable from the common shares and will expire on the twelve month anniversary of the date of issuance. The units are not certificated.

In June 2014, we are also offered and sold 966,250 units in a private placement to certain accredited investors with whom we had a prior relationship or who were shareholders. Each unit was priced at $0.80 and consisted of one share of our common stock, and one-half of one Series D common stock purchase warrant. Each Series D warrant has an exercise price of $1.15 per share, is immediately exercisable and separately transferable from the shares and will expire on the five year anniversary of the date of issuance.

NOTE 9 – STOCK OPTIONS

Our 2009 Executive Compensation Plan (“2009 Plan”) and our 2007 Equity Compensation Plan (“2007 Plan”) allow for the issuance of up to 6,000,000 shares of common stock each, or 12,000,000 in the aggregate. Collectively, the 2009 Plan and 2007 Plan are referred to as “the Plans.”

Total stock-based compensation expense recognized for stock options issued using the straight-line method in the statement of operations for the three months ended September 30, 2014 and 2013 was approximately $37,000 and $46,000, respectively. Total stock-based compensation expense recognized for the nine months ended September 30, 2014 and 2013 was $1,146,000 and $1,192,000, respectively, of which $962,000 and $958,000 was accrued as of December 31, 2013 and 2012, respectively. The following table summarizes stock option activity under the Plans:

	Number of shares	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)

Outstanding at December 31, 2013	6,050,623	$1.82
Granted	2,499,472	$1.31
Exercised	—	—
Forfeited	(125,000)	$1.50
Outstanding at September 30, 2014	8,425,095	$1.68	4.1	$103

Exercisable at September 30, 2014	8,178,045	$1.70	4.0	$97

F-10

As of September 30, 2014, there was approximately $89,000 of total unrecognized compensation cost related to non-vested stock options which vest over time. That cost is expected to be recognized over a weighted-average period of approximately one year. As of September 30, 2014, there was no unrecognized compensation expense related to performance-based, non-vested employee stock options.

During the nine months ended September 30, 2014, we issued options to purchase 1,948,902 and 159,000 shares of common stock to employees and non-employee directors, respectively, under the Plans. Additionally, we issued options to purchase 391,570 shares of common stock to consultants and advisors. During the nine months ended September 30, 2013, we issued options to purchase 1,221,972 and 114,000 shares of common stock to employees and non-employee directors, respectively, under the Plans. Additionally, we issued options to purchase 140,423 shares of common stock to consultants and advisors. During the nine months ended September 30, 2014 and 2013, no options were exercised.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued during the nine months ended September 30, 2014 and 2013:

	Nine months ended September 30,
	2014	2013
Volatility	55.6%	58.7%
Expected term (years)	3.3	3.9
Risk-free interest rate	0.6%	0.7%
Dividend yield	0%	0%

NOTE 10 – WARRANTS AND DERIVATIVE WARRANT LIABILITY

We account for common stock purchase warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Warrants are accounted for as derivative liabilities if the warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock by the Company are at a lower price per share than the then-current warrant exercise price. We classify derivative warrant liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the warrant. At September 30, 2014, all outstanding liability-classified warrants were either exercised or had expired.

Transactions involving our equity-classified warrants are summarized as follows:

	Number of shares	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)

Outstanding at December 31, 2013	10,216,597	$2.56
Granted	11,467,847	$0.95
Exercised	—	—
Forfeited	(1,786,516)	$2.85
Outstanding at September 30, 2014	19,897,928	$1.61	2.1	$17

Exercisable at September 30, 2014	19,897,928	$1.61	2.1	$17

During the nine months ended September 30, 2014, no warrants were exercised. During the nine months ended September 30, 2013, 325,670 warrants were exercised into an equivalent number of common shares for which we received approximately $404,000 in proceeds, and 1,000,000 warrants were exercised on a cashless basis into 537,722 common shares.

F-11

The following table summarizes outstanding common stock purchase warrants as of September 30, 2014:

	Number of shares	Weighted- average exercise price	Expiration
Equity–classified warrants
Issued to consultants	1,045,759	$2.22	May 2015 through August 2019
Issued pursuant to 2010 financings	1,022,943	$3.38	January 2015 through May 2015
Issued pursuant to 2011 financings	1,936,785	$3.24	January 2016 through April 2016
Issued pursuant to 2012 financings	296,366	$3.00	December 2017
Issued pursuant to 2013 financings	4,376,228	$1.97	December 2017 through August 2023
Issued pursuant to 2014 financings	11,219,847	$0.93	March 2015 through June 2019
	19,897,928

Equity-classified Warrants

During the nine months ended September 30, 2014, in connection with our registered offering, we issued an aggregate of 10,736,722 common stock purchase warrants, including 10,409,905 issued to investors and 326,817 issued to the placement agents. The warrants were issued with exercise prices between $0.85 and $1.15 per share. Additionally, we also issued 483,125 common stock purchase warrants to investors in our June 2014 private offering. The warrants have an exercise price of $1.15 per share.

During the nine months ended September 30, 2014, we also issued warrants to consultants to purchase 248,000 shares of common stock as compensation for business and advisory services. The common stock purchase warrants have exercise prices of between $1.15 and $3.00 per share, are immediately exercisable and expire on the five year anniversary of the date of issuance. The per share weighted-average fair value of the warrants granted to consultants during 2014 was estimated at $0.36 per share on the date of grant. During the nine months ended September 30, 2013, no warrants were issued to consultants. Total stock-based compensation expense of approximately $90,000 and $2,000 was recognized for warrants and included in the statement of operations for the nine months ended September 30, 2014 and 2013, respectively.

During the nine months ended September 30, 2013, in connection with the offering of our securities, we issued an aggregate of 776,204 common stock purchase warrants, including: 686,420 pursuant to closings in January 2013 and March 2013; 18,410 to the placement agent; and 71,374 additional warrants issued to investors that participated in the December 2012 closing. All warrants were issued with an exercise price of $3.00 per share. In connection with our August 2013 Offering, the Company issued an aggregate of 3,600,024 common stock purchase warrants, including: 3,333,356 issued to investors, and 266,668 to the placement agents. All warrants were issued with an exercise price of $ 1.75 per share.

Liability-classified Warrants

We have assessed our outstanding equity-linked financial instruments and have concluded that certain of our warrants are subject to derivative accounting as a result of certain non-standard anti-dilution provisions contained in the warrants. The fair value of these warrants is classified as a liability in our financial statements with the change in fair value during the periods presented, recorded in the statement of operations. At September 30, 2014, all outstanding liability-classified warrants were either exercised or had expired.

We did not record a gain or loss during the three or nine months ended September 30, 2014, as the outstanding liability-classified warrants were either exercised or had expired. We recorded a gain of $0.3 million and $1.1 million during the three and nine months ended September 30, 2013, respectively, related to the change in fair value of the warrant derivative liability during that period.

NOTE 11 – SUBSEQUENT EVENTS

In October 2014, we granted an aggregate of 20,000 shares of common stock, valued at approximately $15,000, to a consultant for business advisory services provided to the Company.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GenSpera Inc.

San Antonio, TX

We have audited the accompanying balance sheets of GenSpera Inc., a development stage company, as of December 31, 2013 and 2012, and the related statements of losses, statement of stockholders' (deficit) equity, and cash flows for each of the years ended December 31, 2013 and 2012. We have also audited the amounts presented for the period January 1, 2012 to December 31, 2013, included in the statements of stockholders’ (deficit) equity and in the total amounts presented in the statements of losses and cash flows for the period from November 21, 2003 (date of inception) to December 31, 2013. We did not audit the period November 21, 2003 (date of inception) to December 31, 2011. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for that period is based solely on the report of other auditors. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on the financial statements based upon our audits

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenSpera Inc., a development stage company, at December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the years ended December 31, 2013 and 2012 and the period November 21, 2003 (date of inception) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had an accumulated deficit of $32.4 million as of December 31, 2013, and will require additional cash to fund and continue operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Liggett, Vogt & Webb, P.A.
Liggett, Vogt & Webb, P.A.

February 26, 2014

New York, New York

F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GenSpera Inc.

San Antonio, TX

We have audited the accompanying statements of losses, statement of stockholders’ equity, and cash flows for the period November 21, 2003 (date of inception) through December 31, 2011 of GenSpera Inc., a development stage company. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and  cash flows for the period November 21, 2003 (date of inception) through December 31, 2011 of GenSpera Inc., a development stage company, in conformity with accounting principles generally accepted in the United States of America.

/s/ RBSM LLP
RBSM LLP

New York, New York

March 6, 2012

F-14

GENSPERA, INC.

(A Development Stage Company)

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$3,587	$2,345
Prepaid expenses	163	77
Total current assets	3,750	2,422
Office equipment, net of accumulated depreciation of $16 and $10	14	12
Intangible assets, net of accumulated amortization of $94 and $77	118	136
Other assets	3	3
Total assets	$3,885	$2,573

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$1,270	$728
Accrued expenses	1,250	1,292
Warrant derivative – short-term	–	1,176
Convertible notes – stockholder	105	105
Total current liabilities	2,625	3,301
Total liabilities	2,625	3,301

Commitments and contingencies (Note 8)

Stockholders' (deficit) equity:
Preferred stock, par value $.0001 per share; 30,000,000 shares authorized, none issued and outstanding	–	–
Common stock, par value $.0001 per share; 150,000,000 shares authorized, 27,252,966 and 22,298,424 shares issued and outstanding, respectively	3	2
Additional paid-in capital	33,642	26,353
Deficit accumulated during the development-stage	(32,385)	(27,083)

Total stockholders' (deficit) equity	1,260	(728)

Total liabilities and stockholders' (deficit) equity	$3,885	$2,573

See accompanying notes to audited financial statements.

F-15

GENSPERA, INC.

(A Development Stage Company)

STATEMENTS OF LOSSES

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

			Cumulative Period
			from November 21, 2003
	For the Year Ended December 31,		(date of inception) to
	2013	2012	December 31, 2013

Operating expenses:
General and administrative	$3,662	$3,953	$15,765
Research and development	2,733	2,922	16,712
Research and development grant received	–	–	(489)

Total operating expenses	6,395	6,875	31,988

Loss from operations	(6,395)	(6,875)	(31,988)

Other income (expense):
Financing cost	–	–	(519)
(Loss) gain on change in fair value of warrant derivative liability	1,096	(50)	86
Interest (expense) income, net	(3)	5	36

Loss before provision for income taxes	(5,302)	(6,920)	(32,385)

Provision for income taxes	–	–	–

Net loss	$(5,302)	$(6,920)	$(32,385)

Net loss per common share, basic and diluted	$(0.21)	$(0.32)

Weighted average shares outstanding	24,816,481	21,805,211

See accompanying notes to audited financial statements.

F-16

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Balance, November 21, 2003	–	$–	$–	$–	$–	$–

Sale of common stock to founders at $0.0001 per share in November, 2003	6,100,000	1	(1)	–	–	–

Contributed services	–	–	120	–	–	120

Net loss	–	–	–	–	(125)	(125)

Balance, December 31, 2003	6,100,000	1	119	–	(125)	(5)

Contributed services	–	–	193	–	–	193

Stock-based compensation	–	–	24	–	–	24

Net loss	–	–	–	–	(254)	(254)

Balance, December 31, 2004	6,100,000	1	336	–	(379)	(42)

Contributed services	–	–	48	–	–	48

Stock-based compensation	–	–	24	–	–	24

Net loss	–	–	–	–	(127)	(127)

Balance, December 31, 2005	6,100,000	1	408	–	(506)	(97)

Contributed services	–	–	144	–	–	144

Stock-based compensation	–	–	42	–	–	42

Net loss	–	–	–	–	(245)	(245)

Balance, December 31, 2006	6,100,000	1	594	–	(751)	(156)

Sale of common stock at $0.50 per share	1,300,000	–	650	–	–	650

Shares issued for services	735,000	–	367	–	–	367

Contributed services	–	–	220	–	–	220

Stock-based compensation	–	–	24	–	–	24

Exercise of options	900,000	–	3	–	–	3

Net loss	–	–	–	–	(691)	(691)

Balance, December 31, 2007	9,035,000	1	1,858	–	(1,442)	417

F-17

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Exercise of options	1,000,000	–	500	–	–	500

Sale of common stock and warrants at $1.00 per share	2,320,000	–	2,320	–	–	2,320

Cost of sale of common stock and warrants	–	–	(206)	–	–	(206)

Shares issued for accrued interest	31,718	–	16	–	–	16

Shares issued for services	100,000	–	50	–	–	50

Stock-based compensation	–	–	314	–	–	314

Contributed services	–	–	50	–	–	50

Beneficial conversion feature of convertible debt	–	–	20	–	–	20

Net loss	–	–	–	–	(3,326)	(3,326)

Balance, December 31, 2008	12,486,718	1	4,922	–	(4,768)	155

Cumulative effect of change in accounting principle	–	–	(444)	–	(290)	(734)

Warrants issued for extension of debt maturities	–	–	52	–	–	52

Stock-based compensation	–	–	1,531	–	–	1,531

Common stock issued for services	86,875	–	104	–	–	104

Sale of common stock and warrants at $1.50 per share	2,665,354	1	3,797	–	–	3,798

Common stock and warrants issued as payment of placement fees	53,334	–	–	–	–	–

Common stock and warrants issued upon conversion of note and accrued interest	174,165	–	174	–	–	174

Net loss	–	–	–	–	(5,134)	(5,134)

Balance, December 31, 2009	15,466,446	2	10,136	–	(10,192)	(54)

F-18

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Stock-based compensation	–	–	1,165	–	–	1,165

Sale of common stock and warrants at $1.65 per share	533,407	–	806	–	–	806

Sale of common stock and warrants at $2.00 per share	1,347,500	–	2,656	–	–	2,656

Common stock and warrants issued as payment of placement fees	43,632	–	–	–	–	–

Common stock issued as payment for patents and license	20,000	–	47	–	–	47

Common stock and warrants subscribed	–	–	–	612	–	612

Salaries paid with common stock	43,479	–	100	–	–	100

Exercise of options and warrants	150,001	–	125	–	–	125

Reclassification of derivative liability upon exercise of warrants	–	–	86	–	–	86

Net loss	–	–	–	–	(4,257)	(4,257)

Balance, December 31, 2010	17,604,465	2	15,121	612	(14,449)	1,286

Stock-based compensation	–	–	1,290	–	–	1,290

Sale of common stock and warrants at $1.80 per share	2,241,605	–	4,035	(612)	–	3,423

Sale of common stock and warrants at $1.65 per share	1,363,622	–	2,250	–	–	2,250

Common stock and warrants issued as payment of placement fees	61,498	–	–	–	–	–

Common stock and warrants issued as payment of accrued consulting fees	33,334	–	60	–	–	60

Common stock and warrants issued as payment of consulting fees	152,895	–	533	–	–	533

Cost of sales of common stock and warrants	–	–	(74)	–	–	(74)
Net loss	–	–	–	–	(5,714)	(5,714)

Balance, December 31, 2011	21,457,419	$2	$23,215	$–	$(20,163)	$3,054

F-19

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Stock-based compensation	–	–	513	–	–	513

Common stock and warrants issued as payment of consulting fees	–	–	674	–	–	674

Exercise of options and warrants	544,639	–	691	–	–	691

Reclassification of derivative liability upon exercise of warrants	–	–	608	–	–	608

Sale of common stock and warrants at $2.20 per share	296,366	–	652	–	–	652

Net loss	–	–	–	–	(6,920)	(6,920)

Balance, December 31, 2012	22,298,424	$2	$26,353	$–	$(27,083)	$(728)

Stock-based compensation	–	–	1,254	–	–	1,254

Exercise of warrants	863,392	–	404	–	–	404

Reclassification of derivative liability upon exercise of warrants	–	–	80	–	–	80

Sale of common stock and warrants at $1.773 per share	757,794	–	1,217	–	–	1,217

Sale of common stock and warrants at $1.50 per share	3,333,356	1	4,999	–	–	5,000

Issuance cost of sales of common stock and warrants	–	–	(665)	–	–	(665)

Net loss	–	–	–	–	(5,302)	(5,302)

Balance, December 31, 2013	27,252,966	$3	$33,642	$–	$(32,385)	$1,260

See accompanying notes to audited financial statements.

F-20

GENSPERA, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

			Cumulative Period from
			November 21, 2003,
	December 31,		(date of inception) to
	2013	2012	December 31, 2013
Cash flows from operating activities:
Net loss	$(5,302)	$(6,920)	$(32,385)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23	21	111
Stock-based compensation	1,254	513	7,335
Common stock issued for acquisition of license	–	–	29
Warrants issued for financing costs	–	–	468
Change in fair value of derivative liability	(1,096)	50	(86)
Contributed services	–	–	774
Amortization of debt discount	–	–	21
Increase in operating assets:
Prepaid expenses	(86)	(77)	(163)
Other assets	–	(3)	(3)
Increase in operating liabilities:
Accounts payable and accrued expenses	500	1,895	3,280
Cash used in operating activities	(4,707)	(4,521)	(20,619)

Cash flows from investing activities:
Acquisition of office equipment	(8)	(7)	(31)
Acquisition of intangibles	–	–	(194)
Cash used in investing activities	(8)	(7)	(225)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	6,217	652	23,844
Proceeds from exercise of warrants	405	691	1,221
Cost of common stock and warrants sold	(665)	–	(739)
Proceeds from convertible notes – stockholder	–	–	155
Repayments of convertible notes – stockholder	–	–	(50)
Cash provided by financing activities	5,957	1,343	24,431

Net increase (decrease) in cash	1,242	(3,185)	3,587
Cash, beginning of period	2,345	5,530	–
Cash, end of period	$3,587	$2,345	$3,587

See accompanying notes to audited financial statements.

F-21

GENSPERA, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

AND FOR THE PERIOD FROM NOVEMBER 21, 2003

(INCEPTION) TO DECEMBER 31, 2013

NOTE 1 – BACKGROUND

GenSpera, Inc. (“we”, “us”, “our company”, “our”, “GenSpera” or the “Company”) was formed under the laws of the State of Delaware in November 2003, and has its principal office in San Antonio, Texas. We are a development stage pharmaceutical company focused on the discovery and development of prodrug cancer therapeutics for the treatment of solid tumors, including prostate, liver, brain and other cancers.   We plan to develop a series of therapies based on our target-activated prodrug technology platform and further test them through Phase I/II clinical trials.

Our primary focus at the present time is the clinical development of our lead compound, G-202, a novel therapeutic agent with a unique mechanism of action. We have completed a Phase Ia/Ib dose escalation, safety, tolerability and dose refinement study of G-202, in which we treated a total of 44 patients (includes Phase Ia and Ib), including two patients with hepatocellular carcinoma (HCC), or liver cancer, who experienced prolonged stabilization of disease up to eleven months after initiation of treatment. We are also conducting a Phase II clinical trial of G-202 in patients with liver cancer. This trial is being conducted at multiple sites in the U.S. and requires seventeen evaluable patients for anticipated statistical analyses. As of February 24, 2014, sixteen patients have been treated, of which the majority of the patients treated are considered to be evaluable.

Note 2 – Management’s Plans to Continue as a Going Concern

Basis of Presentation

The opinion of our independent registered accounting firm on our financial statements contains explanatory going concern language. We have prepared our financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.

We have incurred losses since inception and have a deficit accumulated during the development stage of $32.4 million as of December 31, 2013. We anticipate incurring additional losses for the foreseeable future and until such time, if ever, that we can generate significant sales of our therapeutic product candidates currently in development or enter into cash flow positive business development transactions.

Development Stage Risks

We are a development stage entity. To date, we have generated no sales revenues, have incurred losses and expect to incur significant additional losses as we proceed with our Phase II clinical studies. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in research and development of novel pharmaceutical compounds.

Our cash and cash equivalents balance at December 31, 2013 was $3.6 million, representing 92% of total assets. Based upon our current expected level of operating expenditures, we expect to able to fund operations for the next nine to twelve months from our year end. We will require additional cash to fund and continue operations beyond that point. This period could be shortened if there are any unanticipated significant increases in planned spending on development programs or other unforeseen events. We need to raise additional funds through collaborative arrangements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that financing will be available to continue our operations or if available, on terms acceptable to us.

In the event financing is not obtained, the Company could pursue cost cutting measures as well as explore the sale or licensing of selected assets in order to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate development programs, these events could have a material adverse effect on our business, future prospects, results of operations and financial condition. These factors raise significant doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

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NOTE 3 – Summary of Critical Accounting Policies and Use of Estimates

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Significant estimates include the fair value of derivative instruments, stock-based compensation, recognition of clinical trial costs and other accrued liabilities. Actual results may differ from those estimates.

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

We incurred research and development expenses of $2.7 million, $2.9 million and $16.7 million for the years ended December 31, 2013 and 2012, and from November 21, 2003 (inception) through December 31, 2013, respectively.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed applicable government mandate insurance limits. We have not experienced any losses in our accounts.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may exceed applicable government mandated insurance limits. Cash and cash equivalents were $3.6 million and $2.3 million at December 31, 2013 and 2012, respectively.

We currently outsource all manufacturing of our clinical supplies to single source manufactures. We also have a single source supplier for the active ingredient in our prodrug compounds, including G-202. A change in these suppliers could cause a delay in manufacturing and/or clinical trials, which would adversely affect our Company.

Intangible Assets

Intangible assets consist of licensed technology, patents, and patent applications (see Note 5). The assets associated with licensed technology are recorded at cost and are being amortized on the straight line basis over their estimated useful lives of twelve to seventeen years.

Office Equipment

Office equipment is stated at cost less accumulated depreciation.  Depreciation is calculated on the straight line basis over the estimated useful lives of the assets of three to five years.  Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to expense. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its office equipment for impairment.

Depreciation expense was approximately $6,000 and $4,000 for the years ended December 31, 2013 and 2012, respectively.

Loss per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

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The following potentially dilutive securities have been excluded from the computations of weighted average shares outstanding as of December 31, 2013 and 2012, as they would be anti-dilutive:

	Year Ended December 31,
	2013	2012
Shares underlying options outstanding	6,050,623	4,674,628
Shares underlying warrants outstanding	10,216,597	8,513,984
Shares underlying convertible notes outstanding	261,519	252,698
	16,528,739	13,441,310

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Warrant derivative liability consists of certain of our warrants with anti-dilution provisions. The Company uses the Black-Scholes option-pricing model to value its warrant derivative liability which incorporate the Company’s stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Fair Value Measurements

The U.S. GAAP Valuation Hierarchy establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The Company previously had recorded a warrant derivative liability for warrants with anti-dilution provisions, which all the respective warrants were either exercised or expired as of December 31, 2013. The table below summarizes the fair values of our financial liabilities as of December 31, 2012 (in thousands):

	Fair Value at
	December 31,	Fair Value Measurement Using
	2012	Level 1	Level 2	Level 3

Warrant derivative liability	$1,176	$—	$—	$1,176

The reconciliation of the warrant derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):

	2013	2012
Balance at beginning of year	$1,176	$1,734
Loss (gain) on change in fair value of warrant liability	(1,096)	50
Reclassification to equity upon exercise of warrants	(80)	(608)
Balance at end of year	$—	$1,176

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible.

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Stock-Based Compensation

The Company measures the cost of employee services received in exchange for an equity award based on the grant-date fair value of the award. All grants under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Compensation expense for options granted to non-employees is determined in accordance with the standard as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for awards granted to non-employees is re-measured each period.

Determining the appropriate fair value of the stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based payment and stock price volatility.  The Company uses the Black-Scholes option-pricing model to value its stock option awards which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC, did not, or are not believed by management, to have a material impact on the Company's present or future financial statements.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands).

	Year Ended December 31,
	2013	2012
Non-cash financial activities:
Common stock options issued as payment of accrued compensation	$999	$674
Derivative liability reclassified to equity upon exercise of warrants	80	608

There was no cash paid for interest and income taxes for the years ended December 31, 2013 and 2012.

NOTE 5 – INTELLECTUAL PROPERTY

We solely own or have exclusive licenses to all of our patents and patent applications.  Between 2008 and 2011, we entered into license and assignment agreements with Johns Hopkins University (JHU), the University of Copenhagen (UC) and certain co-inventors (Assignee Co-Founders), in which we paid $212,000 in cash and common stock. As a result of these payments and pursuant to the agreements, we acquired worldwide, exclusive, fully paid up rights in know-how, pre-clinical data, development data and certain patent portfolios that relate to, and form the basis of, our technology. Under these agreements, we are not required to make any other future payments, including fees or other reimbursements, milestones, or royalties, to JHU, UC, or the Assignee Co-Founders.

Amortization expense recorded during the years ended December 31, 2013 and 2012 was approximately $17,000 for both years. Amortization expense is estimated to be approximately $17,000 for each one of the next five fiscal years.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2013	2012
Accrued compensation and benefits	$1,040	$958
Accrued research and development	82	100
Accrued other	128	234
Total accrued expenses	$1,250	$1,292

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NOTE 7 – CONVERTIBLE NOTES PAYABLE

We have issued convertible notes to our chief executive officer pursuant to which we borrowed an aggregate of $0.2 million, with $0.1 million principal balance outstanding at December 31, 2013. The notes bear an interest rate of 4.2% and matured at various dates through December 6, 2011. Accrued interest at December 31, 2013 and December 31, 2012 was approximately $26,000 and $21,000, respectively. As of December 31, 2013, our chief executive officer has not demanded the payment of the outstanding principal and accrued interest. Accordingly, we consider these amounts due on demand. The notes and accrued interest are convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.50 per share.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its corporate offices under an operating lease that expires on October 14, 2015.  Rent expense for office space amounted to approximately $55,000 and $26,000 for the years ended December 31, 2013 and 2012, respectively. The following table summarizes future minimum lease payments as of December 31, 2013 (in thousands):

2014	$56
2015	45
Thereafter	–
Total minimum lease payments	$101

Employment Agreements

We employ our Chief Executive Officer and Chief Operating Officer pursuant to written employment agreements. The employment agreements contain severance provisions and indemnification clauses.  The indemnification agreement provides for the indemnification and defense of the executive officers, in the event of litigation, to the fullest extent permitted by law. As part of the agreements, the executives potentially shall be entitled to the following (in thousands):

	Chief	Chief
	Executive	Operating
	Officer	Officer
Terminated without cause	$1,727	$909
Terminated, change of control without good reason	1,727	—
Terminated for cause, death, disability and by executive without good reason	363	309

Legal Matters

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka (“Mhaka”) in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In that complaint, GenSpera, as the licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Mhaka (a former doctoral student at Johns Hopkins University) should not be added to either the ‘354 patent or the ‘648 patent as an inventor.   On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent pursuant to 35 U.S.C. sec. 256. Between April 26, 2012 and October 1, 2012, the parties conducted fact discovery. Between October 1, 2012 and December 1, 2012, the parties conducted limited expert discovery. On November 1, 2012, Mhaka filed a separate complaint in the State Circuit Court for Baltimore County, Maryland, naming GenSpera as a defendant along with Dr. Samuel Denmeade and Dr. John Isaacs (the named inventors on the ‘354 patent and the ‘648 patent). In the complaint, Mhaka alleged that the defendants are liable under various state law tort theories for the same alleged conduct that formed the basis for her prior inventorship claim. In her prayer for relief, Mhaka sought unspecified damages from the defendants but did not seek to alter the inventorship or ownership of the ‘354 patent or ‘648 patent. On November 8, 2012, the defendants removed this second action to the United States District Court for the District of Maryland, and on November 16, 2012, the defendants moved to dismiss all claims in the complaint, asserting (among other things) that the claims were preempted by federal patent law.

On January 24, 2013, the Court heard GenSpera’s motion for summary judgment in the original case and the defendants’ motion to dismiss in the second case. On May 1, 2013, the Court granted GenSpera’s motion for summary judgment in the original case. In its order, the Court stated that it would proceed to issue a declaratory judgment establishing that Mhaka should not be added to the two patents at issue as an additional inventor pursuant to 35 U.S.C. § 256. Reserving any ruling on the issue of whether Mhaka’s state law tort claims are preempted by federal patent law, the Court denied defendants’ motion to dismiss Mhaka’s complaint and directed Mhaka to re-file her claims as counterclaims in the original action.  On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. Fact discovery was completed on December 13, 2013, and expert discovery is to be completed by February 28, 2014.  On January 2, 2014, Drs. Isaacs and Denmeade moved for summary judgment on the grounds that Mhaka’s claims are barred by the applicable statute of limitations, and GenSpera joined in the motion. The briefing on that motion is now complete.  Any remaining motions for summary judgment are to be filed by April 15, 2014. Further scheduling, as appropriate, is to be set after resolution of summary judgment motions.

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NOTE 9 – CAPITAL STOCK AND STOCKHOLDER’S EQUITY

Common Stock

During the year ended December 31, 2013, 325,670 warrants were exercised into an equivalent number of common shares for which we received proceeds of approximately $404,000, and one million warrants were exercised on a cashless basis into 537,722 common shares.

During the year ended December 31, 2012, 544,639 options and warrants were exercised into an equivalent number of common shares. We received proceeds of $691,000 from the exercise of the options and warrants, and 78,333 warrants were exercised on a cashless basis into 37,301 common shares.

Equity Financing

August 2013 Offering

In August of 2013, we sold an aggregate of $5,000,032, or 3,333,356 units, to accredited and institutional investors. The price per unit was $1.50, with each unit consisting of (i) one share of the Company’s common stock and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holder to purchase the Company’s common stock at a price per share of $1.75. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ prior notice to the Company.

In connection with the offering, we also paid commissions equal to 8% of gross proceeds, for an aggregate commission of $400,003, and a non-accountable expense allowance equal to 2% of the gross proceeds, or $100,001 to the placement agent. The placement agent also received common stock purchase warrants to purchase such number of shares equal to 8% of the shares sold in the offering to investors, or 266,668 placement agent warrants with substantially the same terms as the warrants. Additionally, the placement agent was also reimbursed for its legal and due diligence costs in an amount not greater than $35,000. The placement agent will also receive (i) a cash fee of 4% of gross proceeds received from the exercise of the warrants, and (ii) additional transaction fees equal to 8% of gross proceeds and 8% warrant coverage for any future investment by one of the investors in the Company for a period of 12 months following the closing of the offering.

In connection with the offering, investors received certain registration rights. Pursuant to the registration rights, the Company agreed to file a registration statement with the SEC within 45 days from the closing to register the resale of the common shares and common shares underlying the warrants. The Company also agreed to have the registration statement declared effective within 120 days from the filing date. The Company agreed to keep the registration statement continuously effective until the earlier to occur of (i) the date after which all of the securities to be registered thereunder have been sold, or (ii) the date on which all the securities to be registered thereunder may be sold without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act of 1933, as amended. We are also obligated to pay the investors, as partial liquidated damages, a fee of 1.5% of each investor’s subscription amount per month in cash or shares of the Company’s common stock, at the discretion of the Company, upon the occurrence of certain events, including our failure to file and / or failure to have the registration statement declared effective within the time provided. The Company has satisfied the filing deadline and effectiveness condition.

December 2012 Offering

In December of 2012 we commenced a unit offering of our securities.  Each unit consists of: (i) one share of common stock, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions, as defined. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ prior notice to the Company.

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In January 2013, we offered and sold an aggregate of 104,095 units in an additional closing resulting in gross proceeds of $0.2 million. The price per unit was $2.20. In connection with the December 2012 and January 2013 closings, we issued 96,443 additional units in March 2013 in order to adjust the price per unit from $2.20 to $1.773 to be consistent with the price per unit of our March 2013 closing as discussed below.

In March 2013, we offered and sold an additional 557,256 units in connection with an additional closing, resulting in gross proceeds of $1.0 million, at a price per unit of $1.773. In connection with this closing, we incurred placement agent fees and expenses in the amount of $37,000 in cash and issued warrants to purchase 18,410 shares at an exercise price per share of $3.00.

In connection with the offering, we agreed to enter into registration rights agreements with our investors. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering the shares of common stock included in the units as well as the shares underlying the warrants, within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We also agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment was to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

NOTE 10 – STOCK OPTIONS

Deferred Compensation Plan

In July of 2011, we adopted Executive Deferred Compensation Plan (the Deferred Plan). The Deferred Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the Code). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

GenSpera’s Compensation Plans

The Company’s 2007 Equity Compensation Plan (2007 Plan) and 2009 Executive Compensation Plan (2009 Plan) (together, the Plans) provide for the awarding of stock grants, nonqualified and incentive stock options, restricted stock units, performance units or other stock-based awards to officers, directors, employees and consultants of the Company. The purpose of the Plans is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. Our Plans are administered by a committee of non-employee directors (the Committee). The Committee determines: who shall be granted awards; the vesting periods; the exercise price; and any other terms deemed appropriate for any award.

As of December 31, 2013, our 2009 Plan authorized up to 6,000,000 shares of common stock to be reserved for issuance upon exercise of stock options or other stock-based awards, and the Company has awarded 2,996,972 stock options, and 3,003,028 shares of common stock were available for future grants under the 2009 Plan. All option awards granted under the 2009 Plan are fully vested.

Our 2007 Plan authorizes up to 6,000,000 shares of common stock to be reserved for the issuance upon exercise of stock options or other stock-based awards, subject to an annual award limitation of 1,500,000 shares. Under the 2007 Plan, vesting schedules for stock options vary, but generally vest for a period of not more than five years and at a rate of not less than 20% per year. The maximum term of an option granted under the 2007 Plan is ten years. As of December 31, 2013, the Company has awarded 3,363,651 stock options, and 2,776,349 shares of common stock were available for future grants under the 2007 Plan.

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Total stock-based compensation expense recognized for stock options issued using the straight-line method in the statement of losses for the year ended December 31, 2013 and 2012 is as follows (in thousands):

	2013	2012
Stock-based compensation expense for employees and non-employee directors	$1,140	$322
Equity awards for nonemployees issued for services	114	191
Total stock-based compensation expense	$1,254	$513

The following table summarizes stock option activity under the Plans:

			Weighted-
		Weighted-	average	Aggregate
		average	remaining	intrinsic
	Number of	exercise	contractual term	value (in
	shares	price	(in years)	thousands)
Outstanding at December 31, 2011	3,646,870	$1.60
Granted	1,097,758	$2.33
Exercised	(70,000)	$0.50
Forfeited	—	—

Outstanding at December 31, 2012	4,674,628	$1.79
Granted	1,515,995	$2.02
Exercised	–	$–
Forfeited	(140,000)	$2.80
Outstanding at December 31, 2013	6,050,623	$1.82	4.0	$272

Exercisable at December 31, 2013	5,952,726	$1.83	4.0	$269

As of December 31, 2013, there was $0.1 million of total unrecognized compensation cost related to non-vested stock options which vest over time.  That cost is expected to be recognized over a weighted-average period of 0.5 years. As of December 31, 2013, there was no unrecognized compensation expense related to performance-based, non-vested employee stock options.

During 2013 and 2012, the Company issued options to purchase 1,335,972 and 1,094,658 shares of common stock, respectively, to employees, and non-employee directors under the Plans.  The per share weighted-average fair value of the options granted to employees and non-employee directors during 2013 and 2012 was estimated at $0.84 and $0.99, respectively, on the date of grant.

During 2013 and 2012, the Company issued options to purchase 180,023 and 3,100 shares of common stock, respectively, to consultants under the Plan. The per-share weighted-average fair value of the options granted to consultants during 2013 and 2012 was estimated at $0.75 and $1.27, respectively, on the date of grant.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012
Volatility	58.8%	71.9%
Expected term (years)	3.7	2.8
Risk-free interest rate	0.6%	0.3%
Dividend yield	None	None

No options were exercised during the year ended December 31, 2013.  During the year ended December 31, 2012, 70,000 options were exercised into an equivalent number of common shares. We received proceeds of $35,000 from the exercise of the options.

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NOTE 11 – WARRANTS AND DERIVATIVE WARRANT LIABILITY

We account for common stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement.  Common stock warrants are accounted for as derivative liabilities if the stock warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock are at a lower price per share than the then-current warrant exercise price.  We classify derivative warrant liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the stock warrant. Transactions involving our equity-classified and liability-classified stock warrants are summarized as follows:

			Weighted-
		Weighted-	average	Aggregate
		average	remaining	intrinsic
	Number of	exercise	contractual term	value (in
	shares	price	(in years)	thousands)

Outstanding at December 31, 2011	8,715,289	$2.39
Granted	314,366	$2.97
Exercised	(515,671)	$1.52
Forfeited	—	—

Outstanding at December 31, 2012	8,513,984	$2.47
Granted	4,376,228	$1.97
Exercised	(1,325,670)	$1.06
Forfeited	(1,347,945)	$1.52
Outstanding at December 31, 2013	10,216,597	$2.56	2.9	$48.0

Exercisable at December 31, 2013	10,216,597	$2.56	2.9	$48.0

During the year ended December 31, 2013, 325,670 warrants were exercised into an equivalent number of common shares for which we received approximately $404,000 in proceeds, and 1,000,000 warrants were exercised on a cashless basis into 537,722 common shares. During the year ended December 31, 2012, 515,671 warrants were exercised into an equivalent number of common shares. We received proceeds of $0.7 million from the exercise of the options.

The following table summarizes outstanding warrants to purchase common stock as of December 31, 2013:

		Weighted
		Average
	Number of	Exercise
	shares	price	Expiration
Equity–classified warrants
Issued to consultants	1,128,759	$2.28	February 2014 through January 2018
Issued pursuant to 2009 financings	1,455,516	$3.00	February 2014 through September 2014
Issued pursuant to 2010 financings	1,022,943	$3.38	January 2015 through May 2015
Issued pursuant to 2011 financings	1,936,785	$3.24	January 2016 through April 2016
Issued pursuant to 2012 financings	296,366	$3.00	December 2017
Issued pursuant to 2013 financings	4,376,228	$1.97	December 2017 through August 2023
	10,216,597

Equity-classified Warrants

During 2013, the Company did not issue any warrants to consultants to purchase shares of common stock. During 2012, the Company issued warrants to consultants to purchase 18,000 at a weighted-average fair value of $1.31 per share on the date of grant. Total stock-based compensation expense recognized for warrants issued to consultants using the straight-line method in the statement of losses for the year ended December 31, 2013 and 2012 was $2,000 and $14,000, respectively.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the equity-classified warrants issued for services for the year ended December 31, 2012:

Volatility	60.3%
Expected term (years)	4.7
Risk-free interest rate	0.7%
Dividend yield	None

F-30

During the first three months of 2013, in connection with multiple closings of the December 2012 offering, the Company issued an aggregate of 776,204 common stock purchase warrants, including: 686,420 pursuant to closings in January 2013 and March 2013; 18,410 to the placement agent; and 71,374 additional warrants issued to investors that participated in the December 2012 closing. All warrants were issued with an exercise price of $ 3.00 per share. In connection with our August 2013 offering, the Company issued an aggregate of 3,600,024 common stock purchase warrants, including: 3,333,356 issued to investors, and 266,668 to the placement agents. All warrants were issued with an exercise price of $ 1.75 per share. During the first three months of 2013, in connection with multiple closings of the December 2012 offering, the Company issued an aggregate of 776,204 common stock purchase warrants, including: 686,420 pursuant to closings in January 2013 and March 2013; 18,410 to the placement agent; and 71,374 additional warrants issued to investors that participated in the December 2012 closing. All warrants were issued with an exercise price of $ 3.00 per share. In connection with our August 2013 offering, the Company issued an aggregate of 3,600,024 common stock purchase warrants, including: 3,333,356 issued to investors, and 266,668 to the placement agents. All warrants were issued with an exercise price of $ 1.75 per share.

Liability-classified Warrants

The Company has assessed its outstanding equity-linked financial instruments and has concluded that certain of its common stock purchase warrants are subject to derivative accounting, as a result of certain anti-dilution provisions contained in the warrants. The fair value of these warrants was classified as a liability in the financial statements with the change in fair value during the periods presented recorded in the statement of operations. At December 31, 2013, all outstanding liability-classified warrants were either exercised or had expired.

The following table summarizes the calculated aggregate fair values for the warrant derivative liability using the Black-Scholes method based on the following assumptions (in thousands):

Fair value as of
December 31,
2012

Calculated aggregate value	$1,176
Exercise price per share of warrant	$1.50
Closing price per share of common stock	$2.20
Volatility	54.0%
Expected term (years)	0.5
Risk-free interest rate	0.11%
Dividend yield	0%

We have recorded a gain of $1.1 million and a loss of $1.0 million during the year ended December 31, 2013 and 2012, respectively, related to the change in fair value of the warrant derivative liability during that period, and for the expiration of such warrants during the year. In addition, we reclassified approximately $80,000 and $608,000 of the derivative liability as a result of approximately 242,000 and 437,000 warrants being exercised in 2013 and 2012, respectively.

NOTE 12 – INCOME TAXES

The Company had, subject to limitation, $22.0 million of net operating loss carryforwards at December 31, 2013, which will expire at various dates beginning in 2013 through 2024. In addition, the Company has research and development tax credits of approximately $398,000 at December 31, 2013 available to offset future taxable income, which will expire from 2028 through 2034. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover and our tax credits due to our lack of earnings history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by $1.7 and $1.8 million for the years ended December 31, 2013 and 2012, respectively.

Significant components of deferred tax assets and liabilities are as follows (in thousands):

	2013	2012
Deferred tax assets:
Net operating loss carryover	$7,497	$5,793
Stock-based compensation	2,888	2,474
Other	19	339
Tax credits	398	374
Total deferred tax assets	10,802	8,980
Less: valuation allowance	(10,802)	(8,980)
Net deferred tax assets	$–	$–

F-31

The actual tax benefit differs from the expected tax benefit for the years ended December 31, 2013 and 2012 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) are as follows:

	2013	2012
Statutory federal income tax rate	-34.0%	-34.0%
Non-deductible items	0.1%	0.0%
Adjustment for R&D Credit	-0.4%	-0.8%
Valuation allowance	34.4%	34.8%
Effective income tax rate	–%	–%

The Company’s tax returns for the previous three years remain open for audit by the respective tax jurisdictions.

NOTE 13 – SUBSEQUENT EVENTS

In January 2014, we issued options to purchase an aggregate of 1,948,902 shares of common stock to executive management in connection with their annual bonus and 2013 long term incentive plan. The options have a term of seven years, an exercise price of between $1.29 and $1.42, and are fully vested on the grant date. The Company recorded $962,000 in stock-based compensation expense related to these option grants, which was included in accrued expenses as of December 31, 2013.

In February 2014, we entered into an agreement for method development by a contract manufacturer and issued an aggregate of 91,334 shares of common stock, valued at approximately $127,000, as compensation.

In February 2014, we entered into an agreement to grant an aggregate of 47,800 shares of common stock to a consultant, which shares vest at the rate of 7,800 shares upon execution of the agreement and 10,000 shares per month for four months, the term of the agreement. These shares will be granted for business advisory services to be provided to the Company. In addition, the consultant was issued a warrant to purchase 96,000 shares of common stock at a strike price of $3.00 per share, which shares vest at the rate of 16,000 shares upon execution of the agreement and 20,000 shares per month for four months. The warrant issued is substantially similar to the warrants issued in conjunction with our financing completed in March 2013.

F-32

Up to 10,409,905 shares of Common Stock

issuable upon the exercise of

2,081,983 Series A Common Stock Purchase Warrants,

4,163,961 Series B Common Stock Purchase Warrants, and

4,163,961 Series C Common Stock Purchase Warrants

PROSPECTUS

, 2015

F-33

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than placement agent fees. All expenses incurred will be paid by the Company.  All of the amounts shown are estimates other than the Securities and Exchange Commission, or SEC, registration fees, and the FINRA filing fee.

To be Paid by the Registrant
SEC registration fees	$1,725
FINRA filing fee	$2,508
Legal fees and expenses	$100,000
Accounting fees and expenses	$30,000
Transfer agent’s fees	$1,000
Miscellaneous fees and expenses	$5,000
Total	$140,233

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, or DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director (i) breached his duty of loyalty, (ii) failed to act in good faith, (iii) engaged in intentional misconduct or knowingly violated a law, (iv) authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or (v) obtained an improper personal benefit.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit .

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our bylaws provide that we shall, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

II-1

Our bylaws also provide that we may enter into one or more agreements with any director, officer, employee or agent of ours, or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, that provides for indemnification rights equivalent to or, if our board of directors so determines, greater than, those provided for in such bylaws. As a general policy, we enter into indemnification agreements with our officers and directors.

We maintain a liability insurance policy for our directors and officers, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold during the preceding three years including the dates and amounts of securities sold, the persons or class of persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.  The descriptions contained below are a summary and qualified by the agreements, if applicable, included as Exhibits to this Registration Statement. The following securities were issued in private offerings pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act and the rules promulgated thereunder:

•	On June 1, 2012, we issued Cameron Associates, Inc., a warrant to purchase 18,000 shares of common stock as partial compensation for investor relations services. The warrant vests, in an amount equal to 1,500, on the last day of each calendar month commencing on the issuance date, provided the consultant is providing us services on each such vesting date. The warrant has a term of five years, is exercisable for cash and has an exercise price of $2.55 which is subject to adjustment in the event of a stock dividend or split.

•	In December of 2012 we commenced a unit offering of our securities. Each unit consists of: (i) one (1) share of common stock, par value $0.0001, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions, as defined. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ prior notice to the Company. In connection with the offering, we agreed to enter into registration rights agreement with our investors. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering the shares of common stock included in the units as well as the shares underlying the warrants, within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment is to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

In January 2013, we offered and sold an aggregate of 104,095 units in an additional closing of our December offering resulting in gross proceeds of $0.2 million. The price per unit was $2.20. In connection with the December 2012 and January 2013 closings of our December offering, we issued 96,443 additional units in March 2013 in order to adjust the price per unit from $2.20 to $1.773 to be consistent with the price per unit of our March 2013 closing.

In March 2013, we offered and sold an additional 557,256 units in connection with another closing of our December offering. This closing resulted in gross proceeds of $1.0 million. The price per unit was $1.773. In connection with this closing, we incurred placement agent fees and expenses in the amount of $37,000 in cash and issued warrants to purchase 18,410 shares at an exercise price per share of $3.00.

•	Between August 14 and August 16, 2013, we sold an aggregate of $5,000,032, or 3,333,356 units, to the accredited and institutional investors. The price per unit is $1.50, with each unit consisting of (i) one share of the Company’s common stock and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the investors to purchase the Company’s common stock at a price per share of $1.75. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. In connection with the offering, we entered into registration rights agreements with the investors obligating us to register the shares and shares underlying the warrants issued in connection with the units. T.R. Winston & Company acted as placement agents for the Offering. The Placement Agent received a commission equal to 8% of gross proceeds, for an aggregate commission of $400,002.56, and a non-accountable expense allowance equal to 2% of the gross proceeds, or $100,000.64. The placement agent also received common stock purchase warrants to purchase such number of shares equal to 8% of the shares sold in the offering to investors, or 266,668 placement agent warrants with substantially the same terms as the warrants. Additionally, the placement agent was also reimbursed for its legal and due diligence costs in an amount not to exceed $35,000. The placement agent will also receive (i) a cash fee of 4% of gross proceeds received from the exercise of the warrants, and (ii) additional transaction fees equal to 8% of gross proceeds and 8% warrant coverage for any future investment by one of the Investors in the Company for a period of 12 months following the closing of the offering.

II-2

•	In February 2014, we entered into an agreement for method development by a contract manufacturer and issued an aggregate of 91,334 shares of common stock as compensation.

•	In February 2014, we entered into an agreement to grant an aggregate of 47,800 shares of common stock to a consultant, which shares vest at the rate of 7,800 shares upon execution of the agreement and 10,000 shares per month for four months, the term of the agreement. These shares will be granted for business advisory services to be provided to the Company. In addition, the consultant was issued a warrant to purchase 96,000 shares of common stock at a strike price of $3.00 per share, which shares vest at the rate of 16,000 shares upon execution of the agreement and 20,000 shares per month for four months. The warrant issued is substantially similar to the warrants issued in conjunction with our financing completed in March 2013.

•	In June 2014, we offered and sold 966,250 units, in a private placement to certain accredited investors with whom we had a prior relationship or who were shareholders. Each unit consists of: (i) one (1) share of common stock, and (ii) one-half of one Series D common stock purchase warrant. The price was $0.80 per unit, and resulted in gross proceeds of approximately $0.8 million. The warrants have a term of five years and entitle the holder to purchase our common stock at a price of $1.15 per share. As part of the transaction, the investors agreed to a contractual six month lockup restricting their ability to sell or transfer the securities. Additionally, in the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions.

•	In August 2014, we issued an aggregate of 25,000 units to consultants as payment for $20,000 of business and advisory services. Each unit consists of one share of our common stock, and one-half of one Series D common stock purchase warrant. The units are substantially similar to the units issued in our June 2014 private placement disclosed above.

•	In August 2014, we issued a total of 189,364 common shares as partial compensation for investor and media relations services. The services associated with the shares were valued at $168,000 in total. Of the shares issued, 120,000 are subject to monthly vesting over the next 12 months.

•	In August 2014, we issued warrants to purchase an aggregate of 139,500 shares of common stock as compensation for business and advisory services. We valued the services at approximately $45,914. The warrants have an exercise price of $1.15 per share, a term of five years and provide for cashless exercise if the shares underlying the warrants are not registered.

•	In October 2014, we issued a total of 20,000 common shares as partial compensation for business advisory services. The services associated with the shares were valued at approximately $15,000 in total.

•	In December 2014, we issued a total of 424,522 common shares to Phyton Biotech GmbH as partial compensation for services related to the development of a cell line derived from Thapsia garganica. The services were valued at $280,000.

Item 16. Exhibits.

See Exhibit Index beginning on page II-6 of this registration statement. The exhibits filed with this registration statement are set forth are incorporated by reference in their entirety into this item.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

II-3

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on January 13, 2015.

GENSPERA, INC.

By	/S/ Craig Dionne
Craig Dionne, PhD
Chief Executive Officer, Chief Financial Officer, President and Chairman

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CRAIG DIONNE	Chief Executive Officer, President and Chairman	January 13, 2015
Craig Dionne, PhD	(Principal Executive Officer)

/S/ CRAIG DIONNE	Chief Financial Officer	January 13, 2015
Craig Dionne, PhD	(Principal Financial and Accounting Officer)

*	Director	January 13, 2015
Bo Jesper Hansen, MD PhD

*	Director	January 13, 2015
Scott Ogilvie

*	Director	January 13, 2015
Peter E. Grebow, PhD

* By: /s/ Craig Dionne
Craig Dionne, PhD.
Attorney-in-Fact

II-5

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No.	Description	Filed/Furnished Herewith	Form	Exhibit No.	File No.	Filing Date

3.01	Amended and Restated Certificate of Incorporation dated September 4, 2013		8-K	3.01	333-153829	9/6/13

3.02	Amended and Restated Bylaws		8-K	3.02	333-153829	1/11/10

4.01	Specimen of Common Stock certificate		S-1	4.01	333-153829	10/03/08

4.02**	Amended and Restated GenSpera 2007 Equity Compensation Plan amended January 2010		8-K	4.01	333-153829	1/11/10

4.03**	GenSpera Form of 2007 Equity Compensation Plan Grant and 2009 Executive Compensation Plan Grant		8-K	4.02	333-153829	9/09/09

4.04	Form of 4.0% convertible note issued to shareholder		S-1	4.05	333-153829	10/03/08

4.05	Form of Warrant - July and August 2008 private placements		S-1	4.10	333-153829	10/03/08

4.06	Form of 4.0% convertible debenture modification between GenSpera, Inc. and shareholder		8-K	10.02	333-153829	2/20/09

4.07	Form of Common Stock Purchase Warrant issued February 2009 to TR Winston & Company, LLC		8-K	10.05	333-153829	2/20/09

4.08	Form of Common Stock Purchase Warrant issued February 2009 to Craig Dionne		8-K	10.06	333-153829	2/20/09

4.09	Form of Common Stock Purchase Warrant issued February 2009		8-K	10.02	333-153829	2/20/09

4.10	Form of Common Stock Purchase Warrant issued June 2009		8-K	10.03	333-153829	7/06/09

4.11**	Amended and Restated 2009 Executive		10-K	4.11	333-153829	3/29/13
	Compensation Plan amended on March 25, 2013

4.12	Form of Common Stock Purchase Warrant issued September 2009		8-K	10.02	333-153829	9/09/09

4.13	Form of Securities Purchase Agreement - Jan - Mar 2010 offering		10-K	4.27	333-153829	3/31/10

4.14	Form of Common Stock Purchase Warrant issued Jan - Mar 2010		10-K	4.28	333-153829	3/31/10

4.15	Form of Consultant Warrants issued in May 2010		10-Q	4.29	333-153829	5/14/10

4.16	Form of Securities Purchase Agreement - May 2010		8-K	10.01	333-153829	5/25/10

4.17	Form of Common Stock Purchase Warrant - May 18, 2010 offering, and June 2010 Consultant Warrants		8-K	10.02	333-153829	5/25/10

4.18**	Form of 2007 Equity Compensation Plan Restricted Stock Grant and 2009 Executive Compensation Plan Restricted Stock Grant		S-8	4.03	333-171783	1/20/11

II-6

4.19	Form of Securities Purchase Agreement - January and February of 2011		8-K	10.01	333-153829	1/27/11

4.20	Form of Common Stock Purchase Warrant dated January and February of 2011		8-K	10.02	333-153829	1/27/11

4.21**	Form of 2007 Equity Compensation Plan Restricted Stock Unit Agreement and 2009 Executive Compensation Plan Restricted Stock Unit Agreement		10-K	4.22	333-153829	3/30/11

4.22	Form of Securities Purchase Agreement dated April 2011		8-K	10.01	333-153829	5/03/11

4.23	Form of Common Stock Purchase Warrant dated April 2011		8-K	10.02	333-153829	5/03/11

4.24**	Form of Executive Deferred Compensation Plan		8-K	99.01	333-153829	7/08/11

4.25	Form of Common Stock Purchase Warrant issued to consultants in December of 2011		10-K	4.26	333-153829	3/06/12

4.26	Form of Common Stock Purchase Warrant issued to LifeTech on January 12, 2012		10-K	4.27	333-153829	3/06/12

4.27	Form of Securities Purchase Agreement for December 2012 through March 2013 Offering		8-K	10.01	333-153829	3/28/13

4.28	Form of Common Stock Purchase Warrant for December 2012 through March 2013 Offering		8-K	4.01	333-153829	3/28/13

4.29	Form of Registration Rights Agreement for December 2012 through March 2013 Offering		8-K	10.02	333-153829	3/28/13

4.30	Form of Subscription Agreement or August 2013 Offering		8-K	10.01	333-153829	8/16/13

4.31	Form of Securities Purchase Agreement for August 2013 Offering		8-K	10.02	333-153829	8/16/13

4.32	Form of Registrants Rights Agreement for August 2013 Offering		8-K	10.03	333-153829	8/16/13

4.33	Form of Warrant from August 2013 Offering		8-K	10.04	333-153829	8/16/13

4.34	Form of Series A, B and C Common Stock Purchase Warrant for May 2014 Registered Offering		S-1/A	4.34	333-194687	5/22/14

4.35	Form of Securities Purchase Agreement for May 2014 Registered Offering		S-1/A	10.12	333-194687	5/22/14

4.36	Form of Series D Common Stock Purchase Warrant for June 2014 Private Placement		10-Q	4.36	333-153829	8/8/14

4.37	Form of Securities Purchase Agreement for June 2014 Private Placement		10-Q	4.37	333-153829	8/8/14

4.38	Form of Consultant Common Stock Purchase Warrant issued February and August 2014		10-Q	4.38	333-153829	8/8/14

5.01	Opinion of Silvestre Law Group, P.C.	*

10.01	Exclusive Supply Agreement between GenSpera and Thapsibiza dated April 2012		10-K	10.01	333-153829	3/29/13

II-7

10.02**	Craig Dionne Employment Agreement		8-K	10.04	333-153829	9/09/09

10.03**	Amendment dated May 14, 2010 to the Employment Agreement of Craig Dionne		10-Q	10.03	333-153829	8/13/10

10.04**	Craig Dionne Severance Agreement		8-K	10.05	333-153829	9/09/09

10.05**	Craig Dionne Proprietary Information, Inventions And Competition Agreement		8-K	10.06	333-153829	9/09/09

10.06**	Form of Indemnification Agreement		8-K	10.07	333-153829	9/09/09

10.07**	Russell Richerson Employment Agreement		8-K	10.08	333-153829	9/09/09

10.08**	Amendment dated May 14, 2010 to the Employment Agreement of Russell Richerson		10-Q	10.08	333-153829	8/13/10

10.09**	Russell Richerson Proprietary Information, Inventions And Competition Agreement		8-K	10.09	333-153829	9/09/09

10.10**	Independent Director Agreement		8-K	10.01	333-153892	06/1/12

10.11	Engagement Letter with H.C. Wainwright for May 2014 Registered Offering		S-1/A	10.11	333-194687	5/22/14

23.01	Consent of Liggett, Vogt & Webb, P.A.	*

23.02	Consent of RBSM, LLP	*

23.03	Consent of Silvestre Law Group, P.C. (contained in opinion filed as Exhibit 5.01 to this registration statement)	*

24.01	Power of Attorney (contained on signature page to original registration statement)		S-1/A		333-194687	5/22/14

101.INS	XBRL Instance Document	***

101.SCH	XBRL Taxonomy Extension Schema	***

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	***

101.DEF	XBRL Taxonomy Extension Definition Linkbase	***

101.LAB	XBRL Taxonomy Extension Label Linkbase	***

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	***

*	Filed Herein
**	Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.
***	Furnished herein

II-8